As filed with the Securities and Exchange Commission on May 28, 2021

Registration No. 333-256040

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Peoples Bancorp Inc.

(Exact name of Registrant as specified in its charter)

Ohio	6021	31-0987416
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

138 Putnam Street, Marietta, Ohio 45750

(740) 373-3155

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

M. Ryan Kirkham, Esq.

Executive Vice President, General Counsel

Peoples Bancorp Inc.

138 Putnam Street, Marietta, Ohio 45750

(740) 376-7574

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christian Gonzalez, Esq. Dinsmore & Shohl LLP 199 W. Nationwide Blvd., Suite 300 Columbus, Ohio 43215 Phone: (614) 628-6921	Charles D. Dunbar, Esq. Elizabeth Osenton Lord, Esq. Jackson Kelly PLLC 500 Lee Street, Suite 1600 Charleston, West Virginia 25301 Phone: (304) 340-1196

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an “x” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

ExchangeAct Rule 13e-4(i)(Cross-Border Tender Offer)	☐
ExchangeAct Rule 14d-1(d)(Cross-Border Third Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)(4)
Common Shares, no par value	9,000,000	N/A	$282,861,497.00	$30,860.19

(1)

Represents an estimate of the maximum number of shares of common shares, no par value per share, of Peoples Bancorp Inc. based upon an estimate of (x) the maximum number of shares of common stock, no par value, of Premier Financial Bancorp, Inc. outstanding as of May 7, 2021 or issuable or expected to be exchanged in connection with the merger of Premier Financial Bancorp, Inc. with and into Peoples Bancorp Inc., collectively equal to 14,755,425, multiplied by (y) the exchange ratio of 0.58 shares of Peoples Bancorp common shares for each share of Premier Financial Bancorp, Inc. common stock.

(2)

Pursuant to Rule 457(c) and (f)(3) under the Securities Act, and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated as (A) the product of (i) $19.17, the average of the high and low prices per share of Premier Financial Bancorp, Inc. common stock as reported on the Nasdaq Global Select Market® on May 7, 2021, the latest practicable date prior to the date of filing of this registration statement, and (ii) 14,755,425, the estimated maximum number of shares of common stock of Premier Financial Bancorp, Inc. that may be exchanged in the merger.

(3)

Calculated pursuant to Rule 457 under the Securities Act to be $30,860.19, which is equal to 0.0001091 multiplied by the proposed maximum aggregate offering price of shares of Peoples Bancorp Inc. common stock of $282,861,497.00.

(4)

Amount previously paid in connection with Peoples Bancorp Inc. filing of Registration Statement on Form S-4 (No. 333-256040), which was filed with the Securities and Exchange Commission on May 12, 2021.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS

DATED MAY 28, 2021, SUBJECT TO COMPLETION

Proxy Statement and Prospectus of Peoples Bancorp Inc.	Proxy Statement of Premier Financial Bancorp, Inc.

To the Shareholders of Peoples Bancorp Inc. and Premier Financial Bancorp, Inc.

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Peoples Bancorp Inc. (“Peoples”) and Premier Financial Bancorp, Inc. (“Premier Financial”), have entered into an Agreement and Plan of Merger dated as of March 26, 2021 (the “Merger Agreement”), which provides for the merger of Premier Financial with and into Peoples, with Peoples being the surviving entity (the “Merger”). Consummation of the Merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the shareholders of Peoples and Premier Financial and the approval of the Merger by various regulatory agencies.

The proposed Merger will bring together two customer-focused organizations with deep commitments to the communities they serve, and will be a great benefit to all stakeholders and will drive significant opportunities to further propel Peoples towards its vision of becoming the “Best Community Bank in America.” Both Peoples and Premier Financial share a community banking philosophy that is focused on customers and is built upon providing exceptional advice and service to its customers. Overall, the Merger will benefit Premier Financial’s customers by providing them access to a broader array of products and services, such as Peoples trust/wealth management and insurance segments.

Under the terms of the Merger Agreement, shareholders of Premier Financial will be entitled to receive from Peoples, after the Merger is completed, merger consideration payable in the form of Peoples common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, each Premier Financial common stock will be converted into the right to receive 0.58 Peoples common shares. Holders of Peoples common shares will continue to own their existing shares of Peoples common shares. Peoples common shares are traded on the Nasdaq Global Select Market® under the symbol “PEBO.” On March 26, 2021, the date of execution of the Merger Agreement, the closing price of Peoples common shares was $33.86 per share. On May 7, 2021, the closing price of Peoples common shares was $33.81 per share. Premier Financial common stock is traded on the Nasdaq Global Select Market® under the symbol “PFBI.” On March 26, 2021, the date of execution of the Merger Agreement, the closing price of Premier Financial common stock was $17.94 per share. On May 7, 2021, the closing price of Premier Financial common stock was $19.19 per share. The value of the Peoples common shares at the time of completion of the Merger could be greater than, less than or the same as the value of Peoples common shares on the date of this joint proxy statement/prospectus. We urge you to obtain current market quotations of Peoples common shares and Premier Financial common stock.

Peoples will not issue any fractional shares of common shares in connection with the Merger. Instead, each holder of Premier Financial common stock who would otherwise be entitled to receive a fraction of Peoples common shares (after taking into account all shares of Premier Financial common stock owned by such holder at the effective time of the Merger) will receive cash (rounded to the nearest cent), without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled to multiplied by the daily volume-weighted average closing sale price of Peoples common shares on the Nasdaq Global Select Market® for the 5 consecutive full trading days immediately preceding the effective date of the Merger.

Peoples and Premier Financial will each hold a special meeting of its shareholders to vote on the adoption and approval of the Merger Agreement. The special meeting of Peoples shareholders will be held only by virtual means at 10:00 a.m., Eastern Daylight Savings Time, on July 22, 2021, via live webcast at www.proxydocs.com/pebo. Shareholders will not be able to attend the special meeting in person but may participate by joining the live webcast. The special meeting of Premier Financial shareholders will be held at 10:30 a.m, Eastern Daylight Savings Time, on July 1, 2021, at the Double Tree by Hilton Hotel located at 1001 3rd Avenue, Huntington, West Virginia 25701.

At each special meeting, shareholders will be asked to approve and adopt the Merger Agreement, and the transactions contemplated thereby, including the Merger. Shareholders will also be asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger.

This document is a joint proxy statement/prospectus of both Peoples and Premier Financial, that each is using to solicit proxies for use at their respective special meetings of shareholders to vote on the Merger. It is also a prospectus relating to Peoples’ offer and sale of its common shares in connection with the Merger. This joint proxy statement/prospectus describes the Peoples special meeting, the Premier Financial special meeting, the Merger proposal, and other related matters.

The boards of directors of Peoples and Premier Financial each approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommend that shareholders vote “FOR” each of the proposals to be considered at the respective meetings.

You are encouraged to read this document, including the materials incorporated by reference into this document, carefully. In particular, you should read the “RISK FACTORS” section beginning on page 35 for a discussion of the risks related to the Merger and owning Peoples common shares after the Merger.

Whether or not you plan to attend your company’s special meeting, your board urges you to vote by either completing, signing and returning the enclosed proxy card in the enclosed postage-paid envelope, or submitting your proxy by telephone or over the internet.

Not voting by proxy or at the special meeting will have the same effect as voting against the adoption and approval of the Merger Agreement. Your board urges you to read carefully this joint proxy statement/prospectus, which contains a detailed description of your company’s special meeting, the Merger proposal, Peoples common shares to be issued in the Merger and other related matters.

Sincerely,	Sincerely,

Charles W. Sulerzyski President & Chief Executive Officer Peoples Bancorp Inc.	Robert W. Walker President & Chief Executive Officer Premier Financial Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of Peoples common shares to be issued in the Merger or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger described in this joint proxy statement/prospectus are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.

This joint proxy statement/prospectus is dated May 28, 2021, and it is first being mailed to

Premier Financial shareholders on or about June 1, 2021, and to Peoples shareholders on or about June 4, 2021.

Notice of Special Meeting of Shareholders

To be held at 10:30 a.m., Eastern Daylight Savings Time, on July 1, 2021, at

the Double Tree by Hilton Hotel located at 1001 3rd Avenue, Huntington, West Virginia 25701

To the Shareholders of Premier Financial Bancorp, Inc.:

Notice is hereby given that a special meeting of the shareholders of Premier Financial Bancorp, Inc. (“Premier Financial”) will be held at 10:30 a.m., Eastern Daylight Savings Time, on July 1, 2021, at the Double Tree by Hilton Hotel located at 1001 3rd Avenue, Huntington, West Virginia 25701, for the purpose of considering and voting on the following matters:

1.	A proposal to adopt and approve the Agreement and Plan of Merger dated as of March 26, 2021, by and between Peoples Bancorp Inc. and Premier Financial Bancorp, Inc.;

2.	A proposal to approve, on an advisory basis, specified compensation that may be payable to the named executive officers of Premier Financial in connection with the Merger; and

3.

A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger.

Holders of record of Premier Financial common stock at the close of business on May 27, 2021, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of at least a majority of Premier Financial’s shares is required to adopt and approve the Agreement and Plan of Merger.

A joint proxy statement/prospectus and proxy card for the special meeting are enclosed. A copy of the Agreement and Plan of Merger is attached as Annex A to the joint proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of Premier Financial common stock you own. Please vote as soon as possible to make sure that your shares of common stock are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your shares of Premier Financial common stock are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card or submitting your proxy by telephone or over the internet. If your shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), please follow the voting instructions provided by your broker, bank or nominee.

The Premier Financial board of directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger, (2) “FOR” the approval of the specified compensation, and (3) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

Robert W. Walker
President & Chief Executive Officer
June 1, 2021	Premier Financial Bancorp, Inc.

Notice of Special Meeting of Shareholders

To be held at 10:00 a.m., Eastern Daylight Savings Time, on July 22, 2021,

Via Live Webcast at www.proxydocs.com/pebo

To the Shareholders of Peoples Bancorp Inc.:

Notice is hereby given that a special meeting of the shareholders of Peoples Bancorp Inc. (“Peoples”) will be held at 10:00 a.m., Eastern Daylight Savings Time, on July 22, 2021, via live webcast at www.proxydocs.com/pebo, for the purpose of considering and voting on the following matters:

1.

A proposal to adopt and approve the Agreement and Plan of Merger dated as of March 26, 2021, by and between Peoples and Premier Financial Bancorp, Inc., and the transactions contemplated thereby, including but not limited to the issuance of Peoples common shares;

2.

A proposal to approve an amendment to Peoples’ amended articles of incorporation to increase the number of authorized shares of Peoples common shares from 24,000,000 shares to 50,000,000 shares (such amendment, the “Peoples articles amendment” and such proposal, the “Peoples authorized share count proposal”), a copy of which is attached as Annex E to the accompanying joint proxy statement/prospectus;

3.

A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger; and

4.

Any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of Peoples is unaware of any other business to be transacted at the special meeting.

Holders of record of Peoples common shares at the close of business on May 28, 2021, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of at least a majority of Peoples’ shares is required to adopt and approve the Agreement and Plan of Merger.

A joint proxy statement/prospectus and proxy card for the special meeting are enclosed. A copy of the Agreement and Plan of Merger is attached as Annex A to the joint proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of Peoples common shares you own. Please vote as soon as possible to make sure that your shares of common shares are represented at the special meeting. If you are a holder of record, you may cast your vote at the special meeting or, to ensure that your shares of Peoples common shares are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card by mail, or submitting your proxy by telephone or over the internet. If your shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), please follow the voting instructions provided by your broker, bank or nominee.

The transactions contemplated by the Merger Agreement will be consummated only if the Peoples authorized share count proposal is approved at Peoples’ special meeting. The Peoples authorized share count proposal and the adjournment proposal are not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

The Peoples board of directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger, (2) “FOR” the Peoples authorized share count proposal and (3) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

Charles W. Sulerzyski
President & Chief Executive Officer
June 4, 2021	Peoples Bancorp Inc.

WHERE YOU CAN FIND MORE INFORMATION

Peoples Bancorp Inc. (“Peoples”) and Premier Financial Bancorp, Inc. (“Premier Financial”) are publicly traded companies that file annual, quarterly and other reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). Our public filings are available to the public from the SEC’s website at www.sec.gov. You may request a copy of our filings with the SEC (excluding exhibits) at no cost by contacting us at the address and/or telephone number below. Certain information filed by Peoples with the SEC is also available, without charge, through Peoples’ website at www.peoplesbancorp.com under the “Investor Relations” section.

Peoples has filed with the SEC a registration statement on Form S-4 to register its common shares to be issued to Premier Financial shareholders as the merger consideration. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and request a copy of the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This joint proxy statement/prospectus incorporates by reference important business and financial information about Peoples and Premier Financial from documents filed with or furnished to the SEC, that are not included in or delivered with this joint proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 108. These documents are available, without charge, to you upon written or oral request at the applicable company’s address and telephone number listed below:

Peoples Bancorp Inc. 138 Putnam Street P.O. Box 738 Marietta, Ohio 45750 Attention: Investor Relations (740) 373-3155	Premier Financial Bancorp, Inc. 2883 Fifth Avenue Huntington, West Virginia 25702 Attention: Brien M. Chase (304) 525-1600

To obtain timely delivery of these documents, you must request the information no later than July 15, 2021 in order to receive them before the Peoples special meeting and no later than June 24, 2021 in order to receive them before the Premier Financial special meeting.

Peoples’ common shares are traded on the Nasdaq Global Select Market® under the symbol “PEBO.” Premier Financial’s common shares are traded on the Nasdaq Global Select Market® under the symbol “PFBI.”

Neither Peoples nor Premier Financial has authorized anyone to provide you with any information other than the information included in this document and documents which are incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this document and the documents incorporated by reference are accurate only as of their respective dates. Each of Peoples’ and Premier Financial’s business, financial condition, results of operations and prospects may have changed since those dates.

i

Annexes:

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are answers to certain questions that you may have regarding the special meetings. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because Peoples Bancorp Inc. (“Peoples”) and Premier Financial Bancorp, Inc. (“Premier Financial”) have entered into an Agreement and Plan of Merger dated as of March 26, 2021 (the “Merger Agreement”), attached to this joint proxy statement/prospectus as Annex A, pursuant to which Premier Financial will be merged with and into Peoples, with Peoples being the surviving entity (the “Merger”). Immediately following the Merger, or at such later time specified by Peoples Bank, an Ohio state-chartered bank and wholly owned subsidiary of Peoples (“Peoples Bank”), Citizens Deposit Bank and Trust, Inc., a Kentucky banking corporation and wholly-owned subsidiary of Premier Financial (“Citizens Bank”), will merge with and into Peoples Bank, with Peoples Bank being the surviving entity (the “Citizens Bank Merger”). Thereafter, and immediately following the Citizens Bank Merger, or at such later time specified by Peoples Bank, Premier Bank, Inc., a West Virginia bank and a wholly-owned subsidiary of Premier Financial (“Premier Bank” and together with Citizens Bank, the “Subsidiary Banks”), will merge with and into Peoples Bank, with Peoples Bank being the surviving entity (the “Premier Bank Merger” and together with the Citizens Bank Merger, the “Subsidiary Bank Mergers”). The Merger Agreement must be adopted and approved by the holders of at least a majority of Peoples common shares outstanding and entitled to vote at the special meeting, and by a majority of the Premier Financial common stock outstanding and entitled to vote at the special meeting.

Peoples is holding a virtual special meeting of holders of Peoples common shares (the “Peoples Special Meeting”), to obtain approval of the Peoples merger proposal. Holders of Peoples common shares will also be asked (1) to approve an amendment to Peoples’ amended articles of incorporation to increase the number of authorized shares of Peoples common shares from twenty four million to fifty million (such amendment, the “Peoples articles amendment” and such proposal, the “Peoples authorized share count proposal”) and (2) to approve the proposal to adjourn the Peoples Special Meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes at the time of the Peoples Special Meeting to approve the Peoples merger proposal or the Peoples authorized share count proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Peoples common shares. A copy of the Peoples articles amendment is attached as Annex E to this joint proxy statement/prospectus and is incorporated by reference herein.

Premier Financial is holding a special meeting of holders of Premier Financial common stock (the “Premier Financial Special Meeting”) to obtain approval of the Premier Financial Merger proposal. Holders of Premier Financial common stock will also be asked (1) to approve, on an advisory (non-binding) basis, the merger-related named executive officer compensation that will or may be paid to Premier Financial’s named executive officers in connection with the Merger, and (2) to approve the proposal to adjourn the Premier Financial Special Meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes at the time of the Premier Financial Special Meeting to approve the Premier Financial Merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Premier Financial common stock. Holders of Premier Financial Stock are entitled to dissenter’s rights. This document is also a prospectus that is being delivered to holders of Premier Financial common stock because, in connection with the merger, Peoples is offering shares of Peoples common shares to holders of Premier Financial’s common stock.

This joint proxy statement/prospectus contains important information about the Merger and the special meetings of the shareholders of Peoples and Premier Financial, and you should read it carefully. The enclosed voting materials allow you to vote your company’s common shares without attending the special meeting. Your vote is important, and we encourage you to submit your proxy as soon as possible.

Q:	What will happen in the Merger?

A:

In the Merger, Premier Financial will merge with and into Peoples. Each share of Premier Financial common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive 0.58 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of Peoples common shares. After completion of the Merger, Premier Financial will cease to exist, and will no longer be a public company. Premier Financial common stock will be delisted from the Nasdaq Global Select Market® (“the Nasdaq”), will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will cease to be publicly traded. Holders of Peoples common shares will continue to own their existing shares of Peoples common shares. See the information provided in the section entitled “THE MERGER” beginning on page 54 and the Merger Agreement for more information about the Merger.

Q:	Why are Peoples and Premier Financial proposing to merge?

A:

Premier Financial believes that the Merger is in the best interests of its shareholders and other constituencies because of, among other reasons, the synergies potentially available as a result of the proposed merger. Furthermore, as a result of the Merger, Premier Financial will become part of a larger banking institution, resulting in Premier Financial’s customers having the best of both worlds – the breadth of services offered by a larger financial institution, delivered by local bankers who listen and are able to respond to their customers’ needs. To review Premier Financial’s reasons for the Merger in more detail, see “THE MERGER—Premier Financial’s Reasons for the Merger” on page 56 of this joint proxy statement/prospectus.

Peoples believes that the Merger is in the best interests of its shareholders and will benefit Peoples and its shareholders by enabling Peoples to further expand into the markets currently served by Premier Financial and strengthening the competitive position of the combined organization. Furthermore, Peoples believes its increased asset size after the Merger will create additional economies of scale and provide opportunities for asset and earnings growth in an extremely competitive banking environment. To review Peoples’ reasons for the Merger in more detail, see “THE MERGER—Peoples’ Reasons for the Merger” on page 70 of this joint proxy statement/prospectus.

Q:	What will Premier Financial shareholders receive in the Merger?

A:

Under the terms of the Merger Agreement, shareholders of Premier Financial will be entitled to receive from Peoples, after the Merger is completed, merger consideration payable in the form of Peoples common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, each share of Premier Financial common stock will be converted into the right to receive 0.58 Peoples common shares.

Peoples will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of Premier Financial common stock who would otherwise be entitled to receive a fraction of a Peoples common share (after taking into account all shares of Premier Financial common stock owned by such holder at the effective time of the Merger) will receive cash (rounded to the nearest cent), without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled multiplied by the volume-weighted average closing-sale prices of a Peoples common share on the Nasdaq Global Select Market® as reported by the Nasdaq for the 5 consecutive full trading days immediately preceding the effective date of the Merger.

Q:	Does Premier Financial anticipate paying any dividends prior to the effective date of the Merger?

A:

Yes. Under the terms of the Merger Agreement, Premier Financial is permitted to pay to its shareholders its usual and customary cash dividend of no greater than $0.15 for each full calendar quarter preceding the closing, subject to coordinating with Peoples regarding issuance of any dividend in the quarter in which the Merger closes to ensure holders of Premier Financial common stock do not receive 2 dividends in such quarter as result of the Merger.

Q:	What are the expected material U.S. Federal Income Tax consequences of the Merger?

A:

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and Peoples will receive a legal opinion to that effect. Accordingly, we expect the Merger, generally, to be tax-free to United States resident Premier Financial common stockholders for United States federal income tax purposes with respect to the shares of Peoples common shares that they receive pursuant to the Merger. For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 85.

THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	When and where will the Peoples and Premier Financial Special Meetings of shareholders take place?

A:

The special meeting of Peoples shareholders will be held at 10:00 a.m., Eastern Daylight Savings Time, on July 22, 2021, via live webcast at www.proxydocs.com/pebo. The special meeting of shareholders of Premier Financial will be held at 10:30 a.m., Eastern Daylight Savings Time, on July 1, 2021, at the Double Tree by Hilton Hotel located at 1001 3rd Avenue, Huntington, West Virginia 25701.

Even if you plan to attend your respective company’s special meeting, Peoples and Premier Financial recommend that you vote your shares in advance so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting. See “How can I vote my shares without attending my respective special meeting?” below. If you hold your shares of Peoples common shares in “street name” and want to attend the Peoples Special Meeting online by webcast (with the ability to ask a question and/or vote, if you choose to do so), you should receive a notice of internet availability of proxy materials or voting instructions from the broker, bank or other nominee holding your common shares. You should follow the instructions in the notice of internet availability of proxy materials or voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee on how to vote your common shares. The availability of telephone and internet voting will depend on the voting process of your broker or other nominee.

Q:	What matters will be considered at the special meetings of Peoples and Premier Financial?

A:

The shareholders of Peoples will be asked to (1) vote to adopt and approve the Merger Agreement, (2) vote to approve the Peoples authorized share count proposal, (3) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement, and (4) vote on any other business which properly comes before the special meeting.

The shareholders of Premier Financial will be asked to (1) vote to adopt and approve the Merger Agreement, (2) vote to approve the advisory (non-binding) proposal on specified compensation, and (3) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Q:	Is my vote needed to adopt and approve the Merger Agreement and to approve the other matters?

A:

The adoption and approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the Peoples common shares outstanding and entitled to vote, and by the holders of at least a majority of the Premier Financial common stock outstanding and entitled to vote. The special meetings may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. The affirmative vote of the holders of a majority of the Peoples common shares and Premier Financial common stock represented, in person or proxy, at the respective special meeting is required to adjourn such special meeting. In addition, the affirmative vote of a majority of the Premier Financial common stock and Peoples common shares represented in person or by proxy at the respective special meeting and entitled to vote at the special meeting is required to approve the Premier Financial advisory (non-binding) proposal on specified compensation and the Peoples authorized share count proposal, respectively.

Q:	What will happen if Premier Financial shareholders do not approve the Premier Financial advisory (non-binding) proposal on specified compensation?

A:

The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), adopted rules that require Premier Financial to seek an advisory (non-binding) vote with respect to certain payments that will or may be made to Premier Financial’s named executive officers in connection with the Merger. The vote on the Premier Financial advisory (non-binding) proposal on specified compensation is a vote separate and apart from the vote to approve the Premier Financial Merger proposal. You may vote for the compensation proposal and against the Premier Financial Merger proposal, or vice versa. Because the vote on the Premier Financial advisory (non-binding) proposal on specified compensation is advisory only, it will not be binding on Premier Financial or Peoples and will have no impact on whether the Merger is completed or on whether any contractually obligated payments are made to Premier Financial’s named executive officers.

Q:	How do I vote my common shares of Peoples?

A:	If you were the record holder of Peoples common shares as of May 28, 2021, you are entitled to receive notice of, and to vote at, the Peoples Special Meeting.

Each holder of Peoples common shares is entitled to cast one (1) vote on each matter properly brought before the Peoples Special Meeting for each share of Peoples common shares that such holder owned of record as of the record date. If you choose to vote your shares virtually at the Peoples Special Meeting via the applicable special meeting website, please follow the instructions on your proxy card. Attendance at the virtual Peoples Special Meeting via the Peoples Special Meeting website is not required to vote. A proxy card accompanies each copy of this joint proxy statement/prospectus mailed to Peoples shareholders. Your proxy is being solicited by the board of directors of Peoples. Whether or not you attend the special meeting, the Peoples board of directors urges you to promptly submit your voting instructions via the internet before or during the Peoples Special Meeting, or by telephone, or by returning your proxy card (if you requested a paper copy of our Peoples’ proxy material), so that your common shares will be represented at the Peoples Special Meeting. If you return your properly executed proxy card prior to the Peoples Special Meeting, or timely submit your voting instructions via the internet or by telephone, and do not revoke it prior to its use, your proxies will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Peoples common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Agreement and Plan of Merger, “FOR” the Peoples authorized share count proposal and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Registered shareholders who submit proxies retain the right to revoke them at any time before they are exercised. Unless revoked, the common shares represented by such proxies will be voted at the Peoples Special Meeting. If you are a registered shareholder, you may revoke or change your vote at any time before the closing of the polls during the Peoples Special Meeting:

•	by telephone, by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•	through the internet, by visiting the website indicated on the accompanying proxy card and following the instructions;

•	filing a written notice of revocation with the President of Peoples, at 138 Putnam Street, Marietta, Ohio 45750;

•	executing and returning another proxy card with a later date; or

•	attending the Peoples Special Meeting.

Q:	How do I vote my common stock of Premier Financial?

A:	If you were the record holder of Premier Financial common stock as of May 27, 2021, you are entitled to receive notice of, and to vote at, the Premier Financial Special Meeting.

Each holder of Premier Financial common stock is entitled to cast one (1) vote on each matter properly brought before the Premier Financial Special Meeting for each share of Premier Financial common stock that such holder owned of record as of the record date. Attendance at the Premier Financial Special Meeting is not required to vote. Whether or not you attend the Premier Financial Special Meeting, the Premier Financial board of directors urges you to promptly submit your voting instructions via the internet before the Premier Financial Special Meeting, or by telephone, or by returning your proxy card, so that your shares will be represented at the Premier Financial Special Meeting. If you return your properly executed proxy card or timely submit your voting instructions via the internet or by telephone, prior to the special meeting and do not revoke it prior to its use, your proxies will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Premier Financial’s common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement, “FOR” the approval of the specified compensation and, “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

If you have returned a properly executed proxy card, you may revoke it at any time before a vote is taken at the special meeting by:

•	by telephone, by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•	through the internet, by visiting the website indicated on the accompanying proxy card and following the instructions;

•	filing a written notice of revocation with the Secretary of Premier Financial, at 2883 Fifth Avenue, Huntington, West Virginia 25702;

•	executing and returning another proxy card with a later date; or

•	attending the special meeting, giving notice of revocation in person to the corporate secretary and voting by ballot at the Premier Financial Special Meeting.

Q:	How can I vote my shares in attendance at my respective special meeting?

A:

Record Holders. Shares held directly in your name as the holder of record of Peoples common shares or Premier Financial common stock may be voted at the Peoples Special Meeting or the Premier Financial Special Meeting, as applicable. If you choose to vote your shares virtually at the Peoples Special Meeting via the applicable special meeting website, please follow the instructions on your proxy card.

Shares in “street name.” If your shares of Peoples common shares are held in street name, you should have received a notice of internet availability of proxy materials or voting instructions from the broker, bank or other nominee holding your common shares. You should follow the instructions in the notice of internet availability of proxy materials or voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee on how to vote your common shares. The availability of telephone and internet voting will depend on the voting process of your broker or other nominee. If your shares of Premier Financial common stock are held in street name, you should have received a notice of internet availability of proxy materials or voting instructions from the broker, bank or other nominee holding your common shares. You should follow the instructions in the notice of internet availability of proxy materials or voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee on how to vote your common shares. The availability of telephone and internet voting will depend on the voting process of your broker or other nominee. If you do not instruct your bank or broker how to vote in the, no votes will be cast on your behalf. Even if you plan to attend the Peoples Special Meeting or the Premier Financial Special Meeting, as applicable, Peoples and Premier Financial recommend that you vote your shares in advance so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting. See “How can I vote my share without attending my respective special meeting?” below. Additional information on attending the special meetings can be found under the section entitled “The Special Meeting of Shareholders of Peoples” on page 46 and under the section entitled “The Special Meeting of Shareholders of Premier Financial” on page 41.

Q:	What will happen if I fail to vote or abstain from voting at the Premier Financial Special Meeting?

A:

If you fail to promptly submit your voting instructions via the internet, by telephone, by returning your proxy card before the Premier Financial Special Meeting or vote in person at the Premier Financial Special Meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting with respect to the proposal to adopt and approve the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal. If you fail to return your proxy card or submit your voting instructions by telephone or via the internet or vote in person at the Premier Financial Special Meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting with respect to the proposal to approve the specified compensation or the adjournment of Premier Financial’s special meeting, if necessary, to solicit additional proxies, it will have no effect on the votes on those proposals.

Q:	What will happen if I fail to vote or abstain from voting at the Peoples Special Meeting?

A:

If you fail to promptly submit your voting instructions via the internet before or during the Peoples Special Meeting, by telephone, by returning your proxy card (if you requested a paper copy of our Peoples’ proxy material), or if you fail to vote in person at the Peoples Special Meeting or if you mark “ABSTAIN” on your proxy card or ballot with respect to the proposal to adopt and approve the Merger Agreement, the authorized share count proposal, or the adjournment of the special meeting of Peoples, if necessary, to solicit additional proxies, it will have the same effect as a vote “AGAINST” the proposal. Failure to approve the Peoples authorized share count proposal will result in Peoples not having enough authorized shares to complete the Merger.

Q:	How will my shares be voted if I return a blank proxy card?

A:

Premier Financial: If you sign, date and return your proxy card or your proxy instructions with respect to the Premier Financial proposals and do not indicate how you want your common stock to be voted, then your shares will be voted “FOR” the adoption and approval of the Merger Agreement, “FOR” the merger-related named executive officer compensation that will or may be paid to Premier Financial’s named executive officers in connection with the merger, and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

Peoples: If you sign, date and return your proxy card or your proxy instructions with respect to the Peoples proposals and do not indicate how you want your common shares to be voted, then your shares will be voted “FOR” the adoption and approval of the Merger Agreement, “FOR” the Peoples authorized share count proposal, and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

Q:	If my shares of common stock are held in a stock brokerage account or by a bank or other nominee in “street name”, will my broker, bank or other nominee vote my shares for me?

A:

No. You must provide your broker, bank or nominee (the record holder of your common shares) with instructions on how to vote your common shares. Please follow the voting instructions provided by your broker, bank or nominee. If you do not provide voting instructions to your broker, bank or nominee, then your common shares will not be voted by your broker, bank or nominee.

Assuming a quorum is present, if you are a Peoples or Premier Financial shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares,

•	your broker, bank or other nominee may not vote your shares on the proposal to approve the Merger, which broker non-votes will have the same effect as a vote “AGAINST” such proposal; and

•

your broker, bank or other nominee may not vote your shares on Premier Financial’s compensation proposal, Peoples authorized share count proposal, or either company’s adjournment proposal, which broker non-votes will have no effect on the vote count for either of such proposals.

Under the rules of the Nasdaq, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Peoples and Premier Financial special meetings are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

Q:	Can I change my vote after I have submitted my proxy?

A:

Peoples shareholders may revoke a proxy at any time before a vote is taken at the special meeting by: (i) filing a written notice of revocation with Peoples’ Corporate Secretary, at 138 Putnam Street, Marietta, Ohio 45750, which must be received no later than July 21, 2021; (ii) executing and returning another proxy card with a later date (if you requested a paper copy of our proxy materials) – only your latest completed, signed and dated proxy card received prior to July 22, 2021, will be counted; (iii) submitting a later-dated vote by telephone or via the internet – only your latest telephone or internet voting instructions received prior to the closing of the polls during the Peoples Special Meeting, will be counted; or (iv) participating in the Peoples Special Meeting via the internet and voting again.

Premier Financial shareholders may revoke a proxy at any time before a vote is taken at the special meeting by: (i) filing a written notice of revocation with Premier Financial’s Corporate Secretary, at 2885 5th Avenue, Huntington, West Virginia 25702; (ii) executing and returning another proxy card with a later date or submitting a later-dated vote by telephone or via the internet; or (iii) attending the special meeting, giving notice of revocation in person to the corporate secretary and voting by ballot at the Premier Financial Special Meeting.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your common shares in “street name” and you have instructed your broker, bank or nominee to vote your common shares, you must follow directions received from your broker, bank or nominee to change your vote.

Q:	What if I hold shares of both Peoples and Premier Financial?

A:

You should receive the joint proxy statement/prospectus and a proxy from each of Peoples and Premier Financial. Please vote at both special meetings – a proxy for the Peoples meeting does not vote your Premier Financial common stock, and vice-versa.

Q:	Are the Peoples shareholders entitled to dissenters’ rights?

A:	No. Holders of Peoples common shares are not entitled to appraisal or dissenters’ rights under the Ohio General Corporation Law (“OGCL”).

Q:	Are the Premier Financial shareholders entitled to dissenters’ rights?

A:

If you are a Premier Financial shareholder as of May 27, 2021, the record date, and you do not vote your shares in favor of the adoption and approval of the Merger Agreement, you will have the right under Chapter 271B, Subtitle 13 of the Kentucky Business Corporation Act (“KBCA”) to demand the fair cash value for your Premier Financial common stock. The right to make this demand is known as “dissenters’ rights.” To exercise your dissenters’ rights, you must deliver to Premier Financial a written demand for payment of the fair cash value of your shares before the vote on the Merger is taken at the special shareholders’ meeting and follow the other requirements of Subtitle 13. For additional information regarding dissenters’ rights, see “DISSENTERS’ RIGHTS” on page 51 of this joint proxy statement/prospectus and the complete text of the applicable sections of the Kentucky Business Corporation Act attached to this joint proxy statement/prospectus as Annex B. Failure to strictly follow the statutory procedures set forth in Chapter 271B, Subtitle 13 of the KBCA may result in the termination or waiver of your dissenters’ rights. We encourage you to consult your legal counsel, at your expense, before attempting to exercise your right to dissent. No holder of Peoples common shares is entitled to exercise any rights of a dissenting shareholder under the OGCL.

Q:	When is the Merger expected to be completed?

A:

We are working to complete the Merger as quickly as possible. We expect to complete the Merger late in the third quarter of 2021, assuming shareholder approvals and all applicable governmental approvals have been received by that date and all other conditions precedent to the Merger have been satisfied or waived.

Q:	Should Premier Financial shareholders send in their stock certificates now?

A:

No. Either at the time of closing or shortly after the Merger is completed, the Exchange Agent for the Merger will send you a letter of transmittal with instructions informing you how to send in your stock certificates to the Exchange Agent. You should use the letter of transmittal to exchange your Premier Financial stock certificates for the Merger Consideration. Do not send in your stock certificates with your proxy form.

Q:	What do I need to do now?

A:

After carefully reviewing this joint proxy statement/prospectus, including its Annexes, please vote your respective common shares or common stock of Peoples or Premier Financial, respectively, using one of the methods as described in the questions above entitled “How do I vote my common shares of Peoples?” on page 3, and “How do I vote my common stock of Premier Financial?” on page 4, as applicable, as soon as possible. By submitting your proxy, you authorize the individuals named in your company’s proxy to vote your common shares at your company’s special meeting of shareholders in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your common shares will be voted at the special meeting.

Q:

Are there any risks that I should consider in deciding whether to vote for the approval of the Peoples merger proposal, or the approval of the Premier Financial Merger proposal, or the other proposals to be considered at the Peoples Special Meeting and the Premier Financial Special Meeting, respectively?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “RISK FACTORS” beginning on page 35. You also should read and carefully consider the risk factors of Peoples and Premier Financial contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What should I do if I have technical difficulties or trouble accessing the Peoples Special Meeting website?

A:	If you encounter any difficulties accessing the Peoples Special Meeting, please click on the “Additional Information” button on the Peoples Special Meeting website.

Q:	What is householding and how does it affect me?

A:

Unless Peoples has received contrary instructions, Peoples may send a single copy of this joint proxy statement/prospectus to any household at which two or more shareholders reside if Peoples believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce Peoples’ expenses. However, if shareholders prefer to receive multiple sets of Peoples’ disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of Peoples’ disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the shareholder, the shareholder should contact Peoples’ offices at Peoples Bancorp Inc., 138 Putnam Street, Marietta, Ohio 45750. If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

Q:	Who can answer my questions?

A:	If you have questions about the Merger or desire additional copies of this joint proxy statement/prospectus or additional proxy cards, please contact your company at the applicable address below:

Peoples Bancorp Inc. Attention: Investor Relations 138 Putnam Street Marietta, Ohio 45750 (740) 373-3155	Premier Financial Bancorp, Inc. Attention: Robert W. Walker 2883 5th Avenue Huntington, West Virginia 25702 Phone: (304) 525-1600

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. You should read carefully this entire document and its Annexes and all other documents to which this joint proxy statement/prospectus refers before you decide how to vote. In addition, we incorporate by reference important business and financial information about Peoples and Premier Financial into this document. For a description of this information, See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 108. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document. Each item in this summary includes a page reference, where applicable, directing you to a more complete description of that item.

The Companies

Peoples Bancorp Inc.

Peoples Bancorp Inc.

138 Putnam Street

Marietta, Ohio 45750

Phone: (740) 373-3155

Peoples is a financial holding company registered under the Bank Holding Company Act of 1956, as amended (“BHCA”), and subject to inspection of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Peoples was incorporated under the laws of the State of Ohio in 1980. Peoples operates principally through its wholly-owned subsidiary, Peoples Bank, an Ohio state-chartered bank which was first chartered in 1902. Peoples’ other wholly-owned subsidiaries are Peoples Investment Company and Peoples Risk Management, Inc., a captive insurance subsidiary. Peoples also holds all of the common securities of NB&T Statutory Trust III. Peoples Bank’s operating subsidiaries include Peoples Insurance Agency, LLC (“Peoples Insurance”), and an asset management company, Peoples Tax Credit Equity, LLC.

Peoples’ primary business activities are conducted through Peoples Bank, a full-service community bank. Peoples Bank, as an Ohio-chartered commercial bank, is subject to regulation, examination and oversight by the Ohio Division of Financial Institutions (the “ODFI”), the Federal Reserve, and the Consumer Financial Protection Bureau (the “CFPB”). Peoples Bank’s products and services include traditional banking products, such as deposit accounts, lending products and trust services. Peoples Bank provides services through traditional branch offices, ATMs and mobile and internet-based banking. Brokerage services are offered exclusively through an unaffiliated registered broker-dealer located at Peoples Bank’s offices. Peoples also makes available credit cards to consumers and businesses, as well as merchant credit card processing services, through joint marketing arrangements with third parties. Peoples offers diversified financial products and services through 87 financial service locations, including 76 full-service bank branches in Ohio, Kentucky and West Virginia through its financial service subsidiaries, as well as internet-based and mobile banking.

Through Peoples and its subsidiaries, Peoples makes a complete line of banking, investment, insurance and trust solutions available to its customers and clients. These products and services include the following:

•	various demand deposit accounts, savings accounts, money market accounts and certificates of deposit;

•	commercial, consumer and real estate mortgage loans (both commercial and residential) and lines of credit;

•	debit and ATM cards;

•	credit cards for individuals and businesses;

•	merchant credit card transaction processing services;

•	person-to-person payment processing via Zelle®;

•	mobile banking features including check deposit, withdrawals with cardless cash, alert notifications, Apple Pay® and Samsung Pay®;

•	safe deposit rental facilities;

•	money orders and cashier’s checks;

•	a full range of life, health and property and casualty insurance products;

•	third-party insurance administration services;

•	insurance premium financing;

•	brokerage services;

•	custom-tailored fiduciary and trust services;

•	asset management and administration services;

•	equipment lease financing; and

•	employee benefit, retirement, and health care plan administration services.

At March 31, 2021, Peoples had total assets of approximately $5.14 billion, total loans of approximately $3.41 billion, total deposits of approximately $4.3 billion, and total stockholders’ equity of approximately $578.9 million.

Peoples’ common shares are traded on the Nasdaq under the symbol “PEBO”. Peoples is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about Peoples is incorporated by reference into this joint proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 108 of this joint proxy statement/prospectus.

Premier Financial Bancorp, Inc.

Premier Financial Bancorp, Inc.

2883 5th Avenue

Huntington, West Virginia 25702

Phone: (304) 525-1600

Premier Financial is a multi-bank holding company and financial holding company incorporated in Kentucky that operates thirteen banking offices in Kentucky, three banking offices in Ohio, twenty-six banking offices in West Virginia, three banking offices in Washington, DC, one banking office in Maryland and three banking offices in Virginia. The banking subsidiaries of Premier Financial consist of Citizens Deposit Bank and Trust, Inc., Vanceburg, Kentucky (“Citizens Bank”), and Premier Bank, Inc., Huntington, West Virginia (“Premier Bank” and together with Citizens Bank, the “Subsidiary Banks”).

Premier Financial was incorporated as a Kentucky corporation in 1991 and has functioned as a bank holding company since its formation. During 2002, Premier Financial moved its principal executive offices from Georgetown, Kentucky, to its present location at 2883 5th Avenue, Huntington, West Virginia, 25702. The purpose of the move was to be more centrally located among Premier Financial’s Subsidiary Banks and its directorship.

Citizens Bank is chartered in Kentucky and supervised, regulated and examined by the Kentucky Department of Financial Institutions. Premier Bank is chartered in West Virginia and supervised, regulated and examined by the West Virginia Division of Financial Institutions. In addition, the Subsidiary Banks are supervised and regulated by the Federal Deposit Insurance Corporation (“FDIC”).

At March 31, 2021, Premier Financial had total consolidated assets of $2.037 billion, total loans of approximately $1.262 billion, total consolidated deposits of $1.696 billion, and total consolidated stockholders’ equity of $245.7 million.

Premier Financial’s common stock is traded on the Nasdaq under the symbol “PFBI.” Premier Financial is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about Premier Financial is incorporated by reference into this joint proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 89 of this joint proxy statement/prospectus.

The Merger (page 54)

The Merger Agreement provides that, if all of the conditions are satisfied or waived, Premier Financial will be merged with and into Peoples, with Peoples surviving. Immediately following the Merger, or at such later time specified by Peoples, Citizens Bank will merge with and into Peoples Bank, with Peoples Bank being the surviving entity (the “Citizens Bank Merger”). Thereafter, and immediately following the Citizens Bank Merger, or at such later time specified by Peoples, Premier Bank will merge with and into Peoples Bank, with Peoples Bank being the surviving entity (the “Premier Bank Merger” and together with the Citizens Bank Merger, the “Subsidiary Bank Mergers.”) The Merger Agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated in this joint proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

What Premier Financial shareholders will receive in the Merger (page 91)

Under the terms of the Merger Agreement, holders of Premier Financial common stock will receive 0.58 shares of Peoples common shares for each share of Premier Financial common stock they hold immediately prior to the Effective Time.

Peoples will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of Premier Financial common stock who would otherwise be entitled to receive a fraction of a Peoples common share (after taking into account all shares of Premier Financial common stock owned by such holder at the Effective Time of the Merger) will receive cash (rounded to the nearest cent), without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled multiplied by the volume-weighted average closing-sale prices of a Peoples common share on the Nasdaq Global Select Market® as reported by NASDAQ for the 5 consecutive full trading days immediately preceding the effective date of the Merger.

What holders of Premier Financial Stock Options will receive (page 92)

At the Effective Time, all rights with respect to options pursuant to the Premier Financial Option Plans (the “Premier Financial Options”) will vest in full and then cease to represent an option to purchase shares of Premier Financial common stock but instead will be converted automatically into the right to receive an amount of cash for each option equal to the product of the Peoples Common Share Closing Price (as defined in the Merger Agreement) multiplied by 0.58, less the current exercise price per share of such Premier Financial stock option as adjusted for previously declared stock splits and stock dividends subsequent to the issuance of the Premier Financial Stock Options but prior to the date of the Merger Agreement.

Exchange of Premier Financial common stock (page 92)

Once the Merger is complete, Equiniti Trust Company, as exchange agent (the “Exchange Agent”), will mail you transmittal materials and instructions for exchanging your Premier Financial stock certificates for Peoples’ common shares to be issued by book-entry transfer.

Premier Financial Special Meeting of shareholders (page 41)

A special meeting of shareholders of Premier Financial will be held at 10:30 a.m., Eastern Daylight Savings Time, on July 1, 2021, at the Double Tree by Hilton Hotel located at 1001 3rd Avenue, Huntington, West Virginia 25701, for the purpose of considering and voting on the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•	a proposal to approve, on an advisory basis, specified compensation that may be payable to the named executive officers of Premier Financial in connection with the Merger; and

•

a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

You are entitled to vote at the special meeting if you owned Premier Financial common stock as of the close of business on May 27, 2021. As of May 27, 2021, a total of 14,790,209 shares of Premier Financial common stock were outstanding and eligible to be voted at the Premier Financial Special Meeting. As of the same date, there were no Premier Financial preferred shares outstanding or eligible to be voted at the Premier Financial Special Meeting.

Peoples Special Meeting of shareholders (page 49)

A special meeting of shareholders of Peoples will be held virtually at 10:00 a.m., Eastern Daylight Savings Time on July 22, 2021, via live webcast at www.proxydocs.com/pebo, for the purpose of considering and voting on the following matters:

•	a proposal to adopt and approve the Merger Agreement, including, but not limited to, issuance of Peoples common shares;

•	a proposal to approve the Peoples authorized share count proposal;

•

a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

•

any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Peoples board of directors is presently unaware of any other business to be transacted at the special meeting.

You are entitled to vote at the special meeting if you owned Peoples common shares as of the close of business on May 28, 2021. As of May 28, 2021, a total of 19,656,680 Peoples common shares were outstanding and eligible to be voted at the Peoples Special Meeting. As of the same date, there were no Peoples preferred shares outstanding or eligible to be voted at the Peoples Special Meeting.

Required vote (pages 41, 46)

The adoption and approval of the Merger Agreement and the adoption and approval of the Peoples authorized share count proposal by Peoples will require the affirmative vote of the holders of at least 9,828,341 of Peoples common shares, which is a majority of the Peoples common shares outstanding and entitled to vote at the Peoples Special Meeting. A quorum, consisting of the holders of a majority of the outstanding Peoples common shares or 9,828,341, must be present in person or by proxy at the Peoples Special Meeting before any action, other than the adjournment of the special meeting, can be taken. The affirmative vote of the holders of a majority of the Peoples common shares represented, in person or by proxy, at the special meeting is required to adjourn the special meeting, if necessary, to solicit additional proxies.

The adoption and approval of the Merger Agreement by Premier Financial will require the affirmative vote of the holders of at least 7,395,105 shares of Premier Financial common stock, which is a majority of the Premier Financial common stock outstanding and entitled to vote at the Premier Financial Special Meeting. A quorum, consisting of the holders of a majority of the outstanding Premier Financial common stock, must be present in person or by proxy at the Premier Financial Special Meeting before any action, other than the adjournment of the special meeting, can be taken. The affirmative vote of the holders of a majority of the Premier Financial common stock represented, in person or by proxy, at the special meeting is required to adjourn the special meeting, if necessary, to solicit additional proxies.

As of May 7, 2021, directors of Peoples owned an aggregate of 601,256 Peoples common shares, an amount equal to approximately 3.0% of the outstanding Peoples common shares. As of the same date, directors of Premier Financial owned an aggregate of 2,062,097 Premier Financial common stock, an amount equal to approximately 14% of the outstanding Premier Financial common stock.

The directors of Premier Financial, who collectively have the power to vote approximately 14% of the outstanding Premier Financial common stock, entered into a support agreement with Peoples on March 26, 2021, pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. As of the date of this joint proxy statement/prospectus, Peoples and its directors, executive officers and affiliates beneficially owned no Premier Financial common stock, and Premier Financial and its directors, executive officers and affiliates beneficially owned no Peoples common shares.

Recommendation to Premier Financial shareholders (page 58)

The board of directors of Premier Financial unanimously approved the Merger Agreement. The board of directors of Premier Financial believes that the Merger is in the best interests of Premier Financial and its shareholders, and, as a result, the directors unanimously recommend that Premier Financial shareholders vote “FOR” the adoption and approval of the Merger Agreement, “FOR” the proposal to approve, on an advisory basis, specified compensation that may be payable to the named executive officers of Premier Financial in connection with the Merger, and “FOR” the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

In reaching this decision, the board of directors of Premier Financial considered many factors, which are described in the section captioned “THE MERGER—Background of the Merger” and “THE MERGER—Premier Financial’s Reasons for the Merger” beginning on page 42 and page 44, respectively, of this joint proxy statement/prospectus.

Opinion of Premier Financial’s Financial Advisor (page 58)

In connection with the Merger, Premier Financial’s financial advisor, Piper Sandler & Co. (“Piper Sandler”), delivered a written opinion, dated March 24, 2021, to the Premier Financial board of directors as to the fairness, from a financial point of view, of the Exchange Ratio in the Merger to be received by the holders of Premier Financial common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler in preparing the opinion, is attached as Annex C to this joint proxy statement/prospectus. Piper Sandler’s opinion speaks only as of the date of this opinion. The opinion was for the information of, and was directed to, the Premier Financial board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion did not address the underlying business decision of Premier Financial to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the Premier Financial board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of Premier Financial common stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter.

Recommendation to Peoples shareholders (page 71)

The board of directors of Peoples unanimously approved the Merger Agreement. The board of directors of Peoples believes that the Merger is in the best interests of Peoples and its shareholders, and, as a result, the directors unanimously recommend that Peoples shareholders vote “FOR” the adoption and approval of the Merger Agreement, “FOR” the Peoples authorized share count proposal, and “FOR” the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

In reaching this decision, the board of directors of Peoples considered many factors which are described in the section captioned “THE MERGER—Background of the Merger” and “THE MERGER—Peoples’ Reasons for the Merger” beginning on page 42 and page 58, respectively, of this joint proxy statement/prospectus.

Opinion of Peoples’ Financial Advisor (page 72)

At the March 4, 2021 meeting of Peoples’ board of directors, Raymond James & Associates, Inc. (“Raymond James”) provided the board with a preliminary overview of certain valuation analyses performed as of the date of the meeting. Raymond James advised the board that its analyses were as of such date and based upon and subject to various qualifications and assumptions described in the meeting, including the outcome of preliminary due diligence and subject to further review of transaction terms and negotiation. At the request of Peoples’ board of directors, on March 26, 2021, Raymond James rendered its opinion that, as of such date, from a financial point of view, the Merger Consideration to be paid by Peoples pursuant to the Merger Agreement was fair, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion. The full text of Raymond James’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex D. The opinion was provided for the information of Peoples’ board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the Merger and the opinion only addressed whether the Merger Consideration to be paid by Peoples in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Peoples. The opinion did not address any other term or aspect of the Merger Agreement or the Merger contemplated thereby. The opinion does not constitute a recommendation to the board or to any holder of Peoples common shares as to how the board, such shareholder or any other person should vote or otherwise act with respect to the Merger or any other matter.

Material U.S. federal income tax consequences of the Merger (page 85)

Peoples and Premier Financial intend that the Merger will be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. Both Peoples and Premier Financial intend that each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. If treated as a reorganization, for U.S. federal income tax purposes (i) no gain or loss will be recognized by Peoples or Premier Financial as a result of the Merger under Section 354(a)(1) of the Internal Revenue Code,

(ii) U.S. resident Premier Financial shareholders will not recognize any gain or loss for U.S. federal income tax purposes if they exchange their Premier Financial common stock solely for Peoples common shares in the Merger, except with respect to cash received in lieu of fractional Peoples common shares, and (iii) U.S. resident Premier Financial shareholders who exercise dissenters’ rights and receive solely cash in exchange for Premier Financial common stock in the Merger will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares.

All Premier Financial shareholders should read carefully the description under the section captioned “THE MERGER —Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 70 of this joint proxy statement/prospectus and are strongly encouraged to consult their own tax advisors concerning these matters. All Premier Financial shareholders should consult their tax advisors as to the specific tax consequences of the Merger to them, including, without limitation, the applicability and effect of the alternative minimum tax and any state, local, foreign, and other tax laws, your basis in any Peoples common shares received in the Merger, your holding period with respect to any Peoples common shares received in the Merger, your tax return reporting requirements, or the applicability and effect of any proposed changes in any tax laws.

Interests of directors and executive officers of Premier Financial (page 81)

The directors and some of the executive officers of Premier Financial have interests in the Merger that are different from, or in addition to, the interests of Premier Financial shareholders generally. These include:

•	continued indemnification and continued insurance for directors and officers of Premier Financial for events occurring before the Merger;

•	one Premier Financial director will be appointed to serve on the board of directors of Peoples, selected by Peoples;

•

up to $1 million in stay and/or retention payments to be allocated amongst certain Premier Financial or its subsidiaries employees in such amounts as mutually agreed to between Premier Financial and Peoples; and

•

a retention agreement to be entered into between Premier Financial’s chief executive officer for 2.99 times his salary to be paid over 3 installments over 3 years, which will include a 1 year non-compete and non-solicit agreement.

Each of Peoples’ and Premier Financial’s board of directors was aware of these interests and considered them in approving the Merger Agreement. See “THE MERGER—Interests of Premier Financial Directors and Executive Officers in the Merger” beginning on page 68 of this joint proxy statement/prospectus.

Dissenters’ rights of Premier Financial shareholders (page 51 and Annex B)

Under Kentucky law, Premier Financial shareholders who do not vote in favor of the adoption and approval of the Merger Agreement and deliver a written demand for payment for the fair cash value of their Premier Financial common stock prior to the Premier Financial Special Meeting, will be entitled, if and when the Merger is completed, to receive the fair cash value of their Premier Financial common stock. The right to make this demand is known as “dissenters’ rights.” Premier Financial shareholders’ right to receive the fair cash value of their Premier Financial common stock, however, is contingent upon strict compliance with the procedures prescribed by the KBCA.

For additional information regarding dissenters’ rights, see “DISSENTERS’ RIGHTS” on page 40 of this joint proxy statement/prospectus and the complete text of Chapter 271B, Subtitle 13 of the KBCA attached to this joint proxy statement/prospectus as Annex B. If Premier Financial shareholders should have any questions regarding dissenters’ rights, such shareholders should consult with their own legal advisers.

Certain differences in shareholder rights (page 103)

When the Merger is completed, Premier Financial shareholders (other than those exercising dissenters’ rights) will receive Peoples common shares and, therefore, will become Peoples shareholders. As Peoples shareholders, your rights will be governed by Peoples’ Amended Articles of Incorporation and Code of Regulations, as well as Ohio law. See “COMPARISON OF CERTAIN RIGHTS OF PREMIER FINANCIAL AND PEOPLES SHAREHOLDERS” beginning on page 85 of this joint proxy statement/prospectus.

Regulatory approvals required for the Merger (page 81)

The Merger cannot be completed until Peoples receives the required regulatory approvals, nonobjections or waivers of applications, which include the approval the Federal Reserve and the Ohio Division of Financial Institutions (“ODFI”) for the Subsidiary Bank Mergers and the Federal Reserve’s approval to consummate the Merger. Peoples will submit the appropriate applications to both the Federal Reserve and ODFI for the Merger and the Subsidiary Bank Mergers for approval. Although neither Peoples nor Premier Financial knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Peoples and Premier Financial cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the Merger or the Subsidiary Bank Mergers.

Conditions to the Merger (page 93)

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on the adoption and approval of the Merger Agreement by Peoples and Premier Financial shareholders and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. Although Peoples and Premier Financial anticipate the closing of the Merger will occur late in the third quarter of 2021, neither Peoples nor Premier Financial can be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed. See “THE MERGER AGREEMENT—Conditions to Consummation of the Merger” beginning on page 93 of this joint proxy statement/prospectus.

Termination of the Merger Agreement (page 101)

Peoples and Premier Financial may mutually agree to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, whether before or after shareholder approval, if the board of directors of each approves such termination by vote of a majority of the members of its entire board. In addition, either Peoples or Premier Financial, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective under the following circumstances:

•

(i) if any of the required regulatory approvals is denied and the denial has become final and nonappealable, (ii) if any of the required regulatory approvals is requested, directed or advised to be withdrawn by such applicable regulatory body, or (iii) if any regulatory bodies issue a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Subsidiary Bank Mergers;

•	if the Premier Financial shareholders do not adopt and approve the Merger Agreement at their respective special shareholder meeting;

•

if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured within 30 days of notice of the breach; or

•	if the Merger has not been consummated by December 31, 2021, unless the failure to complete the Merger by that date is due to the knowing action or inaction of the party seeking to terminate.

Peoples, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the special meeting of Premier Financial shareholders approving the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Premier Financial common stock upon written notice to Premier Financial if the Premier Financial board of directors:

•	accepts or agrees to accept a superior acquisition proposal;

•	fails to include its recommendation to the Premier Financial shareholders in this joint proxy statement/prospectus that they adopt the Merger Agreement;

•

withdraws, modifies, or qualifies Premier Financial’s recommendation to shareholders, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any other acquisition proposal, or fails to recommend against acceptance of an acquisition proposal that has been publicly disclosed within five (5) business days after the commencement of the tender or exchange offer, or fails to issue a press release announcing its unqualified opposition to the acquisition proposal within five (5) business days after an acquisition proposal is publicly announced; or

•	fails to comply with its obligations under the Merger Agreement.

Premier Financial, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to Peoples:

•	if Premier Financial intends to enter into an agreement relating to a superior acquisition proposal in accordance with the terms of the Merger Agreement; or

•

if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, the market value of Peoples’ common shares drops below certain pre-determined thresholds while the Nasdaq Bank Index does not; subject, however, to Peoples’ right to cure by providing notice to Premier Financial that Peoples intends to proceed with the Merger by paying additional consideration.

Acquisition proposals and termination fee (page 102)

If the Merger Agreement is terminated by Premier Financial under certain circumstances involving alternative acquisition proposals, Premier Financial may be required to pay a termination fee to Peoples equal to $11.0 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR PEOPLES

The following table summarizes financial results achieved by Peoples for the periods and at the dates indicated and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Peoples’ Consolidated Financial Statements and the notes to the Consolidated Financial Statements contained in reports that Peoples has previously filed with the SEC. Historical financial information for Peoples can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The information at and for the three months ended March 31, 2021 and 2020 is unaudited. However, in the opinion of management of Peoples, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended March 31, 2021 and 2020 are not necessarily indicative of the results that may be expected for future periods. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods noted below indicate results for any future period.

The information below has been derived from Peoples’ Consolidated Financial Statements.

	At or For the Three Months Ended March 31,		At or for the Year Ended December 31,
(Dollars in thousands, except per share data)	2021	2020	2020	2019	2018	2017	2016
Operating Data (a)
Total interest income	$38,962	$40,862	$157,104	$170,095	$151,264	$126,525	$115,444
Total interest expense	3,384	6,226	18,181	29,257	21,652	13,148	10,579
Net interest income	35,578	34,636	138,923	140,838	129,612	113,377	104,865
(Recovery of) provision for credit losses (b)	(4,749)	16,969	26,254	2,504	5,448	3,772	3,539
Net (loss) gain on investment securities	(336)	319	(368)	164	(146)	2,983	930
Net loss on asset disposals and other transactions	(27)	(87)	(290)	(782)	(334)	(63)	(1,133)
Total non-interest income excluding net gains and losses (c)	17,266	15,505	64,330	64,892	57,234	52,653	51,070
Total non-interest expense	37,987	34,325	133,695	137,250	125,977	107,975	106,911
Net income (loss) (d)	15,463	(765)	34,767	53,695	46,255	38,471	31,157

Balance Sheet Data (a)
Total investment securities	$1,065,603	$1,046,497	$857,031	$1,010,578	$871,837	$874,486	$859,455
Loans, net of deferred fees and costs (“total loans”)	3,409,676	2,911,437	3,402,940	2,873,525	2,728,778	2,357,137	2,224,936
Allowance for credit losses	44,897	42,833	50,359	21,556	20,195	18,793	18,429
Goodwill and other intangible assets	184,007	177,447	184,597	177,503	162,085	144,576	146,018
Total assets	5,143,052	4,469,120	4,760,764	4,354,165	3,991,454	3,581,686	3,432,348
Non-interest-bearing deposits	1,206,034	727,266	997,323	671,208	607,877	556,010	734,421
Brokered deposits	168,130	133,522	170,146	207,939	263,854	159,618	38,832
Other interest-bearing deposits	2,930,065	2,537,642	2,742,990	2,412,265	2,083,734	2,014,702	1,759,605
Short-term borrowings	67,868	259,661	73,261	316,977	356,198	209,491	305,607
Junior subordinated debentures held by subsidiary trust	7,650	7,491	7,611	7,451	7,283	7,107	6,924
Other long-term borrowings	102,645	125,300	102,957	75,672	102,361	136,912	138,231
Total stockholders’ equity	578,893	583,721	575,673	594,393	520,140	458,592	435,261
Tangible assets (e)	4,959,045	4,291,673	4,576,167	4,176,662	3,829,369	3,437,110	3,286,330
Tangible equity (e)	394,886	406,274	391,076	416,890	358,055	314,016	289,243

	At or For the Three Months Ended March 31,		At or for the Year Ended December 31,
(Dollars in thousands, except per share data)	2021	2020	2020	2019	2018	2017	2016
Per Common Share Data (a)
Earnings (loss) per common share – basic	$0.80	$(0.04)	$1.74	$2.65	$2.42	$2.12	$1.72
Earnings (loss) per common share – diluted	0.79	(0.04)	1.73	2.63	2.41	2.10	1.71
Cash dividends declared per common share	0.35	0.34	1.37	1.32	1.12	0.84	0.64
Book value per common share (f)	29.49	28.69	29.43	28.72	26.59	25.08	23.92
Tangible book value per common share (e)(f)	$20.12	$19.97	$19.99	$20.14	$18.30	$17.17	$15.89
Weighted-average number of common shares outstanding – basic	19,282,665	20,367,564	19,721,772	20,120,119	18,991,768	18,050,189	18,013,693
Weighted-average number of common shares outstanding – diluted	19,436,311	20,538,214	19,843,806	20,273,725	19,122,260	18,208,684	18,155,463
Common shares outstanding at end of period (f)	19,629,633	20,346,843	19,563,979	20,698,941	19,565,029	18,287,449	18,200,067
Closing share price at end of period (f)	$33.17	$22.15	$27.09	$34.66	$30.10	$32.62	$32.46

Significant Ratios (a)
Return on average stockholders’ equity (g)	10.86%	-0.52%	6.04%	9.48%	9.48%	8.54%	7.20%
Return on average tangible equity (g)(h)	16.45%	-0.18%	9.47%	14.35%	14.81%	13.33%	11.86%
Return on average assets (g)	1.28%	-0.07%	0.73%	1.27%	1.19%	1.10%	0.94%
Return on average assets adjusted for non-core items (g)(i)	1.48%	-0.05%	0.83%	1.43%	1.32%	1.08%	0.97%
Average stockholders’ equity to average assets	11.76%	13.61%	12.14%	13.41%	12.61%	12.83%	13.03%
Average total loans to average deposits	82.80%	85.93%	86.28%	86.35%	89.37%	86.10%	83.22%
Net interest margin (g)(j)	3.26%	3.51%	3.24%	3.69%	3.71%	3.62%	3.54%
Efficiency ratio (k)	70.37%	66.64%	63.86%	64.74%	65.33%	62.20%	65.13%
Efficiency ratio adjusted for non-core items (l)	65.19%	65.55%	61.94%	61.09%	61.32%	61.85%	64.30%
Pre-provision net revenue to total average assets (m)	1.23%	1.45%	1.47%	1.62%	1.57%	1.65%	1.48%
Dividend payout ratio (n)(o)	44.19%	NM	79.14%	50.08%	46.65%	39.86%	37.40%
Total loans to deposits (f)	79.27%	85.74%	87.14%	87.50%	92.51%	86.42%	88.81%
Total investment securities as percentage of total assets (f)	20.72%	23.42%	18.00%	23.21%	21.84%	24.42%	25.04%

Asset Quality Ratios (a)
Nonperforming loans as a percent of total loans (f)(p)	0.76%	0.93%	0.82%	0.75%	0.71%	0.73%	1.13%
Nonperforming assets as a percent of total assets (f)(p)	0.50%	0.61%	0.59%	0.50%	0.49%	0.49%	0.75%
Nonperforming assets as a percent of total loans and OREO (f)(p)	0.76%	0.94%	0.84%	0.76%	0.71%	0.74%	1.16%
Criticized loans as a percent of total loans (f)(q)	3.41%	3.12%	3.72%	3.37%	4.18%	3.84%	4.46%
Classified loans as a percent of total loans (f)(r)	2.23%	2.36%	2.13%	2.30%	1.61%	1.97%	2.59%
Allowance for credit losses as a percent of total loans (f)(b)	1.32%	1.47%	1.48%	0.75%	0.74%	0.80%	0.83%
Allowance for credit losses as a percent of nonperforming loans (f)(p)(b)	174.10%	158.49%	180.14%	99.28%	104.35%	108.52%	73.43%
(Recovery of) provision for credit losses as a percent of average total loans (b)	-0.57%	2.37%	0.81%	0.09%	0.21%	0.16%	0.17%
Net charge-offs as a percentage of average total loans (s)	0.13%	0.07%	0.05%	0.04%	0.15%	0.15%	0.09%

	At or For the Three Months Ended March 31,		At or for the Year Ended December 31,
(Dollars in thousands, except per share data)	2021	2020	2020	2019	2018	2017	2016
Capital Information (a)(g)
Common equity tier 1 capital ratio (t)	12.42%	13.91%	13.01%	14.59%	13.66%	13.26%	12.91%
Tier 1 risk-based capital ratio	12.65%	14.16%	13.25%	14.84%	13.92%	13.55%	13.21%
Total risk-based capital ratio (tier 1 and tier 2)	13.78%	15.38%	14.50%	15.58%	14.65%	14.43%	14.11%
Tier 1 leverage ratio	9.00%	10.06%	8.97%	10.41%	9.99%	9.75%	9.65%
Common equity tier 1 capital	$418,089	$415,768	$409,400	$427,415	$378,855	$327,172	$306,506
Tier 1 capital	425,739	423,259	417,011	434,866	386,138	334,279	313,430
Total capital (tier 1 and tier 2)	463,872	459,727	456,384	456,422	406,333	355,977	334,957
Total risk-weighted assets	$3,365,637	$2,988,263	$3,146,767	$2,930,355	$2,773,383	$2,466,620	$2,373,359
Total stockholders’ equity to total assets	11.26%	13.06%	12.09%	13.65%	13.03%	12.80%	12.68%
Tangible equity to tangible assets (e)	7.96%	9.47%	8.55%	9.98%	9.35%	9.14%	8.80%

(a)

Reflects the impact of the acquisition of Triumph Premium Finance beginning July 1, 2020, First Prestonsburg Bancshares Inc. (“First Prestonsburg”) beginning April 12, 2019 and ASB Financial Corp. (“ASB”) beginning April 13, 2018.

(b)

On January 1, 2020, Peoples adopted ASU 2016-13 and implemented the Current Expected Credit Losses (“CECL”) model. Prior to the adoption of the CECL model, the provision for credit losses was the “provision for loan losses.” The provision for credit losses includes changes related to the allowance for credit losses on loans (which includes purchased credit deteriorated loans), held-to-maturity investment securities, and the unfunded commitment liability in 2020. Additional information regarding the implementation of the CECL model can be found in “Note 1 Summary of Significant Accounting Policies” of the Notes to the Consolidated Financial Statements of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(c)

Total non-interest income excluding net gains and losses, is a Non-US GAAP financial measure since it excludes all gains and/or losses included in earnings. Additional information regarding the calculation of these measures can be found in “ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION” of Peoples’ Quarterly Report on Form 10¬Q for the quarterly period ended March 31, 2021 under the caption “Efficiency Ratio (Non-US GAAP)” and “ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, under the caption “Core Non-Interest Income and Expense (Non-US GAAP).”

(d)

Net income includes non-core non-interest expense totaling $2.8 million for the first three months of 2021, $552,000 for the first three months of 2020, $3.9 million in 2020, $7.6 million in 2019, $7.5 million in 2018, $583,000 in 2017, and $1.3 million in 2016. Additional information regarding the non-core non-interest expense can be found in “ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION” of Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 under the caption “Core Non-Interest Expense (Non-US GAAP)” and “ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, under the caption “Core Non-Interest Income and Expense (Non-US GAAP).”

(e)

These amounts represent Non-US GAAP financial measures since they exclude the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on total stockholders’ equity and total assets. Additional information regarding the calculation of these Non-US GAAP financial measures can be found in “ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION” of Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 under the caption “Capital/Stockholders’ Equity” and “ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, under the caption “Capital/Stockholders’ Equity.”

(f)	Data presented as of the end of the period indicated.
(g)	Ratios are presented on an annualized basis.
(h)

Return on average tangible equity ratio represents a Non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from earnings and it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on total stockholders’ equity. Additional information regarding the calculation of this Non-US GAAP financial measure can be found in “ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION” of Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 under the caption “Return on Average Tangible Equity Ratio (Non-US GAAP)” and “ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, under the caption “Return on Average Tangible Equity (Non-US GAAP).”

(i)

Return on average assets adjusted for non-core items ratio represents a Non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses, acquisition-related expenses, pension settlement charges, severance expenses, COVID-19-related expenses and a Peoples Bank Foundation, Inc. contribution included in earnings. Additional information regarding the calculation of this Non-US GAAP financial measure can be found in “ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION” of Peoples’ Quarterly Report on Form 10¬Q for the quarterly period ended

March 31, 2021 under the caption “Return on Average Assets Adjusted for Non-Core Items Ratio (Non-US GAAP)” and “ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, under the caption “Return on Average Assets Adjusted for Non-Core Items (Non-US GAAP).”
(j)	Information presented on a fully tax-equivalent basis.
(k)

The efficiency ratio is defined as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This amount represents a Non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this Non-US GAAP financial measure can be found in “ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION” of Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 under the caption “Efficiency Ratio (Non-US GAAP)” and “ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, under the caption “Efficiency Ratio (Non-US GAAP).”

(l)

The efficiency ratio adjusted for non-core items is defined as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus core non-interest income excluding all gains and losses. This amount represents a Non-US GAAP financial measure since it excludes the impact of all gains and losses, acquisition-related expenses, pension settlement charges, severance expenses, COVID-19-related expenses and a Peoples Bank Foundation, Inc. contribution included in earnings, and uses FTE net interest income. Additional information regarding the calculation of this Non-US GAAP financial measure can be found in “ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION” of Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 under the caption “Efficiency Ratio (Non-US GAAP)” and “ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, under the caption “Efficiency Ratio (Non-US GAAP).”

(m)

Pre-provision net revenue is defined as net interest income plus total non-interest income (excluding all gains and losses) minus total non-interest expense. This ratio represents a Non-US GAAP financial measure since it excludes the (recovery of) provision for credit losses and all gains and losses included in earnings. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this Non-US GAAP financial measure can be found in “ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION” of Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 under the caption “Pre-Provision Net Revenue (Non-US GAAP)” and “ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, under the caption “Pre-Provision Net Revenue (Non-US GAAP).”

(n)	The dividend payout ratio is calculated based on dividends declared during the period divided by net income for the period.
(o)	NM = not meaningful.
(p)	Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and other real estate owned.
(q)	Includes loans categorized as special mention, substandard and doubtful.
(r)	Includes loans categorized as substandard and doubtful.
(s)	Included $2.5 million in recoveries during 2020 and $1.8 million in recoveries during 2019 on one single large commercial relationship.
(t)

Peoples’ capital conservation buffer was 5.78% at March 31, 2021, 7.38% at March 31, 2020, 6.50% at December 31, 2020, 7.58% at December 31, 2019, 6.65% at December 31, 2018, 6.43% at December 31, 2017, and 6.11% at December 31, 2016.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR PREMIER FINANCIAL

The following table summarizes financial results achieved by Premier Financial for the periods and at the dates indicated and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Premier Financial’s Consolidated Financial Statements and the notes to the Consolidated Financial Statements contained in reports that Premier Financial has previously filed with the SEC. Historical financial information for Premier Financial can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The information at and for the three months ended March 31, 2021 and March 31, 2020 is unaudited. However, in the opinion of management of Premier Financial, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the information at and for the three months ended March 31, 2021 and 2020 are not necessarily indicative of the results that may be expected for future periods. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods noted below indicate results for any future period.

The information below has been derived from Premier Financial’s Consolidated Financial Statements.

(Dollars in thousands, except per share data)	At or For the Three Months Ended March 31,		At or for the Year Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
Earnings
Net interest income	$16,150	$16,342	$67,658	$66,901	$59,754	$57,488	$53,698
Provision for loan losses	648	1,000	3,450	1,250	2,315	2,499	1,748
Non-interest income	3,144	2,249	8,446	9,334	9,098	8,655	8,187
Non-interest expense	10,190	10,737	43,905	43,764	40,471	40,218	41,193
Income taxes	1,906	1,486	6,311	7,025	5,898	8,607	6,770
Net income	$6,550	$5,368	$22,438	$24,196	$20,168	$14,819	$12,174
Financial Position
Total assets	$2,037,788	$1,759,233	$1,945,822	$1,781,010	$1,690,115	$1,493,424	$1,496,193
Loans	1,261,908	1,185,043	1,214,378	1,195,295	1,149,301	1,049,052	1,024,823
Allowance for loan losses	14,027	13,856	13,516	13,542	13,738	12,104	10,836
Goodwill and other intangibles	51,842	52,774	52,064	53,016	52,908	38,746	39,720
Securities	492,464	404,478	421,190	390,754	365,731	278,466	288,607
Deposits	1,696,439	1,462,380	1,633,740	1,495,753	1,430,127	1,272,675	1,279,386
Other borrowings	39,980	27,680	33,827	26,803	33,381	28,310	32,679
Subordinated debt	5,485	5,445	5,475	5,436	5,406	5,376	5,343
Common equity	$245,679	$248,925	$259,907	$240,241	$216,729	$183,355	$174,184
Per Common Share Data
Net income - basic	$0.45	$0.37	$1.53	$1.65	$1.48	$1.11	$0.92
Net income - diluted	0.44	0.36	1.52	1.64	1.47	1.10	0.92
Cash dividends	$1.15	$0.15	$0.60	$0.60	$0.57	$0.48	$0.45

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information for Peoples Bancorp Inc. and Subsidiaries (“Peoples,” for purposes of this section only refers to Peoples Bancorp Inc. and its consolidated subsidiaries collectively, except where the context indicates the reference solely to Peoples Bancorp Inc.) combines the historical consolidated financial position and results of operations of Peoples and Premier Financial, as an acquisition by Peoples of Premier Financial using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Premier Financial will be recorded by Peoples at their respective fair values as of the date the Merger is completed. The pro forma financial information presented should be read in conjunction with Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and Premier Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

The unaudited pro forma condensed combined balance sheets give effect to the Merger as if the transaction had occurred on March 31, 2021. The unaudited pro forma condensed combined income statements for the three months ended March 31, 2021 and year ended December 31, 2020, give effect to the Merger as if the transaction had become effective beginning on the first day of the fiscal years presented.

The unaudited pro forma condensed combined financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the Merger had been consummated on the date or at the beginning of the period indicated, or which may be attained in the future. The unaudited pro forma condensed combined financial information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and related notes thereto of Peoples, and the historical consolidated financial statements and related notes thereto of Premier Financial.

PEOPLES BANCORP INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2021

(Dollars in thousands)	Peoples As Reported	Premier Financial As Reported	Pro Forma Adjustments	Pro Forma Adjustment Note Reference	Pro Forma Combined Peoples
Assets
Cash and cash equivalents	$200,375	$185,209	$—		$385,584
Investment securities	1,065,603	492,464	—		1,558,067
Loans, including loans held for sale, net of deferred fees and costs	3,411,870	1,261,908	(26,007)	a	4,647,771
Allowance for credit losses	(44,897)	(14,027)	2,177	b	(56,747)

Net loans	3,366,973	1,247,881	(23,830)		4,591,024
Bank premises and equipment, net	58,721	34,539	(4,500)		88,760
Goodwill	171,260	47,640	51,461	c	270,361
Other intangible assets	12,747	4,202	(1,175)	d	15,774
Other assets	267,373	25,853	16,440	e	309,666

Total assets	$5,143,052	$2,037,788	$38,395		$7,219,235

Liabilities
Deposits	4,304,229	1,696,439	1,140	f	6,001,808
Borrowings	178,163	45,465	0		223,628
Accrued expenses and other liabilities	81,767	50,205	0		131,972

Total liabilities	4,564,159	1,792,109	1,140		6,357,408

Stockholders’ Equity
Common stock	422,370	134,322	148,613	g	705,305
Retained earnings	199,321	106,017	(106,017)	h	199,321
Accumulated other comprehensive (loss) income, net of deferred income taxes	(4,962)	5,340	(5,340)	i	(4,962)
Treasury stock	(37,836)	—	—		(37,836)

Total stockholders’ equity	578,893	245,679	37,256		861,828

Total liabilities and stockholders’ equity	$5,143,052	$2,037,788	$38,395		$7,219,235

Common shares outstanding	19,629,633	14,706,608	8,529,833		28,159,466

PEOPLES BANCORP INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Income Statement

For the Three Months Ended March 31, 2021

(Dollars in thousands, except per share data)	Peoples As Reported	Premier Financial As Reported	Pro Forma Adjustments	Pro Forma Adjustment Note Reference	Pro Forma Combined Peoples
Interest income	$38,962	$16,987	$1,506	j	$57,455
Interest expense	3,384	837	(311)	j	3,910

Net interest income	35,578	16,150	1,817		53,545
Provision for loan losses	(4,749)	648	—		(4,101)

Net interest income after (recovery of) provision for loan losses	40,327	15,502	1,817		57,646

Total other income	16,903	3,144	—		20,047
Total other expenses	37,987	10,190	149	j	48,326

Income before income taxes	19,243	8,456	1,668		29,367
Income tax expense	3,780	1,906	350	k	6,036

Net income	$15,463	$6,550	$1,318		$23,331

Earnings per share—basic	$0.80	$0.45			$0.84
Earnings per share—diluted	$0.79	$0.44			$0.83

Weighted-average number of shares outstanding—basic	19,282,665	14,696,958	(6,172,722)		27,806,901
Weighted-average number of shares outstanding—diluted	19,436,311	14,785,355	(6,209,849)		28,011,817

PEOPLES BANCORP INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Income Statement

For the Year Ended December 31, 2020

(Dollars in thousands, except per share data)	Peoples As Reported	Premier Financial As Reported	Pro Forma Adjustments	Pro Forma Adjustment Note Reference	Pro Forma Combined Peoples
Interest income	$157,104	$74,471	$6,025	j	$237,600
Interest expense	18,181	6,813	(1,140)	j	23,854

Net interest income	138,923	67,658	7,165		213,746
Provision for loan losses	26,254	3,450	—		29,704

Net interest income after (recovery of) provision for loan losses	112,669	64,208	7,165		184,042

Total other income	63,672	8,446	—		72,118
Total other expenses	133,695	43,905	573	j	178,173

Income before income taxes	42,646	28,749	6,592		77,987
Income tax expense	7,879	6,311	1,384	k	15,574

Net income	$34,767	$22,438	$5,208		$62,413

Earnings per share—basic	$1.74	$1.53			$2.21
Earnings per share—diluted	$1.73	$1.52			$2.20

Weighted-average number of shares outstanding—basic	19,721,772	14,667,756	(6,160,458)		28,229,070
Weighted-average number of shares outstanding—diluted	19,843,808	14,731,789	(6,187,351)		28,388,246

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with generally accepted accounting principles (“GAAP”), giving effect to the planned Merger of Peoples and Premier Financial, as if the transactions had occurred as of the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the Merger and common equity issuance been consummated at the beginning of the earliest periods presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The Merger, which is currently expected to be completed late in the third quarter of 2021, is subject to approval of Peoples and Premier Financial shareholders; the satisfaction of various closing conditions, including the receipt of all necessary bank regulatory approvals and the accuracy of the representations and warranties of each party (subject to certain exceptions); the performance in all material respects by each party of its obligations under the Merger Agreement; and other conditions customary for transactions of this type.

The Merger will be accounted for as an acquisition by Peoples using the acquisition method of accounting in accordance with GAAP. Accordingly, the assets and liabilities of Premier Financial will be recorded at their respective fair values and the values used represent management’s estimates based on available information. The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities, additional information that becomes available and additional analysis that is performed. The final allocation of the purchase price will be determined after the Merger is completed and after completion of thorough analysis to determine the fair value of Premier Financial’s tangible and identifiable intangible assets and liabilities as of the date the Merger. Increases or decreases in the estimated fair values of the net assets, commitments, and other items of Premier Financial, as compared with the information shown in the unaudited pro forma condensed combined financial information, may change the amount of the purchase price allocated to goodwill and other assets and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Premier Financial’s stockholders’ equity through the date the Merger is completed will also change the purchase price allocation, which may include the recorded value of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Note 2. Purchase Price Allocation

The pro forma adjustments include the adjustments made to apply acquisition accounting to record the Merger. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. For purposes of this pro forma analysis, fair value adjustments, other than goodwill and adjustments to acquired impaired loans, are amortized/accreted based on the estimated average remaining lives. Tax expense related to the net fair value adjustments is calculated using the statutory tax rate of 21%.

Under the terms of the Merger Agreement, shareholders of Premier Financial will receive 0.58 Peoples common shares for each share of Premier Financial common stock. As of March 31, 2021, the transaction is valued at $19.24 on a per share basis.

(Dollars in thousands, except per share data)
Pro Forma Purchase Price
Premier common shares outstanding at March 31, 2021		14,706,608
Number of common shares of Peoples to be issued for each share of Premier		0.58
Price per Peoples share, based on closing price as of March 31, 2021		$33.17

Total pro forma purchase price		$282,935

Premier Net Assets at Fair Value
Assets
Cash and cash equivalents	$185,209
Investment securities	496,630
Loans, including loans held for sale, net of deferred fees and costs	1,224,051
Bank premises and equipment, net	30,039
Other intangible assets	3,027
Other assets	38,127

Total assets	1,977,083

Liabilities
Deposits	1,697,579
Borrowings	45,465
Accrued expenses and other liabilities	50,205

Total liabilities	1,793,249
Net assets		$183,834

Preliminary pro forma goodwill		$99,101

Note 3. Estimated Amortization/Accretion of Purchase Accounting Adjustments

The following table summarizes the estimated amortization/accretion of purchase accounting adjustments reflected in the pro forma financial statements on the future pre-tax net income of Peoples after the acquisition of Premier Financial:

	For the Year Ended December 31,
(Dollars in thousands)	2020	2021	2022	2023	2024	2025
Loans, including loans held for sale, net of deferred fees and costs	$6,025	$6,025	$6,025	$6,025	$—	$—
Other intangible assets	(573)	(513)	(453)	(393)	(333)	(273)
Deposits	1,140	—	—	—	—	—

Net increase (decrease) in pre-tax net income	$6,592	$5,512	$5,572	$5,632	$(333)	$(273)

Note 4. Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a statutory 21% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and/or valuations, which are subject to change.

a.	Loans, including loans held for sale, net of deferred fees and costs were adjusted to reflect credit, liquidity and interest rates resulting in a discount on Premier Financial’s loan portfolio.

b.

Allowance for credit losses was adjusted by removing Premier Financial’s allowance for credit losses, as purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for credit loss is prohibited, and reflects the adjustment for allowance for credit losses established for purchased credit deteriorated assets.

c.

Goodwill was adjusted to remove Premier Financial’s goodwill and record the estimated goodwill generated as a result of the total purchase price and the fair value of assets purchased exceeding the fair value of liabilities assumed.

d.	Other intangible assets were adjusted to remove Premier Financial’s core deposit intangible assets and record the estimated core deposit intangible asset resulting from the transaction.

e.	Other assets were adjusted to record the estimated deferred tax asset resulting from the transaction.

f.	Deposits were adjusted to reflect the fair value of Premier Financial’s time deposits.

g.	Common stock was adjusted to eliminate Premier Financial’s common shares and reflect the issuance of common shares in the purchase of Premier Financial.

h.	Retained earnings was adjusted to eliminate Premier Financial’s retained earnings.

i.	Accumulated other comprehensive (loss) income was adjusted to eliminate Premier Financial’s accumulated other comprehensive income.

j.	Interest income, interest expense, and other expenses were adjusted for estimated amortization/accretion based on acquisition accounting adjustments.

k.	Income tax expense adjusted based on a statutory tax rate of 21%.

UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth for Peoples and Premier Financial certain historical, pro forma and pro forma-equivalent per share financial information as of and for the year ended December 31, 2020 and unaudited pro forma financial information as of and for the three months ended March 30, 2021. The information in the table below, in part, is derived from and should be read together with the historical Consolidated Financial Statements of Peoples and Premier Financial that are incorporated by reference in this joint proxy statement/prospectus. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect certain anticipated costs and benefits of the Merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the Merger been consummated at the beginning of the periods presented. The pro forma data gives effect to the Merger and is based on numerous assumptions and estimates. The pro forma combined per share data and Premier Financial equivalent pro forma per share data are prepared assuming a maximum of 9,000,000 common shares will be issued in the Merger. See “THE MERGER AGREEMENT—Merger Consideration” on page 91.

	As of and For the Year Ended December 31, 2020	As of and For the Three Months Ended March 31, 2021
Earnings per share: Basic
Peoples total historical	$1.74	$0.80
Premier Financial historical	1.53	0.45
Pro forma total combined	2.21	0.84
Equivalent pro forma for one share of Premier Financial common stock	1.28	0.49
Earnings per share: Diluted
Peoples total historical	$1.73	$0.79
Premier Financial historical	1.52	0.44
Pro forma combined	2.20	0.83
Equivalent pro forma for one share of Premier Financial common stock	1.28	0.63
Cash dividends declared per share
Peoples historical	$1.37	$0.35
Premier Financial historical	0.60	1.15	(1)
Pro forma combined	1.37	0.35
Equivalent pro forma for one share of Premier Financial common stock	0.79	0.20
Book value per share:
Peoples historical	$29.43	$29.49
Premier Financial historical	17.71	16.71
Pro forma combined	31.09	30.61
Equivalent pro forma for one share of Premier Financial common stock	18.03	17.75

(1)	Includes a $1.00 per share special dividend declared and paid by Premier Financial in February 2021.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the proposed merger, the plans, objectives, expectations and intentions of Peoples and Premier Financial, the expected timing of completion of the Merger, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, continue, remain, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995 (“Reform Act”), notwithstanding that such statements are not specifically identified.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors, in addition to the factors relating to the Merger discussed under the caption “RISK FACTORS” beginning on page 35 and the factors previously disclosed in Peoples and Premier Financial’s reports filed with the SEC, which could cause actual results to differ materially from those contained or implied in the forward-looking statements:

•	changes in general economic, political, or industry conditions;

•

the magnitude and continued duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and Peoples’ and Premier Financial’s businesses, results of operations, and financial conditions;

•	uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve;

•	volatility and disruptions in global capital and credit markets;

•	movements in interest rates;

•	discontinuation of LIBOR;

•	competitive pressures on product pricing and services;

•	success, impact, and timing of Peoples’ and Premier Financial’s business strategies, including market acceptance of any new products or services;

•

the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Act and the Basel III regulatory reforms, as well as those involving the ODFI, Federal Reserve, Federal Deposit Insurance Corporation, and Consumer Financial Protection Bureau;

•

changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation and financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner;

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against Peoples or Premier Financial;

•	delays in completing the Merger;

•

the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Merger);

•	the failure to obtain shareholder approvals or to satisfy any of the other conditions to the Merger on a timely basis or at all;

•

the possibility that the anticipated benefits of the Merger are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Peoples and Premier Financial do business;

•	the effect of divestitures that may be required by regulatory authorities in certain markets in which Peoples and Premier Financial compete;

•	the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities;

•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Merger;

•	the ability to complete the Merger and integration of Peoples and Premier Financial successfully;

•	the dilution caused by Peoples’ issuance of additional shares of its capital stock in connection with the Merger;

•	revenues or earnings following the Merger may be lower than expected; and

•	other factors that may affect the future results of Peoples and Premier Financial.

In addition, certain statements may be contained in the future filings of Peoples and Premier Financial with the SEC, in press releases and in oral and written statements made by or with the approval of Peoples or Premier Financial that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

•

statements about the benefits of the Merger between Peoples and Premier Financial, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

•	statements regarding plans, objectives and expectations of Peoples or Premier Financial or their respective management or boards of directors;

•	statements regarding future economic performance; and

•	statements regarding assumptions underlying any such statements.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, we caution you not to place reliance on these forward-looking statements. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither Peoples nor Premier Financial undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Peoples and Premier Financial have filed with the SEC as described under “Where You Can Find More Information” in the forepart of this document.

Peoples and Premier Financial expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” on page 32, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

An investment by Premier Financial shareholders in shares of Peoples common shares as a result of the exchange of shares of Peoples common shares for shares of Premier Financial common stock in the Merger involves certain risks. Similarly, a decision on the part of Peoples shareholders to approve the Merger also involves risks for the Peoples shareholders, who will continue to hold their shares of Peoples common shares after the Merger. Certain material risks and uncertainties connected with the Merger Agreement and transactions contemplated thereby, including the Merger and the Subsidiary Bank Mergers, and ownership of Peoples common shares are discussed below. In addition, Peoples and Premier Financial discuss certain other material risks connected with the ownership of Peoples common shares and with Peoples’ business, and with the ownership of Premier Financial common stock and Premier Financial’s business, respectively, under the caption “Risk Factors” appearing in their Annual Reports on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in their subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that each has filed with the SEC or may file with the SEC after the date of this joint proxy statement/prospectus, each of which reports is or will be incorporated by reference in this joint proxy statement/prospectus.

Holders of Premier Financial common stock and holders of Peoples common shares should carefully read and consider all of these risks and all other information contained in this joint proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this joint proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they may be entitled to vote at the Premier Financial Special Meeting or the Peoples Special Meeting described herein. The risks described in this joint proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of Peoples common shares that you, as an existing Peoples shareholder, currently hold or that you, as an existing holder of Premier Financial common stock, will hold upon consummation of the Merger, and could result in a significant decline in the value of Peoples common shares and cause the current holders of Peoples common shares and/or the holders of Premier Financial common stock to lose all or part of the value of their respective investments in Peoples common shares.

Risks Related to the Merger

Because of the market price of Peoples common shares may fluctuate, holders of Premier Financial common stock cannot be certain of the market value of the Merger Consideration they will receive.

Under the terms of the Merger Agreement, holders of Premier Financial common stock will receive 0.58 shares of Peoples common shares for each share of Premier Financial common stock they hold immediately prior to the Effective Time.

Peoples will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of Premier Financial common stock who would otherwise be entitled to receive a fraction of a Peoples common share (after taking into account all shares of Premier Financial common stock owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled to multiplied by the daily volume-weighted average closing sale price of Peoples common shares on the Nasdaq for the 5 consecutive full trading days immediately preceding the effective date of the Merger.

Any change in the market price of Peoples common shares prior to the completion of the Merger will affect the market value of the Merger Consideration that Premier Financial shareholders will receive following completion of the Merger. Stock price changes may result from a variety of factors that are beyond the control of Peoples and Premier Financial, including but not limited to general market and economic conditions, impacts and disruptions resulting from the ongoing COVID-19 pandemic, changes in their respective businesses, operations and prospects, and regulatory considerations. Therefore, at the time of the Premier Financial Special Meeting, Premier Financial shareholders will not know the precise market value of the consideration they will receive at the effective time of the Merger. Premier Financial shareholders should obtain current sale prices for Peoples common shares before voting their shares at the Premier Financial Special Meeting.

The market price of Peoples common shares after the Merger may be affected by factors different from those affecting the shares of Premier Financial common stock or Peoples common shares currently.

In the Merger, holders of Premier Financial common stock will become holders of Peoples common shares. Although similar in some respects, Peoples’ business does differ from that of Premier Financial. Accordingly, the results of operations of the combined company and the market price of Peoples common shares after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of Peoples and Premier Financial. For a discussion of the businesses of Peoples and Premier Financial and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” in the forepart of this document.

Peoples could experience difficulties in managing its growth and effectively integrating the operations of Premier Financial and the Subsidiary Banks.

The earnings, financial condition and prospects of Peoples after the Merger will depend in part on Peoples’ ability to integrate successfully the operations of Premier Financial and the Subsidiary Banks and to continue to implement its own business plan. Peoples may not be able to fully achieve the strategic objectives and projected operating efficiencies anticipated in the Merger. The costs or difficulties relating to the integration of Premier Financial and the Subsidiary Banks with the Peoples organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity, and Peoples may encounter difficulties, including matters such as loss of key employees and customers, and the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and policies, among others. These factors could contribute to Peoples not fully achieving the expected benefits from the Merger.

The Merger Agreement limits Premier Financial’s ability to pursue alternatives to the Merger with Peoples, may discourage other acquirers from offering a higher valued transaction to Premier Financial and may, therefore, result in less value for the Premier Financial shareholders.

The Merger Agreement contains a provision that, subject to certain limited exceptions, prohibits Premier Financial from soliciting, negotiating, or providing confidential information to any third party relating to any competing proposal to acquire Premier Financial or the Subsidiary Banks.

In addition, if the Merger Agreement is terminated by Premier Financial under certain circumstances involving alternative acquisition proposals, Premier Financial may be required to pay a termination fee to Peoples equal to $11.0 million. The requirement that Premier Financial make such a payment could discourage another company from making a competing proposal.

The fairness opinions of Peoples’ and Premier Financial’s respective financial advisors do not reflect changes in circumstances subsequent to the date of such opinions.

Each of the Premier Financial and Peoples boards of directors received an opinion, dated March 24, 2021 and March 26, 2021, respectively, from their respective financial advisors as to the fairness of the Exchange

Ratio, from a financial point of view, as of the date of each such opinion. Subsequent changes in the operation and prospects of Premier Financial or Peoples, general market and economic conditions and other factors that may be beyond the control of Premier Financial or Peoples may significantly alter the value of Premier Financial or Peoples or the prices of the shares of Premier Financial common stock or Peoples common shares by the time the Merger is completed. The opinions do not address the fairness of the Exchange Ratio, from a financial point of view, at the time the Merger is completed, or as of any other date other than the date of such opinions. The opinion of Premier Financial’s financial advisor is attached as Annex C to this joint proxy statement/prospectus, and the opinion of Peoples’ financial advisor is attached as Annex D. For a description of the opinions, see “THE MERGER—Opinion of Premier Financial’s Financial Advisor” on page 58 and “THE MERGER—Opinion of Peoples’ Financial Advisor” on page 72 of this joint proxy statement/prospectus.

Peoples and Premier Financial shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined organization.

The Merger will dilute the ownership position of Peoples shareholders and result in Premier Financial shareholders having an ownership stake in the combined company that is smaller than their current stake in Premier Financial. Upon completion of the Merger, we estimate that continuing Peoples shareholders will own approximately 71% of the issued and outstanding common shares of the combined company, and former Premier Financial shareholders will own approximately 29% of the issued and outstanding common shares of the combined company. Consequently, Peoples shareholders and Premier Financial shareholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the Merger than they currently exercise over the management and policies of Peoples and Premier Financial, respectively.

Failure to complete the Merger could negatively impact the value of Premier Financial’s stock and future businesses and financial results of Peoples and Premier Financial.

If the Merger is not completed, the ongoing businesses of Peoples and Premier Financial may be adversely affected and Peoples and Premier Financial will be subject to several risks, including the following:

•	Peoples and Premier Financial will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the Merger Agreement, Premier Financial is subject to certain restrictions regarding the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the Merger may require substantial commitments of time and resources by Peoples and Premier Financial management, which could otherwise have been devoted to other opportunities that may have been beneficial to Peoples and Premier Financial as independent companies, as the case may be.

In addition, if the Merger is not completed, Premier Financial may experience negative reactions from its customers and employees. Employees could resign and obtain other employment as a result of the potential Merger. Premier Financial also could be subject to litigation related to any failure to complete the Merger.

The combined company is expected to incur substantial costs in connection with the related integration. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including data processing, purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Premier Financial and Peoples have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

The Peoples common shares to be received by Premier Financial shareholders upon completion of the Merger will have different rights from Premier Financial common stock.

Upon completion of the Merger, Premier Financial shareholders will no longer be shareholders of Premier Financial but will instead become shareholders of Peoples, and their rights as shareholders of Peoples will be governed by the Ohio Revised Code and by Peoples’ Amended Articles of Incorporation and Code of Regulations. The terms of Peoples’ Amended Articles of Incorporation and Regulations are in some respects materially different than the terms of Premier Financial’s Amended Articles of Incorporation and Amended and Restated Bylaws. See “COMPARISON OF CERTAIN RIGHTS OF PREMIER FINANCIAL AND PEOPLES SHAREHOLDERS” on page 103 of this joint proxy statement/prospectus.

The Merger Agreement subjects Peoples and Premier Financial to certain restrictions on their respective business activities prior to the effective time.

The merger agreement subjects Peoples and Premier Financial to certain restrictions on their respective business activities prior to the effective time. Subject to certain specified exceptions, the merger agreement obligates Premier Financial to, and to cause each of its subsidiaries to, conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and each of Peoples and Premier Financial to, and to cause each of its subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability of either Peoples or Premier Financial to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the Merger Agreement or to perform its respective covenants and agreements under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement on a timely basis. These restrictions could prevent Premier Financial from pursuing certain business opportunities that arise prior to the effective time. See the section entitled “THE MERGER AGREEMENT – Premier Financial’s Conduct of Business Pending the Merger” beginning on page 96 and “THE MERGER AGREEMENT – Peoples’ Conduct of Business Pending the Merger” beginning on page 100.

The COVID-19 pandemic may delay and adversely affect the completion of the merger.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, the business, financial condition, liquidity, capital and results of operations of Peoples and Premier Financial. If the effects of the COVID-19 pandemic cause continued or extended decline in the economic environment and the financial results of Peoples or Premier Financial, or the business operations of Peoples or Premier Financial are further disrupted as a result of the COVID-19 pandemic, efforts to complete the Merger and integrate the businesses of Peoples or Premier Financial may also be delayed and adversely affected. Additional time may be required to obtain the requisite regulatory approvals, and the Federal Reserve, the ODFI and/or other regulators may impose additional requirements on Peoples or Premier Financial that must be satisfied prior to completion of the merger, which could delay and adversely affect the completion of the merger.

The COVID-19 pandemic’s impact on the combined company’s business and operations is uncertain.

The extent to which the COVID-19 pandemic will negatively affect the business, financial condition, liquidity, capital and results of operations of the combined company will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the COVID-19 pandemic, the direct and indirect impact of the COVID-19 pandemic on employees, clients, counterparties and service providers, as well as other market participants, and actions taken by governmental authorities and other third parties in response to the COVID-19 pandemic. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 pandemic on the combined company’s business, and there is no guarantee that efforts by the combined company to address the adverse impacts of the COVID-19 pandemic will be effective.

Even after the COVID-19 pandemic has subsided, the combined company may continue to experience adverse impacts to its business as a result of the COVID-19 pandemic’s global economic impact, including reduced availability of credit, adverse impacts on liquidity and the negative financial effects from any recession or depression that may occur.

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed.

The respective obligations of Peoples and Premier Financial to complete the Merger are subject to the fulfillment or written waiver of many conditions, including approval by the requisite vote of Peoples and Premier Financial shareholders, respectively, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the Merger, effectiveness of the registration statement of which this document is a part, approval of the Peoples common shares to be issued to Premier Financial for listing on the Nasdaq, the continued accuracy of the representations and warranties by both parties, and the performance by both parties of their covenants and agreements. See “THE MERGER AGREEMENT—Conditions to Consummation of the Merger” on page 93 of this joint proxy statement/prospectus. These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by December 31, 2021, either Peoples or Premier Financial may have the opportunity to choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after approval by the requisite vote of the Premier Financial shareholders. In addition, Peoples or Premier Financial may elect to terminate the Merger Agreement in certain other circumstances. See “THE MERGER AGREEMENT—Termination of the Merger Agreement” on page 101 of this joint proxy statement/prospectus for a fuller description of these circumstances.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the Merger and the Subsidiary Bank Mergers may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve, ODFI and other regulatory authorities. In determining whether to grant these approvals, these regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “THE MERGER —Regulatory Approvals Required” beginning on page 81. These approvals could be delayed or not obtained at all, due to a number of factors including any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by regulatory authorities in granting such approvals; governmental, political or community group inquiries, investigations or opposition; changes in legislation or the political environment, including as a result of changes of the U.S. executive administration, Congressional leadership and regulatory agency leadership; or impacts and disruptions resulting from the COVID-19 pandemic. The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the Merger Agreement. There can be no assurance that the regulatory authorities will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the Merger Agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the Merger or will otherwise reduce the anticipated benefits of the Merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the Merger is conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the Merger Agreement. Despite the parties’ commitments to use their reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the Merger Agreement, neither Peoples, Premier Financial nor either of Premier Financial’s respective subsidiaries is required under the terms of the Merger Agreement to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining these approvals, that would reasonably be likely to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the Merger. See the section entitled “THE MERGER —Regulatory Approvals Required” beginning on page 81.

The unaudited pro forma combined financial information included in this joint proxy statement/prospectus is preliminary and the actual financial condition and results of operations of the combined company after the merger may differ materially.

The unaudited pro forma combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the Merger been completed on the dates indicated. The unaudited pro forma combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Premier Financial identifiable assets acquired and liabilities assumed at fair value, and to record the resulting goodwill recognized. The fair value estimates reflected in this joint proxy statement/prospectus are preliminary, and final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of Premier Financial as of the date of the completion of the Merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see the section entitled “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” beginning on page 24.

Issuance of shares of Peoples common shares in connection with the Merger may adversely affect the market price of Peoples common shares.

In connection with the payment of the Merger Consideration, Peoples expects to issue approximately 8.7 million shares of Peoples common shares to Premier Financial shareholders. The issuance of these new shares of Peoples common shares may result in fluctuations in the market price of Peoples common shares, including a stock price decrease.

Risks Related to Peoples’ Business

You should read and consider risk factors specific to Peoples’ business that will also affect the combined company after the Merger, described in Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by Peoples with the SEC and incorporated by reference into this document. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 108 of this joint proxy statement/prospectus.

Risks Related to Premier Financial’s Business

You should read and consider risk factors specific to Premier Financial’s business that will also affect the combined company after the Merger, described in Premier Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by Premier Financial with the SEC and incorporated by reference into this document. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 108 of this joint proxy statement/prospectus.

THE SPECIAL MEETING OF SHAREHOLDERS OF PREMIER FINANCIAL

Time, Date and Place

This joint proxy statement/prospectus is being provided to Premier Financial shareholders in connection with the solicitation of proxies by the Premier Financial board of directors for use at the special meeting of shareholders to be held at 10:30 a.m., Eastern Daylight Savings Time, on July 1, 2021, at the Double Tree by Hilton Hotel located at 1001 3rd Avenue, Huntington, West Virginia 25701, including any adjournments of the special meeting.

This joint proxy statement/prospectus is also being furnished by Peoples to Premier Financial shareholders as a prospectus in connection with the issuance of Peoples common shares upon completion of the Merger.

Matters to be Considered

At the Premier Financial Special Meeting, the shareholders of Premier Financial will be asked to consider and vote upon the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•	a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of Premier Financial in connection with the Merger; and

•

a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

The board of directors of Premier Financial believes that the Merger with Peoples is in the best interests of Premier Financial shareholders and recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement, (2) “FOR” the approval of the specified compensation, and (3) “FOR” the proposal to adjourn the special meeting of Premier Financial shareholders, if necessary, to solicit additional proxies.

Record Date; Shares Outstanding and Entitled to Vote

The board of directors of Premier Financial has fixed the close of business on May 27, 2021, as the record date for determining the Premier Financial shareholders who are entitled to notice of and to vote at the Premier Financial Special Meeting of shareholders. Only holders of Premier Financial common stock at the close of business on the record date will be entitled to notice of and to vote at the Premier Financial Special Meeting.

As of the close of business on May 27, 2021, there were 14,790,209 shares of Premier Financial common stock outstanding and entitled to vote at the special meeting. As of the same date, there were no shares of Premier Financial preferred stock outstanding. The shares of Premier Financial common stock were held of record by approximately 1,560 shareholders. Each Premier Financial common share entitles the holder to one vote on all matters properly presented at the special meeting.

Votes Required; Quorum

Under Premier Financial’s Amended Articles of Incorporation and the Kentucky Revised Statute Section 271B.11-030, the adoption and approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the Premier Financial common stock outstanding and entitled to vote at the special meeting. Approvals of the specified compensation and adjournment of the special meeting require a majority of the votes cast at on the issue at the special meeting. The failure to vote in person or submit valid proxy instructions, broker non-votes and abstentions will have no effect on the voting of the specified compensation and the proposal to adjourn.

As of May 27, 2021, directors of Premier Financial owned an aggregate of 2,062,097 shares of Premier Financial common stock, an amount equal to approximately 14 % of the outstanding Premier Financial common stock. All of the directors of Premier Financial entered into a supporting agreement on such date with Peoples pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. As of the date of this joint proxy statement/prospectus, Peoples and its directors, executive officers and affiliates beneficially owned no Premier Financial common stock.

Your vote is important. The adoption and approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the Premier Financial common stock outstanding and entitled to vote at the Premier Financial Special Meeting. The proposals to approve the specified compensation and adjournment of the Premier Financial Special Meeting, if necessary, to solicit additional proxies also require the affirmative vote of at least a majority of the Premier Financial common stock represented in person or by proxy at the Premier Financial Special Meeting. Beneficial owners who hold Premier Financial common stock in “street name” through a broker must instruct their broker how to vote their shares of Premier Financial common stock on the adoption and approval of the Merger Agreement. Without specific instructions from the beneficial owners brokers are prohibited from voting such shares. If you fail to return your proxy card or properly-authenticated internet or telephone voting instructions that are submitted prior to the deadline for doing so or vote in person at the special meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting, or if your shares of Premier Financial common stock are held in “street name” and you fail to instruct your broker how to vote, it will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement, but will have no effect on the other two proposals.

A quorum, consisting of the holders of a majority of the outstanding Premier Financial common stock, must be present in person or by proxy at the Premier Financial Special Meeting before any action, other than the adjournment of the special meeting, can be taken. A properly executed proxy card or voting instructions via the internet or by telephone instructing abstention marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

The Premier Financial board of directors does not expect any matter other than the adoption and approval of the Merger Agreement, the approval of the specified compensation and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the Premier Financial Special Meeting.

Solicitation and Revocation of Proxies

A proxy card accompanies each copy of this joint proxy statement/prospectus mailed to Premier Financial shareholders. Your proxy is being solicited by the board of directors of Premier Financial. Whether or not you attend the special meeting, the Premier Financial board of directors urges you to promptly submit your proxy by telephone, over the internet, or by mail by returning your properly executed proxy card as soon as possible. If you timely submit your properly executed proxy card prior to the Premier Financial Special Meeting or timely submit your voting instructions via the internet or by telephone and do not revoke it prior to its use, the Premier Financial common stock represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Premier Financial’s common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement, “FOR” the approval of the specified compensation and, “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

If you have returned a properly executed proxy card, you may revoke it at any time before a vote is taken at the special meeting:

•	by telephone, by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•	through the internet, by visiting the website indicated on the accompanying proxy card and following the instructions;

•	by filing a written notice of revocation with the Secretary of Premier Financial, at 2883 Fifth Avenue, Huntington, West Virginia 25702;

•	by executing and returning another proxy card with a later date; or

•	by attending the special meeting, giving notice of revocation in person to the corporate secretary and voting by ballot at the special meeting.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your Premier Financial common stock in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of your shares of common stock) with instructions on how to vote your shares of common stock. Your broker, bank or other nominee will provide you with a proxy card and voting instructions. If you have instructed your broker, bank or other nominee to vote your common shares, you must follow the directions received from your broker, bank or other nominee to change or revoke your vote.

Cost of Solicitation

Premier Financial will bear its own cost of solicitation of proxies on behalf of the Premier Financial board of directors. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of Premier Financial, none of whom will receive additional compensation for their solicitation activities. Premier Financial has also retained Georgeson, Inc., a proxy soliciting firm, to assist in the solicitation of proxies for a fee of $8,500, $6.50 per successful telephone contact with a shareholder, $4.95 for a telephone vote received and reimbursement of out-of-pocket expenses, to be paid by Peoples pursuant to the Merger Agreement. Premier Financial will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Premier Financial common stock not beneficially owned by them, for forwarding this joint proxy statement/prospectus and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of Premier Financial common stock entitled to vote at the special meeting.

PROPOSALS SUBMITTED TO PREMIER FINANCIAL SHAREHOLDERS

Premier Financial Merger Proposal

As discussed throughout this joint proxy statement/prospectus, Premier Financial is asking its shareholders to adopt and approve the Merger Agreement. Premier Financial shareholders should carefully read this document in its entirety for more detailed information regarding the Merger Agreement and the Merger. In particular, shareholders are directed to the copy of the Merger Agreement attached as Annex A to this joint proxy statement/prospectus.

The board of directors of Premier Financial recommends a vote “FOR” the approval and adoption of the Merger Agreement.

Premier Financial Advisory (Non-binding) Proposal on Specified Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, Premier Financial is providing the Premier Financial shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable if the Merger is approved to Premier Financial’s named executive officers in connection with the Merger, the value of which is set forth in the table included in the section of this document entitled “THE MERGER–Interests of Premier Financial Directors and Officers in the Merger–Golden Parachute Compensation.” Premier Financial is asking the Premier Financial shareholders to vote on the approval of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Premier Financial Bancorp, Inc., in connection with the merger of Premier Financial Bancorp, Inc., with and into Peoples Bancorp Inc., as disclosed in the table in the section of the joint proxy statement/prospectus entitled “The Merger – Interests of Premier Financial Directors and Officers in the Merger – Golden Parachute Compensation,” including the associated narrative discussion, is hereby APPROVED.”

The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to approve the Merger. Accordingly, a shareholder may vote to approve and adopt the Merger Agreement and vote not to approve the executive compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on either Premier Financial or Peoples. Accordingly, because Premier Financial is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the Merger Agreement is approved and adopted and regardless of the outcome of the advisory vote.

The Premier Financial board of directors recommends a vote “FOR” the Premier Financial advisory proposal on specified compensation.

Premier Financial Adjournment Proposal

The Premier Financial Special Meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the Premier Financial Special Meeting to approve and adopt the Merger Agreement. If, at the time of the Premier Financial Special Meeting, the number of common shares of Premier Financial present or represented and voting in favor of the Merger Agreement proposal is insufficient to approve and adopt the Merger Agreement, Premier Financial intends to move to adjourn the Premier Financial Special Meeting in order to enable the Premier Financial board of directors to solicit additional proxies for approval of the proposal. In that event, Premier Financial will ask the Premier Financial shareholders to vote only upon the adjournment proposal and not the merger proposal or the proposal on the specified compensation.

In the Premier Financial adjournment proposal, Premier Financial is asking its shareholders to authorize the holder of any proxy solicited by the Premier Financial board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the Premier Financial Special Meeting to another time and place for the purpose of soliciting additional proxies. If the Premier Financial shareholders approve the adjournment proposal, Premier Financial could adjourn the Premier Financial Special Meeting and any adjourned session of the Premier Financial Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Premier Financial shareholders who have previously voted.

The Premier Financial board of directors recommends a vote “FOR” the Premier Financial adjournment proposal.

THE SPECIAL MEETING OF SHAREHOLDERS OF PEOPLES

Time, Date and Place

This joint proxy statement/prospectus is being provided to Peoples shareholders in connection with the solicitation of proxies by the Peoples board of directors for use at the special meeting of shareholders to be held virtually at 10:00 a.m., Eastern Daylight Savings Time, on July 22, 2021, via live webcast at www.proxydocs.com/pebo, including any adjournments of the special meeting.

Matters to be Considered

At the Peoples Special Meeting, the shareholders of Peoples will be asked to consider and vote upon the following matters:

•	a proposal to adopt and approve the Merger Agreement, including, but not limited to, issuance of Peoples common shares;

•	a proposal to approve the Peoples authorized share count proposal;

•

a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are insufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

•

any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Peoples board of directors is presently unaware of any other business to be transacted at the special meeting.

The board of directors of Peoples believes that the Merger with Peoples is in the best interests of Peoples shareholders and recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement, (2) “FOR” the approval of the Peoples authorized share count proposal, and (3) “FOR” the proposal to adjourn the special meeting of Peoples shareholders, if necessary, to solicit additional proxies. The approval of the Peoples authorized share count proposal by Peoples shareholders and the filing of the amendment to Peoples’ Amended Articles of Incorporation is required in order to enable Peoples to satisfy its obligations under the Merger Agreement.

Record Date; Shares Outstanding and Entitled to Vote

The board of directors of Peoples has fixed the close of business on May 28, 2021, as the record date for determining the Peoples shareholders who are entitled to notice of and to vote at the Peoples Special Meeting of shareholders. Only holders of Peoples common shares at the close of business on the record date will be entitled to notice of and to vote at the Peoples Special Meeting.

As of the close of business May 28, 2021, there were 19,656,680 Peoples common shares outstanding and entitled to vote at the special meeting. As of the same date, there were no shares of Peoples preferred stock outstanding. The Peoples common shares were held of record by approximately 2,808 shareholders. Each Peoples common share entitles the holder to one vote on all matters properly presented at the special meeting.

Votes Required; Quorum

Under Peoples’ Amended Articles of Incorporation, the adoption and approval of the Merger Agreement, as well as the approval of the issuance of common shares, requires the affirmative vote of the holders of at least a majority of the Peoples common shares outstanding and entitled to vote at the special meeting. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of Peoples’ common shares represented, in person or by proxy, at the special meeting.

As of May 28, 2021, directors of Peoples owned an aggregate of 499,201.04 Peoples common shares, an amount equal to approximately 2.54% of the outstanding Peoples common shares. As of the date of this joint proxy statement/prospectus, Peoples and its directors, executive officers and affiliates beneficially owned no shares Premier Financial common stock.

Your vote is important. The adoption and approval of the Merger Agreement and the issuance of common shares requires the affirmative vote of the holders of at least a majority of the Peoples common shares outstanding and entitled to vote at the Peoples Special Meeting. Beneficial owners who hold Peoples common shares in “street name” through a broker must instruct their broker how to vote these Peoples common shares on the adoption and approval of the Merger Agreement. Without specific instructions from the beneficial owners brokers are prohibited from voting such shares. If you fail to vote or if you mark “ABSTAIN” on your proxy card, or if your Peoples common shares are held in “street name” and you fail to instruct your broker how to vote, it will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement.

A quorum, consisting of the holders of a majority of the outstanding Peoples common shares, must be present in person or by proxy at the Peoples Special Meeting before any action, other than the adjournment of the special meeting, can be taken. A properly executed proxy card marked “ABSTAIN” or voting instructions via the internet or by telephone instructing abstentions will be counted for purposes of determining whether a quorum is present.

The Peoples board of directors does not expect any matters other than the adoption and approval of the Merger Agreement, the approval of the issuance of common shares and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the Peoples Special Meeting. If any other matters are properly brought before the special meeting for consideration, Peoples common shares represented by properly executed proxy cards or by properly-authenticated internet or telephone voting instructions that are submitted prior to the deadline for doing so will be voted, to the extent permitted by applicable law, in the discretion of the persons named in the proxy card in accordance with their best judgment.

Solicitation and Revocation of Proxies

A proxy card accompanies each copy of this joint proxy statement/prospectus mailed to Peoples shareholders. Your proxy is being solicited by the board of directors of Peoples. Whether or not you attend the special meeting, the Peoples board of directors urges you to promptly submit your proxy by telephone, over the internet, or by mail by returning your properly executed proxy card as soon as possible. If you timely submit a valid proxy card prior to the Peoples Special Meeting, or timely submit your voting instructions via the internet or by telephone, and do not revoke it prior to its use, the Peoples common shares represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Peoples common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement, “FOR” the approval of the Peoples authorized share count proposal and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

Unless revoked, the common shares represented by such proxies will be voted at the Peoples Special Meeting. If you are a registered shareholder, you may revoke or change your vote at any time before the closing of the polls during the Peoples Special Meeting:

•	by telephone, by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•	through the internet, by visiting the website indicated on the accompanying proxy card and following the instructions;

•	by filing a written notice of revocation with the President of Peoples, at 138 Putnam Street, Marietta, Ohio 45750;

•	by executing and returning another proxy card with a later date; or

•	by attending the special meeting, giving notice of revocation in person to the corporate secretary and voting by ballot at the special meeting.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your Peoples common shares in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of Peoples common shares) with instructions on how to vote your Peoples common shares. Your broker, bank or other nominee will provide you with a proxy card and voting instructions. If you have instructed your broker, bank or other nominee to vote your common shares, you must follow the directions received from your broker, bank or other nominee to change or revoke your vote.

Peoples will bear its own cost of solicitation of proxies on behalf of the Peoples board of directors. To assist in the solicitation of proxies, Peoples has retained Georgeson, Inc., a proxy soliciting firm, to assist in the solicitation of proxies for a fee of $8,500, $6.50 per successful telephone contact with a shareholder, $4.95 for a telephone vote received and reimbursement of out-of-pocket expenses, to be paid by Peoples pursuant to the Merger Agreement. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of Peoples, none of whom will receive additional compensation for their solicitation activities. Peoples will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Peoples common shares not beneficially owned by them, for forwarding this joint proxy statement/prospectus and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of Peoples common shares entitled to vote at the Peoples Special Meeting.

PROPOSALS SUBMITTED TO PEOPLES SHAREHOLDERS

Peoples Merger Proposal

In order to complete the Merger, Peoples will need to issue common shares in excess of 20% of the number of common shares currently outstanding. Under the Nasdaq Stock Market Rules, a company listed on the Nasdaq is required to obtain shareholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Peoples is asking its shareholders to adopt and approve the Merger Agreement, pursuant to which, among other things, Peoples will issue Peoples common shares in connection with the Merger.

For a detailed discussion of the terms and conditions of the Merger Agreement, please see the section entitled “The Merger.” Peoples shareholders should read this document carefully in its entirety for more detailed information regarding the Merger Agreement and the Merger. In particular, shareholders are directed to the copy of the Merger Agreement attached as Annex A to this joint proxy statement/prospectus.

The board of directors of Peoples recommends a vote “FOR” the approval and adoption of the Merger Agreement, and the transactions contemplated thereby, including the Peoples share issuance.

Peoples Authorized Share Count Proposal

Peoples is also asking its shareholders to consider and vote on the proposal to amend Peoples’ Amended Articles of Incorporation to increase the number of authorized shares of Peoples common shares from twenty four million (24,000,000) to fifty million (50,000,000), effective immediately prior to, and subject to, the completion of the Merger. A copy of the Peoples articles amendment to effect the Peoples authorized share count proposal is attached to this joint proxy statement/prospectus as Annex E. Holders of Peoples common shares should read the Peoples articles amendment in its entirety. The approval of the Peoples authorized share count proposal by Peoples shareholders and the filing of the amendment to Peoples’ Amended Articles of Incorporation are required in order to enable Peoples to satisfy its obligations under the Merger Agreement. If the proposal to approve and adopt the Merger Agreement is approved, but this proposal is not approved, the Merger Agreement will be terminated.

As of the close of business on the record date for the Peoples Special Meeting, there were              outstanding shares of Peoples common shares and 1,385,915 shares of Peoples common shares reserved for issuance to directors and employees under various incentive plans. In connection with the Merger, Peoples expects to issue approximately 8.7 million shares of Peoples common shares to holders of Premier Financial common stock.

Based on current estimates, after giving effect to the Peoples articles amendment, Peoples will have approximately 19,233,851 authorized but unissued shares of Peoples common shares available for issuance after completion of the Merger. The Peoples board of directors considers the proposed increase in the number of authorized shares advisable because it will enable Peoples to complete the Merger and it will provide greater flexibility in the capital structure of the combined company following the Merger by allowing it to raise capital that may be necessary to further develop its business, to fund potential acquisitions, to have shares available for use in connection with stock plans and to pursue other corporate purposes that may be identified by the board of directors of the combined company in the future. After careful consideration, the Peoples board of directors, by a unanimous vote of all directors, determined that the Peoples authorized share count proposal is advisable and in the best interests of Peoples and approved the Peoples authorized share count proposal.

Each share of Peoples common shares authorized for issuance has the same rights as, and is identical in all respects with, each other share of Peoples common shares currently outstanding. The newly authorized shares of

Peoples common shares will not affect the rights, such as voting and liquidation rights, of the shares of Peoples common shares currently outstanding. Under the amended Articles of Incorporation of Peoples, shareholders of Peoples do not have preemptive rights.

Therefore, should the Peoples board of directors elect to issue additional shares of Peoples common shares, existing common shareholders of Peoples would not have any preferential rights to purchase those shares, and such issuance could have a dilutive effect on earnings per share, book value per share, and the voting power and shareholdings of current shareholders of Peoples, depending on the particular circumstances in which the additional shares of Peoples common shares are issued. Please see the section entitled “COMPARISON OF CERTAIN RIGHTS OF PREMIER FINANCIAL AND PEOPLES SHAREHOLDERS” beginning on page 103 for a description of Peoples capital stock and the rights of shareholders of Peoples. The Peoples board of directors continually considers Peoples capital structure and will determine the terms and timing of any future issuance.

The Peoples articles amendment will become effective immediately prior to the Effective Time.

The foregoing description of the Peoples authorized share count proposal does not purport to be complete and is qualified in its entirety by reference to the full text of the Peoples articles amendment, which is attached as Annex E to this joint proxy statement/prospectus.

The board of directors of Peoples recommends that its shareholders vote “FOR” the Peoples authorized share count proposal.

Peoples Adjournment Proposal

The Peoples Special Meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the Peoples Special Meeting to approve and adopt the Merger Agreement and the issuance of common shares. If, at the time of the Peoples Special Meeting, the number of common shares of Peoples present or represented and voting in favor of the Merger Agreement proposal is insufficient to approve and adopt the Merger Agreement and the issuance of common shares, Peoples intends to move to adjourn the Peoples Special Meeting in order to enable the Peoples board of directors to solicit additional proxies for approval of the proposal. In that event, Peoples will ask the Peoples shareholders to vote only upon the adjournment proposal and not the Merger proposal or the proposal on the issuance of common shares.

In the Peoples adjournment proposal, Peoples is asking its shareholders to authorize the holder of any proxy solicited by the Peoples board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the Peoples Special Meeting to another time and place for the purpose of soliciting additional proxies. If the Peoples shareholders approve the adjournment proposal, Peoples could adjourn the Peoples Special Meeting and any adjourned session of the Peoples Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Peoples shareholders who have previously voted.

The Peoples board of directors recommends a vote “FOR” the Peoples adjournment proposal.

DISSENTERS’ RIGHTS

Rights of Dissenting Premier Financial Shareholders

Kentucky law provides certain rights to shareholders who dissent from certain corporate actions, including the proposed Merger. The following is a summary of the material provisions of Kentucky law relating to the dissenters’ rights of shareholders and is qualified in its entirety by reference to the provisions of Sections 271B.13-010 through 271B.13-310 of the KBCA, which are attached in full as Annex B to this proxy statement. You are urged to read Annex B in its entirety. Under the provisions of the KBCA, if the Merger Agreement is approved at the special meeting and the proposed Merger is consummated, any shareholder of Premier Financial who objects to the proposed Merger and who fully complies with Sections 271B.13-010 through 271B.13-310 of the KBCA will be entitled to demand and receive payment in cash of an amount equal to the fair value of the shareholder’s shares of Premier Financial common stock.

Only a shareholder of record may assert dissenters’ rights. A beneficial owner of shares held in a voting trust or by a nominee as the record shareholder (as in the case of shares held in a brokerage account) must direct the shareholder of record to assert dissenters’ rights on behalf of the beneficial owner unless the right to dissent is granted to the beneficial owner by a nominee certificate on file with a corporation.

A shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one beneficial owner and notifies Premier Financial in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. A beneficial owner may assert dissenters’ rights only if the beneficial owner submits to Premier Financial the record shareholder’s written consent to the dissent not later than the time the beneficial owner asserts dissenters’ rights and does so with respect to all shares of Premier Financial common stock of which he or she is the beneficial owner or over which he or she has power to direct the vote.

For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters’ rights, the fair value of a dissenting shareholder’s common stock will equal the value of the shares immediately before consummation of the proposed Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable. Investment banker opinions as to the fairness from a financial point of view of the consideration payable in a transaction such as the Merger are not opinions as to, and do not address in any respect, fair value under the KBCA.

Any shareholder desiring to assert dissenters’ rights and receive payment of the fair value of such shareholder’s shares of Premier Financial common stock must deliver to Premier Financial, prior to the shareholder vote at the special meeting of shareholders, a written notice of intent to demand payment for his or her shares if the Merger is effectuated, must not vote his or her shares in favor of the Merger Agreement at the special meeting of the shareholders of Premier Financial, and must comply with the payment demand and other procedural requirements of the KBCA described below.

All written communications from shareholders with respect to the assertion of dissenters’ rights should be mailed to Premier Financial at: 2885 5th Avenue, Huntington, West Virginia 25702, Attention: Corporate Secretary. Voting against, abstaining from voting or failing to vote on the proposal to approve the Merger Agreement is not enough to satisfy the requirements to assert dissenters’ rights under the KBCA. You must also comply with all of the conditions relating to the separate written notice of intent to demand payment described above and the separate written demand for payment of the fair value of shares of Premier Financial common stock and the other procedural provisions described below.

Within 10 days after the approval of the Merger Agreement at the special meeting, Premier Financial will send a dissenters’ notice to all shareholders who have timely provided a notice of intent to demand payment in accordance with the procedures described above and who did not vote his or her shares in favor of the Merger

Agreement at the Premier Financial Special Meeting. The dissenters’ notice will state the dates and place for receipt of the payment demand and the deposit of Premier Financial stock certificates, inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received, supply a form for demanding payment that includes the date of the first announcement to the news media or shareholders of the terms of the proposed Merger and requires that the person asserting dissenters’ rights certify whether or not he or she acquired beneficial ownership of his or her shares before that date, set a date by which Premier Financial must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the dissenters’ notice is delivered, and be accompanied by a copy of the dissenters’ rights provisions of the KBCA.

In order to receive the payment contemplated by the dissenters’ rights provisions of the KBCA, shareholders who receive a dissenters’ notice must demand payment, certify whether the holder acquired beneficial ownership of shares before the date of the first announcement to the news media or to shareholders of the terms of the proposed Merger, and deposit their stock certificates with Premier Financial according to the terms of the dissenters’ notice.

Premier Financial may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed Merger is consummated. However, the person for whom dissenters’ rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the consummation of the proposed Merger.

If the consummation of the proposed Merger does not occur within 60 days after the date set for demanding payment and depositing share certificates, Premier Financial will be required to return the deposited certificates and release any transfer restrictions imposed on uncertificated shares. If the Merger then later occurs, Premier Financial will be required to send a new dissenters’ notice, and the payment demand procedures outlined above must be repeated.

As soon as the Merger occurs and Peoples, as successor in interest to Premier Financial, receives a payment demand from a dissenting shareholder who has complied with the statutory requirements, Peoples, as successor in interest to Premier Financial, will pay the dissenter the amount it estimates to be the fair value of his or her shares, plus accrued interest. The payment will be accompanied by the balance sheet of Premier Financial as of the end of a fiscal year ended not more than 16 months before the date of payment; an income statement for that year; a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any; a statement of Peoples’ estimate of the fair value of the shares; an explanation of how the interest was calculated; and a statement of the dissenter’s right to demand payment under Section 271B.13-280 of the KBCA.

After consummation of the Merger, Peoples, as successor in interest to Premier Financial, may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date of the first announcement to the news media or Premier Financial shareholders of the terms of the proposed Merger. If Peoples, as successor in interest to Premier Financial, makes such an election, Peoples will estimate the fair value of the shares, plus accrued interest, and send an offer to each such dissenter that includes the estimate of the fair value, an explanation of how the interest was calculated and a statement of the dissenter’s right to demand payment under Section 271B.13-280 of the KBCA. Peoples, as successor in interest to Premier Financial, will pay the offer amount to each such dissenting shareholder who agrees to accept it in full satisfaction of his or her demand.

Under Section 271B.13-280 of the KBCA, a dissenting shareholder who is dissatisfied with the payment or offer from Peoples, as successor in interest to Premier Financial, may notify Peoples, as successor in interest to Premier Financial, in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due and demand payment of the dissenter’s estimate or reject the corporation’s offer under Section 271B.13-270 of the KBCA and demand payment of the fair value of his or her shares and interest due, if:

(i)	the dissenter believes the amount Peoples, as successor to Premier Financial, paid or offered is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(ii)	Peoples, as successor to Premier Financial, fails to make payment within 60 days after the date set for demanding payment; or

(iii)

Premier Financial, having failed to consummate the Merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

A dissenter waives the right to demand payment under Section 271B.13-280 of the KBCA unless he or she notifies Peoples, as successor to Premier Financial, of his or her demand in writing within 30 days after payment is made or offered for the dissenter’s shares.

If the demand for payment under Section 271B.13-280 of the KBCA remains unsettled, then Peoples, as successor in interest to Premier Financial, within 60 days after receiving the payment demand of a different amount from the dissenting shareholder, must petition the circuit court in Cabell County, West Virginia, to determine the fair value of the shares and accrued interest. Peoples, as successor in interest to Premier Financial, must make all dissenting shareholders whose demands remain unsettled parties to the proceeding, and all parties must be served with a copy of the petition. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the Peoples, as successor in interest to Premier Financial, or for the fair value, plus accrued interest, of his or her after-acquired shares for which Peoples, as successor in interest to Premier Financial, elected to withhold payment under Section 271B.13-270 of the KBCA. If Peoples, as successor to Premier Financial, does not begin the proceeding within the 60-day period, it will be required to pay the amount demanded by each dissenting shareholder whose demand remains unsettled.

U.S. shareholders should note that dissenting shareholders will recognize gain or loss for federal income tax purposes on cash paid to them in satisfaction of the fair value of their shares, and should consult their tax advisors accordingly. See “THE MERGER—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 85 of this joint proxy statement/prospectus.

Failure by any shareholder to follow the complex steps required by the KBCA for properly asserting dissenters’ rights may result in the loss of those rights. If you are considering dissenting from the approval of the Merger Agreement and asserting your dissenters’ rights under the KBCA, you should consult your legal advisor.

THE MERGER

The Proposed Merger

The Merger Agreement provides for the merger of Premier Financial with and into Peoples, with Peoples as the surviving entity. Thereafter, at a later time specified by Peoples Bank in its certificate of merger filed with the Ohio Secretary of State, both Citizens Bank and Premier Bank will be merged with and into Peoples Bank, with Peoples Bank surviving the Subsidiary Bank Mergers.

The Merger Agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated in this joint proxy statement/prospectus by reference. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

Background of the Merger

As part of its ongoing oversight and management of Premier Financial, Premier Financial’s board of directors regularly reviews and assesses the company’s long-term goals, strategic opportunities, and challenges. In connection with this review, Premier Financial’s board considers and seeks opportunities to enhance the company’s performance and prospects in light of competitive and other developments with a view to enhancing short-term and long-term stockholder value. These assessments have included discussions from time to time with executives of other financial institutions regarding potential business combinations.

Beginning in August 2019, Marshall T. Reynolds, the chairman of Premier Financial’s board of directors, met with Premier Financial’s chief executive officer, Robert W. Walker, and discussed the possibility of pursuing a merger of equals with another financial institution. At the August 21, 2019 board meeting, the possibility of such a transaction with a particular banking institution was discussed. The board met again on September 18, 2019, and discussed the advantages and disadvantages of such a transaction. At that meeting, it was suggested and agreed that Premier Financial should pursue the engagement of a financial advisor. On October 9, 2019, Mr. Reynolds and Mr. Walker met with the president and chief executive officer of this particular institution to discuss the possible parameters of such a transaction. On October 16, 2019, due to the movement of both institutions’ respective stock prices, a business combination of the two entities was no longer feasible and the parties terminated discussions.

On November 20, 2019, the board determined to continue pursuing a merger partner in light of the increasing challenges in profitably growing a community financial institution under today’s competitive conditions for institutions of Premier Financial’s size. The board of directors noted the increased competition for core funding, increasing competition for commercial and consumer loans, and other factors that could make earnings growth more challenging. The board further considered the increased competition in the banking industry and competition from nonbanks, Fintech companies, online banks and others. The board considered various other factors including the timing of pursuing a merger partner and ultimately concluded that seeking a business combination would benefit shareholders, customers, and employees. At this meeting, Chairman Reynolds appointed directors Neal W. Scaggs, Toney K. Atkins, and Harry M. Hatfield to a committee to identify, interview and recommend an investment banking firm.

During December 2019, multiple investment banks made presentations to and addressed Premier Financial’s board of directors. At a board of directors meeting on December 18, 2019, the board selected the investment banking firm of Piper Sandler, and on December 31, 2019, Premier Financial executed an engagement letter with Piper Sandler. Piper Sandler is a nationally recognized investment banking firm with substantial experience advising financial institutions including with respect to mergers and acquisitions.

On January 14, 2020, representatives of Piper Sandler provided an outline of the process, which included, among other things, identifying potential merger partners, the prospective timing, and the nature of the then current market. At a board of directors meeting on January 15, 2020, Mr. Walker updated the board on the merger process outlined by Piper Sandler including a proposed timeline of events. At a board meeting on February 19, 2020, Mr. Walker shared a list of financial institutions to be contacted by Piper Sandler to solicit indications of interest. At the board’s direction, representatives of Piper Sandler contacted 31 parties to solicit their interest in a potential merger transaction. Of the 31 parties contacted, 12 parties requested non-disclosure agreements, and seven parties executed non-disclosure agreements and were given access to a confidential information memorandum and a data room containing information about Premier Financial.

Initial interest generated by the foregoing bid process undertaken in February 2020, was strong as evidenced by the 12 parties requesting non-disclosure agreements (“NDAs) and the seven parties executing NDAs. However, due to the COVID-19 pandemic coming to the forefront in late February and early March of 2020 and the resulting uncertainties and changes in market conditions, interested parties turned their focus to navigating the pandemic, and interest in pursuing business combinations in light of the resulting economic uncertainty waned.

Representatives of Piper Sandler suggested that Mr. Reynolds and Mr. Walker contact Charles W. Sulerzyski, the president and chief executive officer of Peoples. At a meeting on March 9, 2020, Mr. Sulerzyski expressed to Mr. Reynolds and Mr. Walker an interest in Premier Financial as a merger partner. At the March 18, 2020 board meeting, the board was updated on the bidding process and the impact of the pandemic on this process. The board decided to postpone bid finalization from mid-March 2020 to April 15, 2020, due to the disruption caused by the pandemic.

At the April 15, 2020 board of directors meeting, a representative of Piper Sandler advised the board that one bid for Premier Financial had been received from Financial Institution A. This was a non-binding indication of interest in the form of an unsigned letter of intent. The Piper Sandler representative also indicated that Premier Financial had received a verbal indication of interest from another financial institution which was not considered viable due to the low valuation it placed on Premier Financial.

From mid-April 2020 to mid-July 2020, Financial Institution A and Premier Financial continued to negotiate the terms of a potential business combination while Financial Institution A conducted due diligence. On July 13, 2020, Financial Institution A submitted a revised letter of intent which was unexecuted. The parties continued negotiations throughout the summer and fall of 2020.

On November 18, 2020, Premier Financial’s board of directors met and decided to submit to Financial Institution A a revised letter of intent which it submitted on November 19, 2020. On December 4, 2020, representatives of Premier and representatives of Financial Institution A met via conference call to discuss various due diligence items, including whether the transaction would require the divestiture of any branch banks. On December 16, 2020, Financial Institution A formally withdrew from the process.

In late December 2020, Premier Financial authorized representatives of Piper Sandler to contact four parties to pursue a business combination. Although Peoples had not submitted an NDA during the initial bidding process, Peoples was one of the four parties Piper Sandler was authorized to contact. Of the four contacted, Peoples made a bid along with one other financial institution. Premier Financial’s board of directors determined that the only party submitting a bid with the ability to consummate a transaction at a reasonable valuation was Peoples.

On January 13, 2021, Mr. Reynolds, Mr. Walker, and representatives of Piper Sandler met with Mr. Sulerzyski of Peoples in Charleston, West Virginia and discussed the possibility of a merger. On January 15, 2021, Peoples submitted an initial letter of intent for merger consideration in the range of 0.56-to-0.58 per share of Peoples common shares in exchange for each share of Premier Financial common stock, subject to Premier’s completion of due diligence. On January 20, 2021, Premier Financial’s board of directors met and were briefed as to the status of a potential merger transaction with Peoples and the board, with the assistance of Piper Sandler, reviewed the likely valuation placed on Premier by Peoples and the likely consideration offered in a merger. Mr. Walker discussed the letter of intent submitted by Peoples with the board, and the board authorized Mr. Walker’s execution of the letter of intent.

Thereafter, Peoples proceeded with due diligence, and on February 22, 2021, Messrs. Reynolds and Walker, joined by representatives of Piper Sandler, met with Mr. Sulerzyski to continue negotiations as Peoples had conducted substantial due diligence. At that meeting, Mr. Sulerzyski suggested merger consideration of 0.57 per share of Peoples common shares in exchange for each share of Premier Financial common stock. Mr. Reynolds and Mr. Sulerzyski continued negotiations on March 2, 2021, and Peoples increased its offer to an exchange ratio of 0.5725 shares. The Premier Financial board of directors authorized representatives of Piper Sandler to contact Peoples and indicated that Premier Financial would accept an exchange ratio of 0.58 shares.

On March 3, 2021, Peoples agreed to an exchange ratio of 0.58 shares of Peoples common shares for each share of common stock of Premier Financial, and a revised letter of intent was signed by both parties on March 3, 2021.

During the first three weeks of March 2021, legal counsel to Premier Financial, Jackson Kelly PLLC, in close coordination with Premier Financial’s management, and Piper Sandler, negotiated a definitive merger agreement and other related agreements (support agreements) with Dinsmore & Shohl LLP, legal counsel to Peoples. During this same period, representatives of Premier Financial performed due diligence on Peoples.

On March 24, 2021, the board of directors held a special meeting, and Premier Financial’s president and chief executive officer, together with representatives of Jackson Kelly PLLC and Piper Sandler reviewed with the board of directors a history of actions taken up to that point. The board of directors reviewed potential operating challenges of community banks in general, future strategic options for Premier Financial, the solicitation of multiple potential merger partners during Premier Financial’s bidding process, and the process by which Peoples’ proposal was determined to provide the best value for stockholders. Representatives of Piper Sandler reviewed the financial aspects of the proposed transaction, the financial metrics of other relevant transactions, and the financial profile of the combined companies on a pro forma basis. Piper Sandler then delivered to Premier Financial’s board of directors its oral opinion, which was subsequently confirmed in writing on March 24, 2021, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler as set forth therein, the exchange ratio was fair to the holders of Premier Financial common stock, from a financial point of view. The board then reviewed Premier Financial’s overall strategic situation and considered whether there was any other strategic alternative that would deliver better value to the stockholders. Representatives of Jackson Kelly PLLC then reviewed with the board of directors in detail the terms of the draft Merger Agreement.

After extensive discussions of the factors described under “Premier Financial’s Reasons for the Merger,” Premier Financial’s board of directors unanimously approved the Merger Agreement with Peoples, and the board instructed management to execute the Merger Agreement.

On March 26, 2021, Premier Financial and Peoples executed the Merger Agreement, and the transaction was publicly announced before the opening of business on Monday, March 29, 2021.

Premier Financial’s Reasons for the Merger

Premier Financial’s board of directors unanimously determined that the proposed Merger is in the best interests of Premier Financial and its stockholders. In making its determination, the board of directors considered several factors affecting the business, operations, financial condition, earnings, and prospects of Premier Financial. The material factors considered by the board included:

•	the business strategy and strategic plan of Premier Financial, its prospects for the future, and its projected financial results;

•	a review of the risks and prospects of Premier Financial remaining independent, including the challenges of the current financial, operating, and regulatory environment;

•	Premier Financial’s stand-alone financial prospects;

•	the anticipated costs and necessary investments associated with continuing to develop and enhance Premier Financial’s business capabilities;

•	the purchase price per share to be paid by Peoples and resulting valuation multiples;

•	the employment prospects for Premier Financial’s employees within the larger combined company;

•	the favorable results of Premier Financial’s due diligence investigation of Peoples;

•	Premier Financial’s and Peoples’ shared corporate values and commitment to serve their customers and communities;

•	the resulting geographic footprint of People’s and Premier Financial’s combined market areas;

•	Peoples’ historically strong financial condition and results of operations;

•	the ability of Peoples to complete the Merger from a business, financial, and regulatory perspective;

•	the scale, scope, strength, and diversity of operations, product lines, and delivery systems that could be achieved by the combined company;

•	the likelihood of successful integration and operation of the combined company;

•	the likelihood of obtaining the stockholder and regulatory approvals needed to complete the Merger;

•	the results of the solicitation process conducted by Premier Financial, with the advice and assistance of its advisors;

•	certain structural protections included in the Merger Agreement, including:

•	that it does not preclude a third party from making an unsolicited acquisition proposal to Premier Financial;

•

Premier Financial’s ability to terminate the Merger Agreement to enter into a definitive agreement for a superior proposal if certain requirements are met, in each case subject to the payment of a termination fee by Premier Financial of $11.0 million, an amount that was negotiated at arm’s-length and was determined by Premier Financial to be reasonable; and

•

the financial analyses dated March 24, 2021, and the opinion, dated March 24, 2021, of Piper Sandler to Premier Financial’s board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler as set forth therein, the exchange ratio was fair to the holders of Premier Financial common stock, from a financial point of view, as more fully described below under “Opinion of Premier Financial’s Financial Advisor”.

Premier Financial’s board of directors also considered several potential risks and uncertainties with respect to the Merger and factors unique to certain stockholders of Premier Financial, including, without limitation, the following:

•	the challenges of integrating Premier Financial’s business, operations, and employees with those of Peoples;

•	the need to and likelihood of obtaining requisite stockholder and regulatory approvals to complete the Merger;

•	the risks and costs associated with entering into the Merger Agreement;

•

the form and amount of the Merger Consideration, including the increased volatility associated with all-stock consideration and the risk that the consideration to be paid to Premier Financial stockholders could be adversely affected by a decrease in the trading price of Peoples common stock during the pendency of the Merger;

•	the fact that a termination fee of $11.0 million would have to be paid to Peoples under certain circumstances described in the Merger Agreement; and

•	the other risks described under the sections entitled “RISK FACTORS” beginning on page 35 and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 32.

The foregoing discussion of the material information and factors considered by Premier Financial’s board of directors is not intended to be exhaustive. Premier Financial’s board of directors evaluated the above factors and unanimously determined that the Merger was in the best interests of Premier Financial and its stockholders. In reaching its determination to approve the Merger and recommend that Premier Financial shareholders approve the Merger, the board of directors considered the totality of the information presented to it and did not assign any relative or specific weights to any of the individual factors considered, although individual directors may have given different weights to different factors. The board of directors considered these factors, including the potential risks, uncertainties and disadvantages associated with the Merger, in the aggregate rather than separately and determined the benefits of the Merger to be favorable to and outweigh the potential risks, uncertainties and disadvantages of the Merger. This explanation of the board of directors’ reasoning and certain other information presented in this section are forwarding-looking in nature and, therefore, should be read in the context of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements.”

Premier Financial’s board of directors determined that the Merger, the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Premier Financial and its stockholders. The board of directors also unanimously determined that the Merger Agreement and the transactions contemplated thereby are consistent with, and in furtherance of, Premier Financial’s business strategies. Accordingly, Premier Financial’s board of directors unanimously approved and adopted the Merger Agreement and approved the Merger and unanimously recommends that Premier Financial stockholders vote “FOR” approval of the Merger Agreement and the Merger. The terms of the Merger Agreement were the product of arm’s-length negotiations between Premier Financial and Peoples and their respective representatives.

The above discussion of the information and factors considered by Premier Financial’s board of directors is not intended to be exhaustive but includes all material factors considered by the board in arriving at its determination to approve, and to recommend that the Premier Financial shareholders vote to approve the Merger Agreement. The Premier Financial board of directors did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to each factor.

Recommendation of the Premier Financial Board of Directors

The board of directors of Premier Financial unanimously approved the Merger Agreement. The board of directors of Premier Financial believes that the Merger is in the best interests of Premier Financial and its shareholders, and, as a result, the directors unanimously recommend that Premier Financial shareholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies..

Opinion of Premier Financial’s Financial Advisor

Premier Financial retained Piper Sandler to act as financial advisor to Premier Financial’s board of directors in connection with Premier Financial’s consideration of a possible business combination with Peoples. Premier

Financial selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to Premier Financial’s board of directors in connection with the proposed Merger and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the March 24, 2021 meeting at which Premier Financial’s board of directors considered the Merger and the Merger Agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing that same day to the effect that, as of such date, the exchange ratio was fair to the holders of Premier Financial’s common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Premier Financial common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed Merger.

Piper Sandler’s opinion was directed to the board of directors of Premier Financial in connection with its consideration of the Merger and the Merger Agreement and does not constitute a recommendation to any shareholder of Premier Financial as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Merger and the Merger Agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Premier Financial common stock and did not address the underlying business decision of Premier Financial to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Merger Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Premier Financial or the effect of any other transaction in which Premier Financial might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Premier Financial or Peoples, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	a draft of the Merger Agreement, dated March 23, 2021;

•	certain publicly available financial statements and other historical financial information of Premier Financial that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of Peoples that Piper Sandler deemed relevant;

•	certain internal financial projections for Premier Financial for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Premier Financial;

•

publicly available mean analyst earnings per share and dividend per share estimates for Peoples for the years ending December 31, 2021 and December 31, 2022, with long-term annual earnings per share and balance sheet growth rates for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Peoples for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Peoples;

•

the pro forma financial impact of the Merger on Peoples based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, verbally provided by the senior management of Peoples;

•

the publicly reported historical price and trading activity for Premier Financial common stock and Peoples common shares, including a comparison of certain stock trading information for Premier Financial common stock and Peoples common shares and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Premier Financial and Peoples with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of Premier Financial and its representatives the business, financial condition, results of operations and prospects of Premier Financial and held similar discussions with certain members of the senior management of Peoples and its representatives regarding the business, financial condition, results of operations and prospects of Peoples.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by Premier Financial, Peoples or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of Premier Financial and Peoples that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Premier Financial or Peoples. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Premier Financial or Peoples. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Premier Financial or Peoples, or of the combined entity after the Merger, and Piper Sandler did not review any individual credit files relating to Premier Financial or Peoples. Piper Sandler assumed, with Premier Financial’s consent, that the respective allowances for loan losses for both Premier Financial and Peoples were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for Premier Financial for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Premier Financial. In addition, Piper Sandler used publicly available mean analyst earnings per share and dividend per share estimates for Peoples for the years ending December 31, 2021 and December 31, 2022, with long-term annual earnings per share and balance sheet growth rates for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Peoples for the years ending December 31, 2023 through December 31, 2025, as verbally provided by the senior management of Peoples. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as verbally provided by the senior management of Peoples. With respect to the foregoing information, the respective senior managements of Premier Financial and Peoples confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgements of those respective senior managements as to the future financial performance of Premier Financial and Peoples, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such estimates or judgements, or the assumptions on which they were based. Piper

Sandler also assumed that there had been no material change in Premier Financial’s or Peoples’ assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that Premier Financial and Peoples would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with Premier Financial’s consent, that (i) each of the parties to the Merger Agreement would comply in all material respects with all material terms and conditions of the Merger Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Premier Financial, Peoples, the Merger or any related transactions, and (iii) the Merger and any related transactions would be consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Premier Financial’s consent, Piper Sandler relied upon the advice that Premier Financial received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the Merger Agreement. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of Premier Financial common stock or Peoples common stock at any time or what the value of Peoples common stock would be once it is actually received by the holders of Premier Financial common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to Premier Financial’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Premier Financial or Peoples and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Premier Financial and Peoples and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the exchange ratio to the holders of Premier Financial common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Premier Financial, Peoples, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Premier Financial’s board of directors at its March 24, 2021 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Premier Financial common stock or Peoples common shares or the prices at which Premier Financial or Peoples common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by Premier Financial’s board of directors in making its determination to approve the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of Premier Financial’s board of directors with respect to the fairness of the exchange ratio.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.

Piper Sandler reviewed the financial terms of the Merger. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger each share of Premier Financial’s common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive 0.58 of a share of common stock of Peoples. Piper Sandler calculated an aggregate implied transaction value of approximately $280.3 million and an implied purchase price per share of $18.90 consisting of the implied value of 14,706,608 shares of Premier Financial common stock and 368,249 Premier Financial options outstanding at a weighted average strike price of $12.42, and based on the closing price of Peoples common stock on March 23, 2021. Based upon financial information for Premier Financial Corporation as of or for the last twelve months (“LTM”) ended December 31, 2020 and the closing price of Premier Financial’s common stock on March 23, 2021, Piper Sandler calculated the following implied transaction metrics:

Transaction Price Per Share / Tangible Book Value Per Share	133%
Transaction Price Per Share / Adjusted Tangible Book Value Per Share[1]	144%
Transaction Price Per Share / LTM Earnings Per Share	12.4	x
Transaction Price Per Share / 2021 Estimated Earnings Per Share[2]	13.5	x
Tangible Book Premium / Core Deposits (CDs > $100K)[3]	4.9%
Tangible Book Premium / Core Deposits (CDs > $250K)[4]	5.0%
Premium to Premier Financial Market Price as of March 23, 2021	12.1%
Premium to Premier Financial 10-Day average as of March 23, 2021[5]	15.9%

[1]	Stated Tangible Book Value per share as of December 31, 2020 adjusted for impact of $1.00 per share special dividend declared and paid by Premier Financial in February 2021 (the “Special Dividend”).
[2]	Based on estimated net income as provided by Premier Financial Management.
[3]	Core deposits equal to total deposits less CDs greater than $100K.
[4]	Core deposits equal to total deposits less CDs greater than $250K.
[5]	Based on Peoples’ 10-day average closing price of $34.78 and Premier Financial’s 10-day average closing price of $17.41 as of March 23, 2021.

Stock Trading History.

Piper Sandler reviewed the publicly available historical reported trading prices of Premier Financial common stock and Peoples common shares for the one-year and three-year periods ended March 23, 2021. Piper Sandler then compared the relationship between the movements in the price of Premier Financial common stock and Peoples common shares, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

Premier Financial’s One-Year Stock Performance

	Beginning Value March 23, 2020	Ending Value March 23, 2021
Premier Financial	100%	186.7%
Premier Financial Peer Group	100%	157.3%
S&P 500 Index	100%	174.8%
NASDAQ Bank Index	100%	207.8%

Premier Financial’s Three-Year Stock Performance

	Beginning Value March 23, 2018	Ending Value March 23, 2021
Premier Financial	100%	115.7%
Premier Financial Peer Group	100%	97.2%
S&P 500 Index	100%	151.1%
NASDAQ Bank Index	100%	111.9%

Peoples’ One-Year Stock Performance

	Beginning Value March 23, 2020	Ending Value March 23, 2021
Peoples	100%	172.0%
Peoples Peer Group	100%	187.1%
S&P 500 Index	100%	174.8%
NASDAQ Bank Index	100%	207.8%

Peoples’ Three-Year Stock Performance

	Beginning Value March 23, 2018	Ending Value March 23, 2021
Peoples	100%	94.8%
Peoples Peer Group	100%	114.9%
S&P 500 Index	100%	151.1%
NASDAQ Bank Index	100%	111.9%

Comparable Company Analyses.

Piper Sandler used publicly available information to compare selected financial information for Premier Financial with a group of financial institutions selected by Piper Sandler. The Premier Financial peer group included banks and thrifts whose securities are publicly traded on a major exchange (NYSE, NYSEAM, NASDAQ) and headquartered in the Southeast region, Ohio or Kentucky with total assets between $1.5 billion and $3.0 billion, but excluded targets of announced merger transactions and banks and thrifts headquartered in Florida (the “Premier Financial Peer Group”). The Premier Financial Peer Group consisted of the following companies:

C&F Financial Corporation	LCNB Corp.

Capstar Financial Holdings, Inc.	MainStreet Bancshares, Inc.

Civista Bancshares, Inc.	MetroCity Bankshares, Inc.

Colony Bankcorp, Inc.	MVB Financial Corp.

Community Bankers Trust Corp.	National Bankshares, Inc.

Farmers & Merchants Banc., Inc.	Select Bancorp, Inc.

FVCBankcorp, Inc.	Southern First Bancshares, Inc.

The analysis compared publicly available financial information for Premier Financial with corresponding data for the Premier Financial Peer Group as of or for the year ended December 31, 2020 (unless otherwise noted) with pricing data as of March 23, 2021. The table below sets forth the data for Premier Financial and the median, mean, low and high data for the Premier Financial Peer Group.

Premier Financial Comparable Company Analysis

		Premier Financial	Premier Financial	Premier Financial	Premier Financial
	Premier	Peer Group	Peer Group	Peer Group	Peer Group
	Financial	Median	Mean	Low	High
Total assets ($mm)	1,946	1,859	2,023	1,520	2,987
Loans / Deposits (%)	74.3	86.3	84.9	59.3	110.2
Non-performing assets/Total assets (%)[1]	1.16	0.53	0.60	0.08	1.24
Tangible common equity/Tangible assets (%)	10.98	10.00	9.93	7.21	12.46
Tier 1 Leverage Ratio (%)[2]	11.25	10.44	10.66	9.55	13.44
Total Risk-Based-Capital Ratio (%)[3]	—	15.20	15.63	12.91	20.86
LTM Return on average assets (%)	1.20	1.09	1.11	0.52	2.17
LTM Return on average equity (%)	8.82	8.53	9.81	3.81	16.67
LTM Net interest margin (%)	3.89	3.54	3.59	2.98	4.65
LTM Efficiency ratio (%)	54.80	58.03	59.86	43.93	81.40
Price/Tangible book value (%)	119	124	128	96	164
Price/LTM Earnings per share (x)	11.1	12.3	13.4	7.2	25.1
Price/2021 Estimated Earnings per share	—	12.3	12.4	8.5	15.2
Current Dividend Yield (%)	3.6	2.4	2.0	0.0	4.3
Market value ($mm)	248	223	259	147	386

[1]	Bank level regulatory data shown for Colony Bankcorp Inc.
[2]	Bank level regulatory data shown for MVB Financial Corp.
[3]

Financial data as of or for the period ended December 31, 2020 was not released at the holding company or bank level for both Premier Financial and FVCBankcorp, Inc. due to regulatory relief; bank level regulatory data shown for Community Bankers Trust Corp.

Piper Sandler used publicly available information to perform a similar analysis for Peoples by comparing selected financial information for Peoples with a group of financial institutions selected by Piper Sandler. The Peoples peer group included banks and thrifts whose securities are publicly traded on a major exchange (NYSE, NYSE American, NASDAQ) and headquartered in the Midwest region or West Virginia with total assets between $3 billion and $10 billion, LTM greater than 0.25% and MRQ TCE/TA less than 11.0%, but excluded targets of announced merger transactions and both Meta Financial Group, Inc. and First Internet Bancorp due to their online-focused business model (the “Peoples Peer Group”). The Peoples Peer Group consisted of the following companies:

Alerus Financial Corporation	Merchants Bancorp

Byline Bancorp, Inc.	Midland States Bancorp, Inc.

City Holding Company	Nicolet Bankshares, Inc.

Enterprise Financial Services Corp	Old Second Bancorp, Inc.

Farmers National Banc Corp.	Park National Corporation

First Mid Bancshares, Inc.	Premier Financial Corp.

German American Bancorp, Inc.	QCR Holdings, Inc.

HBT Financial, Inc.	Stock Yards Bancorp, Inc.

Horizon Bancorp, Inc.	Summit Financial Group, Inc.

Independent Bank Corporation	West Bancorporation, Inc.

Mercantile Bank Corporation

The analysis compared publicly available financial information for Peoples with corresponding data for the Peoples Peer Group as of or for the year ended December 31, 2020 (unless otherwise noted) with pricing data as of March 23, 2021. The table below sets forth the data for Peoples and the median, mean, low and high data for the Peoples Peer Group.

Peoples Comparable Company Analysis

		Peoples	Peoples	Peoples	Peoples
		Peer Group	Peer Group	Peer Group	Peer Group
	Peoples	Median	Mean	Low	High
Total assets ($mm)	4,761	4,726	5,384	3,014	9,752
Loans / Deposits (%)	87.0	84.9	84.4	71.3	100.0
Non-performing assets/Total assets (%)	0.82	0.61	0.68	0.07	1.84
Tangible common equity/Tangible assets (%)	8.60	6.02	8.82	6.02	10.33
Tier 1 Leverage Ratio (%)	8.97	7.50	9.58	7.50	11.12
Total Risk-Based-Capital Ratio (%)[1]	14.50	11.45	14.84	11.45	18.82
LTM Return on average assets (%)	0.73	0.35	1.21	0.35	2.12
LTM Return on average equity (%)	6.04	3.55	11.43	3.55	25.09
LTM Net interest margin (%)	3.23	2.69	3.43	2.69	3.93
LTM Efficiency ratio (%)	63.32	27.03	53.32	27.03	69.00
Price/Tangible book value (%)	162	126	175	126	270
Price/LTM Earnings per share (x)	18.8	6.6	14.6	6.6	27.9
Price/2021 Estimated Earnings per share	13.3	6.9	13.1	6.9	19.3
Current Dividend Yield (%)	4.3	0.0	2.3	0.0	4.2
Market value ($mm)	629	314	833	314	2,090

[1]	Financial data as of or for the period ended December 31, 2020 was not released at the holding company or bank level for Merchants Bancorp due to regulatory relief.

Analysis of Precedent Transactions.

Piper Sandler reviewed a nationwide group of recent merger and acquisition transactions. The nationwide group consisted of nationwide bank and thrift transactions announced between January 1, 2020 and March 23, 2021 with disclosed deal values with the target’s total assets between $1 billion and $7.5 billion and Non-performing Assets / Assets greater than 0.25%, but excluded mergers-of-equals transactions (the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Banc of California Inc.	Pacific Mercantile Bancorp

Stock Yards Bancorp Inc.	Kentucky Bancshares Inc.

First Busey Corp.	Cummins-American Corp.

First Mid Bancshares	LINCO Bancshares Inc.

Dollar Mutual Bancorp	Standard AVB Financial Corp.

Provident Financial Services	SB One Bancorp

United Community Banks Inc.	Three Shores Bancorp, Inc.

LendingClub Corp.	Radius Bancorp Inc.

Business First Bancshares, Inc.	Pedestal Bancshares, Inc.

FB Financial Corp.	Franklin Financial Network Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: deal value, transaction price to last-twelve-months earnings per share, transaction price to estimated EPS, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the transaction to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

	Peoples/ Premier Financial		Nationwide Precedent Transactions
			Median	Mean	Low	High
Deal Value ($M)	280		200	235	145	588
Transaction Price / LTM Earnings Per Share (x)	12.4		21.3	22.0	9.2	40.3
Transaction Price / Estimated Earnings Per Share (x)	13.5		13.3	13.3	8.8	17.8
Transaction Price / Tangible Book Value Per Share (%)	133 / 144	[1]	141	138	102	179
Tangible Book Value Premium to Core Deposits (%)	4.92 / 5.0	[3]	5.6	5.4	1.4	9.4
1-Day Market Premium (%)	12.1 /15.9	[4]	24.0	34.6	14.5	75.9

[1]	Stated Tangible Book Value per Share as of December 31, 2020 adjusted for impact of the Special Dividend.
[2]	Core deposits equal to total deposits less CDs greater than $100K.
[3]	Core deposits equal to total deposits less CDs greater than $250K.
[4]	Based on Peoples’ 10-day average closing price of $34.78 and Premier Financial’s 10-day average closing price of $17.41 as of March 23, 2021.

Net Present Value Analyses.

Piper Sandler performed an analysis that estimated the net present value of Premier Financial common stock assuming Premier Financial performed in accordance with internal financial projections for Premier Financial for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Premier Financial. To approximate the terminal value of a share of Premier Financial common stock at December 31, 2025, Piper Sandler applied price to 2025 earnings multiples ranging from 10.0x to 15.0x and multiples of 2025 tangible book value ranging from 110% to 160%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Premier Financial common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Premier Financial common stock of $12.42 to $20.04 when applying multiples of earnings and $12.86 to $20.30 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
11.0%	$14.49	$15.60	$16.71	$17.82	$18.93	$20.04
12.0%	$13.93	$14.99	$16.06	$17.12	$18.18	$19.24
13.0%	$13.40	$14.42	$15.43	$16.45	$17.46	$18.48
14.0%	$12.90	$13.87	$14.84	$15.81	$16.78	$17.76
15.0%	$12.42	$13.35	$14.28	$15.21	$16.14	$17.07

Tangible Book Value Per Share Multiples

Discount Rate	110%	120%	130%	140%	150%	160%
11.0%	$15.02	$16.08	$17.13	$18.19	$19.24	$20.30
12.0%	$14.44	$15.45	$16.46	$17.47	$18.48	$19.49
13.0%	$13.89	$14.85	$15.82	$16.78	$17.75	$18.71
14.0%	$13.36	$14.29	$15.21	$16.13	$17.06	$17.98
15.0%	$12.86	$13.75	$14.63	$15.52	$16.40	$17.28

Piper Sandler also considered and discussed with Premier Financial’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Premier Financial’s earnings varied from 10% above projections to 10% below projections. This analysis resulted in the following range of per share values for Premier Financial’s common stock, applying the price to 2025 earnings multiples range of 10.0x to 15.0x referred to above and a discount rate of 13.23%.

Earnings Per Share Multiples

Annual Estimate Variance	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
(10.0%)	$12.28	$13.18	$14.09	$14.99	$15.90	$16.80
(5.0%)	$12.78	$13.74	$14.69	$15.65	$16.60	$17.55
0.0%	$13.28	$14.29	$15.29	$16.30	$17.30	$18.31
5.0%	$13.79	$14.84	$15.90	$16.95	$18.01	$19.06
10.0%	$14.29	$15.39	$16.50	$17.61	$18.71	$19.82

Piper Sandler also performed an analysis that estimated the net present value per share of Peoples common shares, assuming Peoples performed in accordance with publicly available mean analyst earnings per share and dividend per share estimates for Peoples for the years ending December 31, 2021 and December 31, 2022, with long-term annual earnings per share and balance sheet growth rates for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Peoples for the years ending December 31, 2023 through December 31, 2025, as verbally provided by the senior management of Peoples. To approximate the terminal value of a share of Peoples’ common shares at December 31, 2025, Piper Sandler applied price to 2025 earnings multiples ranging from 11.0x to 21.0x and multiples of 2025 tangible book value ranging from 145% to 220%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Peoples common shares. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Peoples common shares of $21.25 to $42.70 when applying multiples of earnings and $24.47 to $40.90 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	11.0x	13.0x	15.0x	17.0x	19.0x	21.0x
10.0%	$24.96	$28.51	$32.06	$35.61	$39.16	$42.70
11.0%	$23.96	$27.35	$30.74	$34.14	$37.53	$40.92
12.0%	$23.01	$26.25	$29.50	$32.74	$35.98	$39.22
13.0%	$22.11	$25.21	$28.31	$31.41	$34.52	$37.62
14.0%	$21.25	$24.22	$27.19	$30.16	$33.12	$36.09

Tangible Book Value Per Share Multiples

Discount Rate	145%	160%	175%	190%	205%	220%
10.0%	$28.81	$31.23	$33.65	$36.07	$38.48	$40.90
11.0%	$27.64	$29.95	$32.26	$34.57	$36.88	$39.20
12.0%	$26.53	$28.74	$30.95	$33.16	$35.37	$37.58
13.0%	$25.48	$27.59	$29.70	$31.82	$33.93	$36.04
14.0%	$24.47	$26.50	$28.52	$30.54	$32.56	$34.58

Piper Sandler also considered and discussed with Premier Financial’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Peoples’ earnings varied from 10% above estimates to 10% below estimates. This analysis resulted in the following range of per share values for Peoples common shares, applying the price to 2025 earnings multiples range of 11.0x to 21.0x referred to above and a discount rate of 11.49%.

Earnings Per Share Multiples

Annual Estimate Variance	11.0x	13.0x	15.0x	17.0x	19.0x	21.0x
(10.0%)	$21.66	$24.65	$27.64	$30.62	$33.61	$36.59
(5.0%)	$22.58	$25.73	$28.88	$32.03	$35.18	$38.34
0.0%	$23.49	$26.81	$30.12	$33.44	$36.76	$40.08
5.0%	$24.40	$27.89	$31.37	$34.85	$38.34	$41.82
10.0%	$25.31	$28.96	$32.61	$36.26	$39.31	$43.56

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis.

Piper Sandler analyzed certain potential pro forma effects of the Merger on Peoples assuming the transaction closes on September 30, 2021. Piper Sandler utilized the following information and assumptions: (a) internal financial projections for Premier Financial for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Premier Financial, (b) publicly available mean analyst earnings per share and dividend per share estimates for Peoples for the years ending December 31, 2021 and December 31, 2022, with long-term annual earnings per share and balance sheet growth rates for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Peoples for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Peoples, and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as verbally provided by the senior management of Peoples. The analysis indicated that the transaction could be accretive to Peoples’ estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2022 through December 31, 2025 and dilutive Peoples’ estimated tangible book value per share for the years ending December 31, 2022 and December 31, 2023 and accretive to Peoples’ estimated tangible book value per share for the years ending December 31, 2024 and December 31, 2025.

In connection with this analysis, Piper Sandler considered and discussed with Premier Financial’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship.

Piper Sandler is acting as Premier Financial’s financial advisor in connection with the transaction and will receive an advisory fee for such services in an amount equal to 1.0% of the aggregate transaction value, which fee is contingent upon consummation of the merger. At the time of announcement of the merger Piper Sandler’s fee was approximately $2.9 million. Piper Sandler also received a $100,000 fee from Premier Financial upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Premier Financial has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

Piper Sandler did not provide any other investment banking services to Premier Financial in the two years preceding the date of its opinion, nor did Piper Sandler provide any investment banking services to Peoples in the two years preceding the date thereof. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Premier Financial and Peoples. Piper Sandler may also actively trade the equity and debt securities of Premier Financial and Peoples for its own account and for the accounts of Piper Sandler’s customers.

Certain Premier Financial Unaudited Prospective Financial Information

Premier Financial does not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results because of, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Premier Financial is including in this joint proxy statement/prospectus certain limited unaudited prospective financial information for Premier Financial. Such information contains unaudited prospective financial information for Premier Financial on a stand-alone, pre-merger basis to give Premier Financial shareholders access to certain information that was provided to Piper Sandler in connection with its opinion referred to as “Premier Financial prospective financial information.” The Premier Financial prospective financial information may differ in certain respects from Premier Financial uses for its internal purposes.

The Premier Financial prospective financial information was prepared in good faith and on a reasonable basis based on the best information then available but was not prepared with a view to public disclosure. As such, the inclusion of the prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that Peoples, Premier Financial or any other recipient of the prospective financial information considered, or now considers, it to be necessarily predictive of actual future results. The Premier Financial prospective financial information was not prepared with a view toward complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. Neither Crowe LLP, Premier Financial’s independent registered public accounting firm, nor any other independent registered public accounting firm has compiled, examined or performed any procedures with respect to the prospective financial information, or expressed any opinion or any other form of assurance on it or the achievability of the prospective results indicated by it.

The Premier Financial prospective financial information reflect numerous estimates and assumptions made by Premier Financial with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Premier Financial’s businesses, all of which are difficult to predict and many of which are beyond Premier Financial’s control. Such prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The Premier Financial prospective financial information reflects subjective judgment in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Accordingly, such prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Premier Financial’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in this joint proxy statement/prospectus and in the reports filed by Premier Financial with the SEC. For other factors that could cause the actual results to differ, see “RISK FACTORS” beginning on page 35 and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 32.

The prospective financial information does not account for any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement, and do not account for the effect of any possible failure of the Merger to occur. None of Premier Financial or Piper Sandler, nor any of their respective affiliates, intends to, and each of them disclaims any obligation to, update, revise or correct the Premier Financial prospective financial information if they are or become inaccurate, even in the short-term. The inclusion of such prospective financial information in this joint proxy statement/prospectus is not and should not be deemed an admission or representation by Premier Financial that such information is viewed by Premier Financial as material information of Premier particularly in light of the inherent risks and uncertainties associated with such information. The Premier Financial prospective financial information presented below is not meant to influence the decision of a Premier Financial shareholder whether to vote in favor of the Merger proposal or any other proposal to be considered at the Premier Financial Special Meeting but is presented solely because it was made available to and considered by Premier Financial’s board of directors and Piper Sandler in connection with the Merger.

Premier Financial Prospective Financial Information. The following Premier Financial prospective financial information was utilized and relied upon by Piper Sandler in performing financial analyses in connection with its opinion:

	12/31/2021	12/31/2022	12/31/2023	12/31/2024	12/31/2025
Net Income ($000s)	$20,668	$20,130	$22,437	$24,538	$27,653
Earnings per Share	$1.40	$1.36	$1.52	$1.66	$1.87
Dividends per Share	$1.60	$0.65	$0.69	$0.73	$0.77
Tangible Book Value per Share	$14.00	$14.77	$15.65	$16.63	$17.78

Peoples’ Reasons for the Merger

Peoples believes that the Merger is in the best interests of Peoples and its shareholders. In reaching this determination, the Peoples board of directors consulted with its management, as well as its financial, accounting and legal advisors, and considered the projected pro forma impact of the Merger and a number of other factors, including, without limitation, the following:

•

each of Peoples, Premier Financial’s and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, including the information obtained through due diligence, Peoples considered that Premier Financial’s business and operations and risk profile complement those of Peoples, and that the Merger and the other transactions contemplated by the Merger Agreement would result in a combined company with an expanded distribution and scale that would position Peoples to serve an expanded customer base while still staying true to its community banking roots;

•	the strategic rationale for the Merger, including enhancing scale and geographic reach of Peoples in core markets while adding new branch markets in Virginia, Maryland and Washington D.C.;

•	the long-term interests of Peoples and its shareholders, as well as the interests of its employees, customers, creditors and the communities in which Peoples operates;

•	the opportunity to acquire an organization with deep community banking relationships;

•	enhanced market share with incremental high-quality, low-cost core deposits;

•	the cost savings and other benefits of size and operating efficiencies that Peoples believes it can realize;

•	that the Merger should assist Peoples in maintaining its status as an independent holding company and Peoples Bank as a community bank; and

•

the size and structure of the transaction allows Peoples to maintain its strong capital position; additionally, Peoples Bank will also maintain a strong capital position allowing the organization to expand within its new markets.

The board of directors of Peoples also considered a variety of risks and other potentially negative factors in deliberations concerning the Merger. In particular, the board of directors of Peoples considered:

•	the costs associated with the regulatory approval process, the costs associated with calling a special meeting of Peoples and Premier Financial shareholders and other Merger related costs;

•	the possibility of encountering difficulties in achieving anticipated synergies and cost savings in the amounts estimated or in the timeframe contemplated;

•	the dilution to current Peoples shareholders from the issuance of additional Peoples common shares in the Merger;

•	the potential risk of diverting management attention and resources towards the completion of the Merger and the integration of Premier Financial; and

•	other risks described under the sections entitled “RISK FACTORS” beginning on page 35 and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 32.

The above discussion of the information and factors considered by the Peoples board of directors is not intended to be exhaustive but includes the material factors considered by the Peoples board of directors. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Peoples board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Peoples board of directors considered all these factors as a whole, including through its discussions with Peoples’ management and financial and legal advisors, in evaluating the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement.

Recommendation of the Peoples Board of Directors

The board of directors of Peoples unanimously approved the Merger Agreement and the transactions contemplated thereby. The board of directors of Peoples believes that the Merger and the common share issuance are in the best interests of Peoples and its shareholders, and, as a result, the directors unanimously recommend that Peoples shareholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the approval of the Peoples authorized share count proposal.

Opinion of Peoples’ Financial Advisor

Peoples retained Raymond James as its financial advisor on January 28, 2021. Peoples selected Raymond James as its financial advisor because it is a globally-recognized investment banking firm offering a full range of investment banking services to its clients. In the ordinary course of its investment banking business, Raymond James is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to that engagement, Peoples’ requested that Raymond James evaluate and deliver an opinion regarding the fairness to Peoples, from a financial point of view, of the Exchange Ratio to be paid in the Merger pursuant to the Merger Agreement.

On March 26, 2021, representatives of Raymond James rendered Raymond James’s opinion, subsequently confirmed in writing, to the Peoples’ board of directors (solely in its members’ capacity as directors), that, as of such date, the Exchange Ratio to be paid by Peoples in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to Peoples, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Raymond James in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James, dated March 26, 2021, is attached as Annex D to this joint proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such written opinion. Peoples shareholders are urged to read the entire opinion carefully in connection with their consideration of the Exchange Ratio. The opinion of Raymond James speaks only as of the date of the written opinion and does not reflect any developments that may occur or may have occurred after the date of its written opinion and prior to the completion of the Merger.

Raymond James provided its opinion for the information of Peoples’ board of directors (solely in its members’ capacity as directors) in connection with, and for purposes of, its consideration of the exchange ratio to be paid in the Merger pursuant to the Merger agreement and its opinion only addressed whether the Exchange Ratio to be paid in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Peoples. The opinion of Raymond James did not address any other term or aspect of the Merger Agreement or the Merger contemplated thereby. The Raymond James opinion did not constitute a recommendation to Peoples’ board of directors or to any Peoples or Premier Financial shareholder as to how Peoples’ board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

In connection with its review of the proposed Merger and the preparation of its opinion, Raymond James reviewed, analyzed and relied upon information bearing upon the financial and operating condition of Peoples and Premier Financial and bearing upon the merger, including, among other things:

•	a draft of the Merger Agreement, dated March 25, 2021 (the most recent version made available to Raymond James);

•

Peoples and Premier Financial’s audited financial statements for the years ended December 31, 2020, 2019, and 2018 and Peoples and Premier Financial’s unaudited financial statements for the quarterly periods ended September 30, 2020, June 30, 2020, and March 31, 2020;

•

Certain information related to the historical condition and prospects of Peoples and Premier Financial, as made available to Raymond James by or on behalf of Peoples, including, but not limited to, (a) the Premier Financial prospective financial information, as described in the section entitled “Premier Financial’s Reasons for the Merger — Certain Premier Financial Unaudited Prospective Financial Information” on page 69, (b) financial projections for Peoples for the periods ending December 31, 2021 through 2025 based on publicly available analyst consensus estimates and long-term growth rates, which Raymond James was guided to use by Peoples management (the “Peoples Projections”), and (c) certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects, certain purchase accounting adjustments and other synergies expected to result from the Merger, which have been publicly disclosed, as prepared by, and discussed with, management of Peoples for use by Raymond James (the “Pro Forma Financial Adjustments”);

•	Peoples and Premier Financial’s recent public filings and certain other publicly available information regarding Peoples and Premier Financial;

•	the financial and operating performance of Peoples and Premier Financial and those of other selected public companies that Raymond James deemed relevant;

•	certain publicly available financial terms of certain transactions Raymond James deemed relevant;

•	certain other financial studies, analyses and inquiries, and such other information and factors as Raymond James deemed appropriate;

•

a certificate addressed to Raymond James from a member of senior management of Peoples regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) of Peoples and Premier Financial provided to, or discussed with, Raymond James by or on behalf of Peoples;

•

discussions with members of the senior management of Peoples regarding certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry including, but not limited to, the past and current business operations of Premier Financial and Peoples and the financial condition and future prospects and operations of Premier Financial and Peoples; and

•	certain potential pro forma financial effects of the Merger on Peoples.

In conducting its review and arriving at its opinion, Raymond James relied upon and assumed with Peoples’ consent the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify the accuracy or completeness of any such information. Furthermore, Raymond James did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Peoples or Premier Financial was a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Peoples or Premier Financial was a party or may be subject. With the consent of the Peoples board of directors, the Raymond James opinion made no assumption concerning, and therefore did not consider, the potential effects of any such litigation, claims or investigations or possible assertions. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Premier Financial.

Raymond James also relied upon and assumed, without independent verification, that there were no changes in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Premier Financial since the date of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect. Raymond James is not an expert in GAAP in general and also specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for loan and lease losses or any other reserves, and accordingly Raymond James assumed, without independent verification and with Peoples’ consent, that such allowances for credit losses and reserves for Peoples and Premier Financial are adequate to cover such losses. Raymond James did not make or obtain any independent appraisals of the assets or liabilities (contingent or otherwise) of Premier Financial.

With respect to the Peoples Projections, the Premier Financial prospective financial information and the Pro Forma Financial Adjustments and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James has, with Peoples’ consent, assumed that the Peoples Projections, Premier Financial prospective financial information and the Pro Forma Financial Adjustments and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of each of Peoples and Premier Financial, and Raymond James has relied upon Peoples to advise Raymond James promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of Raymond James’ review. Raymond James expresses no opinion with respect to the Peoples Projections, Premier Financial prospective financial information and the Pro Forma Financial Adjustments, or the assumptions on which they are based.

The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of March 25, 2021, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm its opinion. As Peoples’ board of directors was aware, there is currently significant uncertainty as to the potential direct and indirect business, financial, legal, economic and social implications and consequences of the coronavirus and associated illnesses and the actions and measures that countries, governments, regulatory agencies, central banks, international financing and funding organizations, stock markets, businesses and individuals have taken and may take to address the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”). Raymond James expressed no opinion or view as to the potential impact of the Pandemic Effects on its analysis, the opinion, the Merger, Peoples or Premier Financial. The credit, financial and stock markets have and do experience unusual volatility from time to time and Raymond James expressed no opinion or view as to any potential effects of such volatility on the Merger, Peoples or Premier Financial. Raymond James’ opinion did not purport to address potential developments in any such credit, financial and stock markets after the date of its opinion.

Raymond James assumed, in all respects material to its analyses, the following:

•

that the Merger and any related transactions (including the Subsidiary Bank Mergers) would be completed in accordance with the terms set forth in the Merger Agreement (the final terms of which Raymond James assumed would be substantially similar to the version reviewed by Raymond James and referred to above) without waiver or amendment of any conditions thereto;

•	that the representations and warranties of each party in the Merger Agreement were true and correct;

•	that each party to the Merger Agreement would perform all of the covenants and agreements required to be performed by such party under the Merger Agreement without being waived;

•

that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Merger, Peoples or Premier Financial that would be material to its analysis or opinion; and

•	that the Merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations.

Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of Peoples’ board of directors to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting, regulatory or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of Peoples, on the fact that Peoples was assisted by legal, accounting and tax advisors, and, with the consent of Peoples, relied upon and assumed the accuracy and completeness of the assessments by Peoples and its advisors, as to all legal, accounting and tax matters with respect to Peoples, Premier Financial and the Merger, including, without limitation, that the merger would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Raymond James expressed no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger, or the availability or advisability of any alternatives to the Merger. Raymond James provided advice to Peoples with respect to the Merger. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Merger. Raymond James did not solicit indications of interest with respect to a transaction involving Peoples nor did Raymond James advise Peoples with respect to its strategic alternatives. The opinion of Raymond James did not express any opinion as to the likely trading range of Premier Financial common stock or Peoples common shares following announcement or consummation of the Merger, which have varied or may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Premier Financial and Peoples at that time. The Raymond James opinion was limited to the fairness, from a financial point of view, of the Exchange Ratio to be paid by Peoples in the Merger pursuant to the Merger Agreement.

In formulating its opinion, Raymond James considered only what it understood to be the Exchange Ratio to be paid by Peoples, and Raymond James did not consider, and did not express an opinion on, the fairness of the amount or nature of any compensation to be paid or payable to any person or entity (including any of the officers, directors or employees of Premier Financial), or such class of persons or entities, whether relative to the Exchange Ratio to be paid by Peoples or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of Peoples or Premier Financial, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the Merger to any one class or group of Peoples’, Premier Financial’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of Peoples’, Premier Financial’s or such other party’s security holders or other constituencies (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituencies). Raymond James expressed no opinion as to the impact of the Merger on the solvency or viability of Peoples or Premier Financial or the ability of Peoples or Premier Financial to pay their respective obligations when they come due.

Material Financial Analyses. The following summarizes the material financial analyses reviewed by Raymond James with the Peoples board of directors, which analyses were considered by Raymond James in rendering its opinion. No company used in the analyses described below is identical or directly comparable to Premier Financial or Peoples.

Contribution Analysis. Raymond James analyzed the relative contribution of Premier Financial and Peoples to certain financial and operating metrics for the pro forma combined company resulting from the Merger. The financial and operating metrics included: (i) total assets; (ii) total gross loans; (iii) total deposits; (iv) tangible common equity; (v) tangible common equity excluding the $1.00 per share special dividend declared and paid by Premier Financial in February 2021 (the “Special Dividend”); (vi) net income for the year ended December 31, 2020; (vii) estimated 2021 net income and; (viii) estimated 2022 net income. Metrics (i) – (v) above were as of December 31, 2020. The relative contribution analysis did not give effect to the Pro Forma Financial Adjustments. The results of this analysis are summarized in the table below:

	Relative Contribution
	Peoples	Premier Financial	Implied Exchange Ratio
Total Assets	71.0%	29.0%	0.55x
Total Gross Loans	73.7%	26.3%	0.48x
Total Deposits	70.5%	29.5%	0.56x
Tangible Common Equity	65.4%	34.6%	0.70x
Tangible Common Equity (Including Special Dividend)	67.1%	32.9%	0.65x
LTM Net Income	60.8%	39.2%	0.86x
2021E Net Income	69.4%	30.6%	0.59x
2022E Net Income	69.4%	30.6%	0.59x
Exchange Ratio in the Merger			0.58x

Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis of Peoples and Premier Financial based on the Premier Financial prospective financial information and the Peoples Projections. Consistent with the periods included in the Premier Financial prospective financial information and the Peoples Projections, Raymond James used calendar year 2025 as the final year for the analysis and applied multiples, ranging from 13.0x to 15.0x, to calendar year 2025 earnings in order to derive a range of terminal values for Peoples and Premier Financial in 2025.

For Peoples, Raymond James used discount rates ranging from 10% to 12%. For Premier Financial, Raymond James used discount rates ranging from 11% to 13%. Raymond James arrived at its discount rate ranges by using the 2020 Duff & Phelps Valuation Handbook. Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of Peoples and Premier Financial and calculated a range of implied exchange ratios by dividing the maximum implied per share value of Premier Financial common stock by the minimum implied per share value of Peoples common shares to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share value of Premier Financial common stock by the maximum implied per share value of Peoples common shares to calculate the minimum implied exchange ratio. The results of the discounted cash flow analysis are summarized in the table below:

	Implied Per Share Value				Implied
	Peoples		Premier Financial		Exchange Ratio
	Low	High	Low	High	Low/High	High/Low
Net Income Terminal Multiple	$30.14	$35.81	$22.42	$25.98	0.63x	0.86x
Exchange Ratio in the Merger					0.58x

Selected Companies Analysis. Raymond James reviewed certain data for selected companies with publicly traded equity securities that it deemed relevant for its analysis. The selected groups represent companies Raymond James believed relevant to each of Peoples and Premier Financial. For Peoples, Raymond James selected certain companies that (i) are headquartered in Ohio, Kentucky, and West Virginia; (ii) have total assets between $2.0 billion and $10.0 billion; and (iii) are traded on the Nasdaq, NYSE, or NYSEAM. For Premier Financial, Raymond James selected certain companies that (i) are headquartered in West Virginia, Ohio, Kentucky, Virginia, Maryland, and Pennsylvania; (ii) have total assets between $1.0 billion and $3.0 billion; (iii) have a LTM ROAA between 1.00% and 1.50%; and (iv) are traded on the Nasdaq, NYSE, or NYSEAM. Raymond James excluded Blue Ridge Bankshares, Inc. from the Premier Financial selected companies due to its completed acquisition of Bay Banks of Virginia, Inc. on January 31, 2021.

No company used in the analysis described below is identical or directly comparable to either Peoples or Premier Financial. The selected companies Raymond James deemed relevant based on the criteria noted above include the following:

Selected Companies for Peoples

•	Park National Corporation

•	Premier Financial Corp.

•	Republic Bancorp, Inc.

•	City Holding Company

•	Community Trust Bancorp, Inc.

•	Stock Yards Bancorp, Inc.

•	Summit Financial Group, Inc.

•	Farmers National Banc Corp.

•	Civista Bancshares, Inc.

•	MVB Financial Corp.

Selected Companies for Premier Financial

•	Peoples Financial Services Corp.

•	Civista Bancshares, Inc.

•	Orrstown Financial Services, Inc.

•	C&F Financial Corporation

•	Farmers & Merchants Bancorp, Inc.

•	LCNB Corp.

•	MainStreet Bancshares, Inc.

•	National Bankshares, Inc.

•	FNCB Bancorp, Inc.

•	SB Financial Group, Inc.

Raymond James calculated various financial multiples for each selected public company, including: closing price per share on March 25, 2021 compared to (i) basic tangible book value, which we refer to as TBV, per share at December 31, 2020 as shown by S&P Global Market Intelligence; (ii) earnings per share, which we refer to as EPS, by and for the twelve months ended December 31, 2020; and (iii) consensus forward operating earnings per share, which we refer to as ‘21E EPS, for the 2021 fiscal year based on S&P Global Market Intelligence data. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. Raymond James reviewed the 75th percentile and 25th percentile relative valuation multiples of the selected public companies. The results of the selected companies analysis for each of Peoples and for Premier Financial are summarized below:

	Selected Companies for Peoples			Selected Companies for Premier Financial
	25th Percentile	75th Percentile		25th Percentile	75th Percentile
Tangible Book Value	137%	214%	Tangible Book Value	110%	127%
LTM Earnings per Share	10.9x	16.2x	LTM Earnings per Share	9.6x	11.5x
2021E Earnings per Share	11.2x	17.5x	2021E Earnings per Share	10.2x	14.3x

Taking into account the results of the selected companies analysis, Raymond James applied the 75th and 25th percentiles of the price to TBV per share ratio to corresponding financial data for each of Premier Financial and Peoples. Raymond James reviewed the ranges of implied per share values and calculated a range of implied exchange ratios by dividing the higher implied per share value of Premier Financial by the lower implied per share value of Peoples to calculate the high implied exchange ratio, and by dividing the lower implied per share value of Premier Financial by the higher implied per share value of Peoples to calculate the low implied exchange ratio. The results of the selected companies analysis are summarized below:

	Implied Per Share Value				Implied
	Peoples		Premier Financial		Exchange Ratio
	25th Percentile	75th Percentile	25th Percentile	75th Percentile	Low/High	High/Low
Tangible Book Value	$27.58	$43.08	$15.62	$18.04	0.36x	0.65x
Tangible Book Value (Including Special Dividend)	$27.58	$43.08	$14.52	$16.76	0.34x	0.61x
LTM Earnings per Share	$18.90	$28.03	$14.53	$17.47	0.52x	0.92x
2021E Earnings per Share	$27.37	$42.93	$14.28	$20.00	0.33x	0.73x

Exchange Ratio in the Merger					0.58x

Selected Transaction Analysis. Raymond James analyzed publicly available information relating to selected transactions announced since March 1, 2020 involving targets headquartered in (i) the United States or (ii) the states of West Virginia, Ohio, Kentucky, Virginia, Maryland, or Pennsylvania, in each case, with target assets between $750.0 million and $3.0 billion. Financial data for the selected targets was based on the most recent last twelve months reported prior to announcement of the respective transaction. The selected national and regional transactions (with respective transaction announcement dates shown) used in the analysis included:

Selected National Transactions

•	Acquisition of Pacific Mercantile Bancorp by Banc of California, Inc. (3/22/21)

•	Acquisition of Severn Bancorp, Inc. by Shore Bancshares, Inc. (3/3/21)

•	Acquisition of Kentucky Bancshares, Inc. by Stock Yards Bancorp, Inc. (1/27/21)

•	Acquisition of Cummins-American Corp. by First Busey Corporation (1/19/21)

•	Acquisition of FNS Bancshares, Inc. by BancorpSouth Bank (1/13/21)

•	Acquisition of LINCO Bancshares, Inc. by First Mid Bancshares, Inc. (9/28/20)

•	Acquisition of Standard AVB Financial Corp. by Dollar Mutual Bancorp (9/25/20)

•	Acquisition of Seacoast Commerce Banc Holdings by Enterprise Financial Services Corp (8/20/20)

•	Acquisition of SB One Bancorp by Provident Financial Services, Inc. (3/12/20)

•	Acquisition of Three Shores Bancorporation, Inc. by United Community Banks, Inc. (3/9/20)

Selected Regional Transactions

•	Acquisition of Severn Bancorp, Inc. by Shore Bancshares, Inc. (3/3/21)

•	Acquisition of Kentucky Bancshares, Inc. by Stock Yards Bancorp, Inc. (1/27/21)

•	Acquisition of Standard AVB Financial Corp. by Dollar Mutual Bancorp (9/25/20)

Raymond James examined valuation multiples of transaction value compared to the target companies’ (i) basic TBV per share at December 31, 2020 as shown by S&P Global Market Intelligence; (ii) basic TBV per share at December 31, 2020 as shown by S&P Global Market Intelligence including the Special Dividend; (iii) last twelve months EPS; (iv) premium to tangible book value divided by core deposits (total deposits less time deposits greater than $100,000); and (v) premium to tangible book value divided by core deposits (total deposits less time deposits greater than $100,000) including the Special Dividend. Raymond James applied the 25th percentile and 75th percentile TBV multiple, LTM EPS multiple and core deposit premium to the corresponding Premier Financial metrics to create the range of exchange ratios used for its analysis based on Peoples’ closing stock price as of March 25, 2021 ($33.19). The results of the selected national and regional transactions analyses, respectively, are summarized below:

National Transactions

	Premier Financial	Percentiles				Implied Exchange Ratio
	Statistic	25th Percentile		75th Percentile		Low/High	High/Low
Tangible Book Value	$14.16	113%		152%		0.48x	0.65x
Tangible Book Value (Including Special Dividend)	$13.16	113%		152%		0.45x	0.60x
LTM Earnings per Share	$1.52	13.5	x	21.7	x	0.62x	0.99x
Premium to Core Deposits	$1,462,364	3.5%		6.7%		0.53x	0.63x
Premium to Core Deposits (Including Special Dividend)	$1,462,364	3.5%		6.7%		0.50x	0.60x
Exchange Ratio in the Merger						0.58x

Regional Transactions

						Implied Exchange Ratio
	Premier Financial Statistic	Percentiles
		25th Percentile		75th Percentile		Low/High	High/Low
Tangible Book Value	$14.16	133%		152%		0.57x	0.65x
Tangible Book Value (Including Special Dividend)	$13.16	133%		152%		0.53x	0.60x
LTM Earnings per Share	$1.52	19.0	x	22.1	x	0.87x	1.01x
Premium to Core Deposits	$1,462,364	5.7%		8.2%		0.60x	0.67x
Premium to Core Deposits (Including Special Dividend)	$1,462,364	5.7%		8.2%		0.57x	0.64x
Exchange Ratio in the Merger						0.58x

Discounted Cash Flow with Synergies Analysis. Raymond James performed a discounted cash flow with synergies analysis to estimate an illustrative implied equity value for Premier Financial, taking into account Pro Forma Financial Adjustments. In this analysis, Raymond James used the Premier Financial prospective financial information and the Pro Forma Financial Adjustments, each of which was provided by Peoples management and approved for the use of Raymond James by Peoples’ board of directors, and Raymond James assumed discount rates ranging from 10.00% to 12.00%. Raymond James arrived at its discount rate ranges by using the 2020 Duff & Phelps Valuation Handbook. The range of values was derived by adding (i) the present value of the estimated excess cash flows that Premier Financial could generate over the period from September 30, 2021 through December 31, 2025 and (ii) the present value of Premier Financial’s implied terminal value at the end of such period, in each case applying the estimated Pro Forma Financial Adjustments. Raymond James assumed that Premier Financial would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of the illustrative entity, Raymond James applied a range of 13.0x to 15.0x to Premier Financial’s estimated 2025 earnings.

Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow with synergies analysis for Premier Financial and calculated a range of implied exchange ratios by dividing the maximum implied per share value of Premier Financial common stock by Peoples’ closing stock price as of March 25, 2021 ($33.19) to calculate the high implied exchange ratio, and by dividing the minimum implied per share value of Premier Financial common stock by Peoples’ closing stock price as of March 25, 2021 ($33.19) to calculate the low implied exchange ratio. The results of the discounted cash flow with synergies analysis are summarized in the table below:

	Implied Per Share Value		Implied Exchange Ratio
Premier Financial
	Low	High	Low/High	High/Low
Net Income Terminal Multiple	$28.52	$34.35	0.86x	1.03x
Exchange Ratio in the Merger			0.58x

The discounted cash flow analysis is a widely-used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The above analysis did not purport to be indicative of the actual values or expected values of the pro forma combined entity.

Pro Forma Impact Analysis. Raymond James performed a pro forma financial impact analysis that combined projected balance sheet and 2022 and 2023 estimated EPS information of Peoples and Premier Financial. Using (i) closing balance sheet estimates as of September 30, 2021 for Peoples and Premier Financial based on Peoples management estimates; (ii) Peoples Projections and Premier Financial prospective financial information for the years ending 2022 and 2023 as provided by Peoples management; and (iii) the Pro Forma

Financial Adjustments provided by Peoples management. Raymond James analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be dilutive to Peoples’ estimated tangible book value per share at September 30, 2021, but accretive to Peoples’ estimated 2022 and 2023 earnings per share. For all of the above analyses, the actual results achieved by Peoples following the merger may vary from the projected results, and the variations may be material.

Additional Considerations. The preparation of an opinion regarding fairness from a financial point of view is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be construed to be the view of Raymond James as to the actual value of Peoples.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Peoples. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. These analyses were provided to Peoples’ board of directors (solely in each director’s capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness of the Exchange Ratio to be paid in the Merger pursuant to the Merger Agreement, from a financial point of view, to Peoples. The opinion of Raymond James was one of many factors taken into account by Peoples’ board of directors in making its determination to approve the Merger. Neither Raymond James’ opinion, nor the analyses described above, should be viewed as determinative of Peoples board of directors’ nor Peoples management’s views with respect to Peoples, Premier Financial or the Merger. Raymond James did not determine the amount of consideration, recommend any specific amount of consideration or recommend that any specific consideration constituted appropriate consideration for the merger. Peoples placed no limits on the scope of the analyses performed, or opinion expressed, by Raymond James.

For its services as financial advisor to Peoples in connection with the merger, Raymond James will receive a transaction fee of $2.25 million, of which $350,000 was due and payable when Raymond James rendered its opinion and the remainder of which is contingent upon successful completion of the Merger. Peoples has agreed to reimburse Raymond James for its reasonable expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has provided certain services to Peoples (in the two years preceding the date of its opinion), including (i) an affiliate of Raymond James had a lending relationship with Peoples, for which such affiliate received fees, (ii) an affiliate of Raymond James provided, and continues to provide, services to Peoples and its affiliates relating to its wealth management business, for which the Raymond James affiliate has received commissions and fees, (iii) Raymond James has engaged in, and may continue to engage in, fixed income and other trading activity with Peoples Bank, a subsidiary of Peoples, for which it has earned income, (iv) Raymond James provided investment banking advisory services to Peoples on the acquisition of First Prestonsburg Bancshares, Inc. and the acquisition of certain assets of Triumph Premium Finance, for which Raymond James was paid fees. The aggregate fees received by Raymond James in connection with the foregoing services to Peoples were approximately $5.3 million. In the ordinary course of business, Raymond James may trade in the securities of Peoples for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of its opinion, Raymond James has not provided investment banking or financial advisory services to Premier Financial.

Raymond James may provide investment banking, financial advisory and other financial services to Peoples and/or Premier Financial or other participants in the merger in the future, for which Raymond James may receive compensation, although as of the date of Raymond James’ opinion, there was no agreement to do so.

Regulatory Approvals Required

To complete the Merger and Subsidiary Bank Mergers, Peoples and Premier Financial need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the Merger Agreement, Peoples and Premier Financial have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement (including the Merger and the Subsidiary Bank Mergers), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. These approvals include, among others, the approval of the Merger and the Subsidiary Bank Mergers by the Federal Reserve and the ODFI, respectively. The Merger and the Subsidiary Bank Mergers must receive approval from both the ODFI and the Federal Reserve before the Merger may be consummated. Peoples will submit an application to the Federal Reserve for approval of the Merger and an application to the Federal Reserve and ODFI for approval of the Subsidiary Bank Mergers for approval.

The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the Merger Consideration to Premier Financial shareholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

Peoples and Premier Financial believe that the Merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described herein will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the Merger. There can likewise be no assurances that U.S. federal or state regulatory or competition authorities will not attempt to challenge the Merger or, if such a challenge is made, what the result of such challenge will be.

Interests of Premier Financial Directors and Officers in the Merger

As described below, some of Premier Financial’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Premier Financial shareholders generally. The Premier Financial board of directors was aware of these interests and considered them in approving the Merger Agreement.

Severance Payments

Under the terms of the Merger Agreement, Peoples shall pay to each employee of Premier Financial or the Subsidiary Banks who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of Premier Financial or the Subsidiary Banks, immediately before the Effective Time of the Merger, (iii) has been an employee of Premier Financial or the Subsidiary Banks for at least six months prior to the effective time of the Merger, (iv) is not offered continued employment by Peoples or any of its subsidiaries for nine months after the Effective Time of the Merger, and (v) who signs and delivers Peoples’

standard form of termination and release agreement, a severance amount equal to two week’s base pay in effect at the time of termination, multiplied by the number of whole years of service of such employee with Premier Financial or the Subsidiary Banks, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. The severance pay will be paid in a lump sum within fourteen days following the employee’s termination, provided that such employee was not terminated for cause. Further, for any employee of Premier Financial or the Subsidiary Banks participating in Premier Financial’s group health program at the effective time of the Merger who is entitled to a severance payment, the employee will be able to purchase health insurance coverage for the employee at the full premium rate for the remaining COBRA period.

The Merger Agreement also provides for Premier Financial, in consultation with Peoples, to negotiate and enter into a retention agreement with Robert W. Walker for an amount equal to 2.99 times his base salary, payable in equal annual installments in 2022, 2023 and 2024 and covenants of confidentiality, as well as up to $1 million to be allocated amongst certain other Premier Financial or the Subsidiary Banks’ employees in such amounts as mutually agreed to between Premier Financial and Peoples to help retain those employees through the data processing conversion related to the Merger.

Indemnification and Directors’ and Officers’ Liability Insurance

Subject to compliance with applicable state and federal laws, Peoples will indemnify each person who served as a director or officer of Premier Financial on or after the date of the Merger Agreement and before the Effective Time of the Merger to the fullest extent provided by Premier Financial’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of Premier Financial or the Subsidiary Banks. In addition, the Merger Agreement provides that, prior to the Merger, Premier Financial will purchase a directors’ and officers’ and company liability insurance policy to be effective for up to six years following the effective date of the Merger, on terms no less advantageous than those contained in Premier Financial’s existing policy.

Director Appointments

Promptly following the Effective Time, Peoples will increase by one (1) the number of directors making up the Peoples board of directors and appoint one (1) member of the Premier Financial board of directors to the Peoples board of directors, of which person will be selected by Peoples subject to its standard corporate governance practices, after consultation with Premier Financial and conducting a standard director evaluation process. Peoples will, subject to its standard corporate governance practices, nominate and recommend such appointee for election at the next applicable annual meeting of the shareholders of Peoples to serve for a one-year term.

Employee Incentive Stock Options

As an integral part of its employee compensation practices, Premier Financial has awarded Incentive Stock Options (“ISO’s”) to many of its key employees including the Named Executive Officers of the company. Premier Financial has awarded stock options to reward long-term performance and enhancements to long-term shareholder value. Options have been typically granted once a year, near the beginning of the year, in conjunction with a regularly scheduled board of directors meeting. Scheduling decisions are made without regard to anticipated earnings or other major announcements by Premier Financial. The number of stock options granted to individuals in any given year has been determined, with input from the Chief Executive Officer, by the Compensation Committee. The number of stock options granted annually has been modest so as to minimally affect Premier Financial’s diluted earnings per share either through the increase in the number of shares outstanding or through recorded stock compensation expense. Stock options were granted with an exercise price equal to the closing price on the grant date and therefore only have value to the optionee if there is a rise in

Premier’s stock price beyond the grant date. As a matter of practice, Premier Financial has not repriced its stock options once they are granted. However, the number options and the exercise price have been adjusted to reflect changes in outstanding shares and per share information related to a 10% stock dividend paid by Premier Financial on December 2, 2016 and a 5 for 4 stock split paid by Premier Financial on June 4, 2018. To reward long-term performance, the options typically vest in three equal annual installments beginning on the grant date and have a maximum ten-year term. Premier Financial believes the vesting schedule also provides incentive for the named executive officers to continue their employment with the Company. Premier Financial believes it is the accumulation of options over time that provides the real incentive for the named executive officers to propel the Company’s value to ever higher levels.

Employees of Premier Financial, including the Named Executive Officers, have outstanding options granted from two shareholder approved Stock Option Plans, a 2002 Employee Stock Ownership Plan, approved by Premier Financial shareholders at its June 19, 2002 annual meeting, which permitted stock option grants for a 10 year period through June 2012 and a 2012 Long-term Incentive Plan, approved by Premier Financial Shareholders at its June 20, 2012 annual meeting, which permits stock optons grants for a 10-year period through June 2022 (together the “Premier Financial Incentive Stock Option Plans”). An important provision of the Premier Financial Incentive Stock Option Plans was an acceleration of any unvested stock option grants to be fully vested and exerciseable upon a change in control of Premier Financial. The Merger would constitute such a change in control. As a result, the remaining one-third of options granted to employees on March 20, 2019 and two-thirds of the options granted to employees on March 18, 2020 will fully vest upon completion of the Merger at the Effective Time. There were no options granted in 2021 by the board of Premier Financial and the Merger Agreement prohibits any further granting of options out of the Premier Financial Incentive Stock Options Plans.

Peoples does not offer an employee incentive stock option plan. As such, the Merger Agreement provides for Peoples to purchase any unexercised stock options awarded to Premier Financial employees, including the Named Executive Officers, for an amount equal to x) the product of Peoples five day weighted-average closing stock price used to determine payments for fractional shares after the Effective Time multiplied by the 0.58 exchange ratio less y) the exercise price per share of the Premier Financial stock option granted multiplied by z) the number of unexercised options as of the Effective Time. Any unvested options granted to Premier Financial employees will fully vest upon completion of the Merger at the Effective Time and will be included as part of the payment Peoples will make to holder of unexercised options as of the Effective Time.

The following table sets forth the Named Executive Officers of Premier Financial, the number of options that were currently vested and outstanding as of the effective date of this proxy/prospectus, the number of options that were unvested and subject to immediate vesting as of the Effective Time and the total payment to be received upon the closing of the Merger using the $33.86 closing price of Peoples common shares on March 26, 2021, the date of the execution of the Merger Agreement, and also assuming that none of the vested options in the table is exercised prior to the closing.

Name	Number of Currently Vested Options	Total Payment for Vested Options	Number of Currently Unvested Options	Total Payment for Unvested Options
J. Mark Bias	20,175	$108,519	6,300	$55,327
Brien M. Chase	0	0	6,300	55,327
Scot A. Kelley	1	10	3,900	34,250
Michael R. Mineer	0	0	6,300	55,327
Katrina Whitt	9,476	46,428	3,150	27,664
All other employees	141,009	890,988	40,650	359,116

Total	170,661	$1,045,945	66,600	$587,011

Golden Parachute Compensation

The discussion and table below reflect the estimated amount of compensation and benefits that each of the named executive officers of Premier Financial are entitled to receive where the compensation or benefits are based on or otherwise relate to the Merger. This compensation is referred to as “golden parachute compensation” by the applicable SEC disclosure rules and is the subject of the Premier Financial advisory (non-binding) proposal on specified compensation, as described in “PROPOSALS SUBMITTED TO PREMIER FINANCIAL SHAREHOLDERS—Premier Financial Advisory (Non-binding) Proposal on Specified Compensation” on page 36.

The amounts in the table below assume the named executive officer remains employed and is not terminated with cause as of the Effective Time. Amounts do not include compensation benefits available to all of Premier Financial’s general employees on a non-discriminatory basis. All of the employment arrangements described above comply with or are excepted from Section 409A of the Internal Revenue Code. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in this document, and do not reflect certain compensation actions that may occur before the completion of the Merger.

As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

GOLDEN PARACHUTE COMPENSATION

Name	Cash (1) ($)	Equity (2) ($)	Pension/ Non-Qualified Deferred Compensation ($)	Perquisites/ Benefits (3) ($)	Total ($)
Robert W. Walker	$1,046,500	—	—	—	$1,046,500
J. Mark Bias	—	$55,327	—	—	$55,327
Brien M. Chase	—	$55,327	—	—	$55,327
Scot A. Kelley	—	$34,250	—	—	$34,250
Michael R. Mineer	—	$55,327	—	—	$55,327
Katrina Whitt	—	$27,664	—	—	$27,664

(1)

The amounts in this column reflect the value of the cash severance paid to each of Premier Financial’s named executive officers pursuant to the severance, retention and/or employment agreements. All amounts paid may be reduced to avoid excess parachute payments under Section 280G of the Internal Revenue Code.

(2)

The amounts in this column reflect the value of the cancellation and payout of all Premier Financial stock options, assuming all such Premier Financial stock options are “in the money.” In accordance with the Merger Agreement, all “in the money” Premier Financial stock options will be converted into a cash payment per share as specified in the Merger Agreement in the amount of the daily volume-weighted average closing sale price of People common shares for the five consecutive full trading days prior to the Effective Time, times the exchange ratio of 0.58 Peoples common shares for each share of Premier Financial common stock, less the exercise price for each share subject to an option. The payments made under this column are single-trigger benefit arrangements as they are realized upon the effective date of the Merger. The following table details the amounts realized on the acceleration of vesting of Premier Financial stock options as a result of the Merger.

Name	Unvested Stock Options
J. Mark Bias	$55,327
Brien M. Chase	55,327
Scot A. Kelley	34,250
Michael R. Mineer	55,327
Katrina Whitt	27,664
All other employees	359,116

Total	587,011

(3)

The amounts in this column are based on health and welfare benefits payable to the named executive officer for a period after the Merger. The payments reflected under this column are double-trigger benefit arrangements as they are only realized upon the named executive officer’s termination without cause concurrently with or subsequent to the completion of the Merger.

Material U.S. Federal Income Tax Consequences of the Merger

This section describes the intended, material U.S. federal income tax consequences of the Merger to Peoples, Premier Financial, and U.S. holders of Premier Financial common stock who exchange their shares for Peoples common shares pursuant to the Merger. Peoples and Premier Financial intend for the Merger to be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, except with respect to any cash received instead of fractional shares of common stock of the combined company, and Peoples and Premier Financial intend that each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. Peoples will receive an opinion of Dinsmore & Shohl LLP, dated as of the effective date of the registration statement of which this prospectus forms a part, substantially to the effect that, on the basis of facts, representations and assumptions set forth in that opinion (including factual representations contained in certificates of officers of Peoples and Premier Financial), the Merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code.

The following discussion assumes that the U.S. Internal Revenue Service (“IRS”) and the courts agree that the Merger is a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and that Peoples and Premier Financial are each a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. However, Peoples and Premier Financial have not requested and do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger, and the tax opinion to be delivered in connection with the Merger is not binding on the IRS or any court or other administrative body. Consequently, there is no assurance of the accuracy of the anticipated U.S. federal income tax consequences to Peoples, Premier Financial, and the shareholders of Premier Financial described in this joint proxy statement/prospectus. In addition, if any of the facts, representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be adversely affected. The actual tax consequences to you of the Merger may be complex and will depend upon your specific situation and upon factors that are not within the control of Peoples or Premier Financial. You should consult with your own tax advisor as to the tax consequences of the Merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign, and other tax laws, your basis in any Peoples common shares received in the Merger, your holding period with respect to any Peoples common shares received in the Merger, your tax return reporting requirements, or the applicability and effect of any proposed changes in any tax laws.

The following discussion is based on the Internal Revenue Code, existing and proposed Treasury Department regulations promulgated thereunder and published judicial and administrative rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. This summary does not address any tax consequences of the Merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Premier Financial common stock who, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state thereof or the District of Columbia;

•

a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Premier Financial common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. If you are a partnership, or a partner in such partnership, holding Premier Financial common stock, you should consult your tax advisors.

This discussion is applicable only to those U.S. resident Premier Financial shareholders that hold their Premier Financial common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular Premier Financial shareholders in light of their individual circumstances or to Premier Financial shareholders that are subject to special rules, such as:

•	financial institutions;

•	S corporations or other pass-through entities and investors in those through entities;

•	retirement plans, individual retirement accounts or other tax-deferred accounts;

•	insurance companies;

•	mutual funds;

•	tax-exempt organizations;

•	dealers in securities or foreign currencies;

•	traders in securities who elect to use the mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	holders of Premier Financial common stock subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons that exercise dissenters’ rights;

•	persons that hold Premier Financial common stock as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;

•	persons who purchase or sell their Premier Financial common stock as part of a wash sale;

•	expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders;

•	expatriates of the United States;

•	persons that have a functional currency other than the U.S. dollar;

•

holders that hold (or that held, directly or constructively, at any time during the five year period ending on the date of the disposition of the Premier Financial common stock pursuant to the merger) 5% or more of the outstanding Premier Financial common stock; and

•	persons that acquired their Premier Financial common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax, U.S. federal estate or gift tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any consequences under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Department regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). Determining the actual tax consequences of the Merger may be complex. They will depend on specific situations and on factors that are not within the control of Premier Financial or Peoples. All holders of Premier Financial common stock should consult their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign, and other tax laws, your basis in any Peoples common shares received in the Merger, your holding period with respect to any Peoples common shares received in the Merger, your tax return reporting requirements, or the applicability and effect of any proposed changes in any tax laws.

The following discussion summarizes the matters addressed in the tax opinion of Dinsmore & Shohl LLP filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

Reorganization Treatment

The Merger is intended to be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Peoples and Premier Financial are each intended to be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. If the intended reorganization treatment is respected by the Internal Revenue Service and the courts, then the material federal income tax consequences described below are anticipated.

Federal Income Tax Consequences to Peoples and Premier Financial

No Gain or Loss. No gain or loss will be recognized by Peoples or Premier Financial as a result of the Merger.

Tax Basis. The aggregate tax basis of the assets of Premier Financial in the hands of Peoples will be the same as the aggregate tax basis of such assets in the hands of Premier Financial immediately prior to the Merger.

Holding Period. The holding period of the assets of Premier Financial to be received by Peoples will include the period during which such assets were held by Premier Financial.

Exchange Solely for Peoples Common Shares

A U.S. holder of Premier Financial common stock that exchanges all of its Premier Financial common stock solely for Peoples common shares pursuant to the Merger will not recognize gain or loss in connection with such exchange (except with respect to cash in lieu of fractional Peoples common shares as discussed in more detail under “Cash in Lieu of Fractional Shares” below). A U.S. holder’s aggregate tax basis in the Peoples common shares received in the Merger in exchange for its Primer Financial common stock (including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “Cash in Lieu of Fractional Shares”) generally will equal such U.S. holder’s aggregate tax basis in the Premier Financial common stock surrendered by such U.S. holder in the Merger. The holding period for the Peoples common shares received by such U.S. holder in the Merger in exchange for its Preimier Financial common stock (including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “Cash in Lieu of Fractional Shares”) generally will include the holding period for the Premier Financial common stock exchanged therefor.

Cash in Lieu of Fractional Shares

A U.S. holder of Premier Financial common stock that receives cash in lieu of a fractional Peoples common share generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted basis in the Premier Financial common stock surrendered which is allocable to the fractional share. Subject to possible dividend treatment (as discussed in more detail under “Possible Dividend Treatment”, below), such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its Premier Financial shares exceeds one year at the effective time of the Merger.

Tax Consequences to Premier Financial Shareholders who Receive Only Cash

A U.S. holder of Premier Financial common stock who properly exercises its dissenters’ rights and receives solely cash in exchange for all of its Premier Financial common stock (and is not treated as constructively owning Peoples’ common shares after the Merger under the circumstances referred to below under “Possible Dividend Treatment”) will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and such U.S. holder’s tax basis in Premier Financial’s common shares surrendered in exchange for the cash. Subject to possible dividend treatment (as discussed in more detail under “Possible Dividend Treatment”, below), such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the U.S. holder at the effective time of the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Possible Dividend Treatment

In some cases, if a U.S. holder of Premier Financial common stock actually or constructively owns Peoples common shares other than the Peoples common shares received pursuant to the Merger, the gain recognized by such holder could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Internal Revenue Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. holders of Premier Financial common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Backup Withholding and Reporting Requirements

Under certain circumstances, cash payments made to a U.S. holder of Premier Financial common stock pursuant to the Merger may be subject to backup withholding at a rate of 28% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Department regulations, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

A U.S. holder of Premier Financial common stock owning at least 5% (by vote or value) of the outstanding shares of Premier Financial common stock or having a basis of $1,000,000 or more in its Premier Financial common stock, immediately before the Merger, is required to file a statement with such holder’s U.S. federal income tax return setting forth such holder’s tax basis in and the fair market value of shares of the Premier Financial common stock exchanged by such holder pursuant to the Merger. In addition, all U.S. holders of Premier Financial common stock will be required to retain records pertaining to the Merger.

The preceding discussion of material U.S. federal income tax consequences of the Merger is included in this joint proxy statement/prospectus for general information only, and is intended only as a summary of material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you and is not tax advice.

Each Premier Financial shareholder should consult with his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the Merger, including the application and effect of state, local and foreign income and other tax laws.

Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States. Under the acquisition method of accounting, the assets and liabilities of Premier Financial will be recorded and assumed at estimated fair values at the time the Merger is consummated. The excess of the estimated fair value of Peoples’ common shares issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be deductive for income tax purposes. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged as an expense at the time of impairment.

Resale of Peoples’ Common Shares

Peoples has registered its common shares to be issued in the Merger with the SEC under the Securities Act. No restrictions on the sale or other transfer of Peoples’ common shares issued in the Merger will be imposed solely as a result of the Merger, except for restrictions on the transfer of Peoples’ common shares issued to any Premier Financial shareholder who may become an “affiliate” of Peoples for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding Peoples’ common shares.

Employee Matters

Participation by Premier Financial Employees in Peoples’ Employee Benefit Program(s): The Merger Agreement provides that employees of Premier Financial or the Subsidiary Banks who become employees of Peoples as a result of the Merger will, as determined by Peoples, participate in either Premier Financial’s employee compensation and benefit plans or, as soon as administratively practicable, in the employee benefit plans sponsored by Peoples for Peoples’ employees. Employees of Premier Financial or the Subsidiary Banks will receive credit for their years of service with Premier Financial or the Subsidiary Banks, as applicable, for participation and vesting purposes under the applicable Peoples employee benefit plans, including credit for years of service and for seniority under Peoples’ paid time off program, but subject to the eligibility and other terms of such plans. In addition, Peoples will waive all restrictions and limitations on pre-existing conditions to the extent the group health plan and insurance policy of Peoples or Peoples Bank permit (or may be amended to permit).

Severance: Subject to any applicable regulatory restrictions, Peoples has agreed to pay to each employee of Premier Financial or the Subsidiary Banks who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of Premier Financial or the Subsidiary Banks immediately before the effective time of the Merger, (iii) has been an employee of Premier Financial or the Subsidiary Banks for at least six months prior to the Effective Time, and (iv) is not offered continued employment by Peoples or any of its subsidiaries for nine months after the effective time of the Merger, a severance amount. The severance amount is equal to two weeks’ base pay in effect at the time of termination multiplied by the number of whole years of service of such employee with Premier Financial or the Subsidiary Banks, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment will equal four weeks of base pay, and the maximum severance payment will not exceed 26 weeks of base pay. Further, for any employee of Premier Financial or the Subsidiary Banks participating in Premier Financial’s group health program at the effective time of the Merger who is entitled to a severance payment, the employee will be able to purchase health insurance coverage for the employee at the full premium rate for the remaining COBRA period.

Termination of Premier Financial 401(k) Plan: Premier Financial is required to terminate the Premier Financial 401(k) Plan effective immediately prior to the effective time of the Merger. In addition, as soon as feasible after the closing of the Merger, Peoples will take commercially reasonable steps to allow employees of Premier Financial and the Subsidiary Banks who continue as employees of Peoples and its subsidiaries to participate in the Peoples 401(k) Plan and to accept roll-overs of benefits from the Premier Financial 401(k) Plan to the Peoples 401(k) Plan.

Accrued and Unused Sick Leave: Premier Financial is required to, and to cause the Subsidiary Banks to, pay all employees for any accrued and unused sick leave that was carried over from the prior fiscal year. For fiscal year 2021, each employee of Premier Financial and the Subsidiary Banks that continues with Peoples or any of its subsidiaries, will at the Effective Time, be entitled to the greater of (i) the accrued and unused paid-time-off (whether in the form of sick or vacation leave) such employee has with Premier Financial as of the Effective Time of the Merger, or (ii) the accrued and unused paid-time-off (whether in the form of sick or vacation leave) such employee would have for the same period had such employee been under Peoples policies and procedures.

Retention Arrangements: On or after March 26, 2021, Premier Financial is required to negotiate and execute a mutually agreed upon retention agreement with Robert W. Walker in consultation with Peoples. The Merger Agreement also provides for up to $1 million to be allocated amongst certain other Premier Financial or the Subsidiary Banks’ employees in such amounts as mutually agreed to between Premier Financial and Peoples.

THE MERGER AGREEMENT

The following is a description of the material terms of the Merger Agreement. A complete copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

The Merger Agreement contains representations and warranties of Premier Financial and Peoples. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

The Merger and Subsidiary Bank Mergers

Pursuant to the terms and subject to the conditions of the Merger Agreement, upon filing the applicable certificates and articles of merger, Premier Financial will merge with and into Peoples, with Peoples surviving the Merger and continuing as an Ohio corporation and a registered financial holding company. Immediately after the Merger or at such later time specified by Peoples, Peoples will cause Citizens Bank to be merged with and into Peoples Bank, with Peoples Bank surviving the Merger and continuing as an Ohio-chartered commercial bank. Immediately thereafter, Peoples will cause Premier Bank to be merged with and into Peoples Bank, with Peoples Bank surviving the Merger and continuing as an Ohio-chartered commercial bank.

Effective Time

Peoples and Premier Financial will cause the effective date of the Merger to occur as soon as practicable after the last of the conditions set forth in the Merger Agreement have been satisfied or waived. Unless Peoples and Premier Financial otherwise agree in writing, the effective date of the Merger will not be later than December 31, 2021. The Merger will become effective upon the later to occur of (a) the filing of a certificate of merger with the Ohio Secretary of State, or (b) at a later time that Peoples and Premier Financial agree to in writing and specify in the certificate of merger.

Peoples and Premier Financial currently anticipate closing the Merger and filing the certificate of merger with the Ohio Secretary of State late in the third quarter of 2021.

Merger Consideration

Under the terms of the Merger Agreement, holders of Premier Financial common stock will receive 0.58 shares of Peoples common shares for each share of Premier Financial common stock they hold immediately prior to the Effective Time.

Peoples will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of Premier Financial common stock who would otherwise be entitled to receive a fraction of Peoples common shares (after taking into account all shares of Premier Financial common stock owned by such holder at the effective time of the Merger) will receive cash (rounded to the nearest cent), without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled to multiplied by the daily volume weighted average closing sale price of Peoples common shares on the Nasdaq for the 5 consecutive full trading days immediately preceding the effective date of the Merger.

At the effective time of the Merger, Premier Financial’s common shares will no longer be outstanding and will automatically be cancelled and cease to exist, and holders of Premier Financial common stock will cease to be, and will have no rights as, shareholders of Premier Financial, other than (a) to receive any dividend or other distribution with respect to such holder’s Premier Financial common stock, (b) to receive the merger consideration pursuant to the terms and conditions of the Merger Agreement, or (c) to dissenters’ rights under Chapter 271B, Subtitle 12 of the KBCA in the case of Premier Financial common stock as to which a holder has properly exercised dissenters’ rights.

Surrender of Certificates

Peoples will engage Equinti Trust Company (the “Exchange Agent”) to act as its exchange agent to handle the exchange of Premier Financial common stock for the Merger Consideration. Within five business days after the Effective Time, the Exchange Agent will send to each Premier Financial shareholder a letter of transmittal for use in the exchange with instructions explaining how to surrender Premier Financial common stock certificates to the Exchange Agent. Premier Financial shareholders that surrender their certificates to the Exchange Agent, together with a properly completed letter of transmittal, will receive the Merger Consideration. Premier Financial shareholders that do not exchange their Premier Financial common stock will not be entitled to receive the Merger Consideration or any dividends or other distributions by Peoples until their certificates are surrendered. After surrender of the certificates representing Premier Financial shares, any unpaid dividends or distributions with respect to Peoples common shares represented by the certificates will be paid without interest.

If any Premier Financial stock certificate has been lost, wrongfully taken, or destroyed, the transmittal materials received from the Exchange Agent will explain the steps that the Premier Financial shareholder must take.

Premier Financial Stock Options

At the Effective Time of the Merger, all rights with respect to Premier Financial’s common shares pursuant to Premier Financial’s stock option plans shall be cancelled in exchange for a cash payment per share equal to the daily volume-weighted average closing sale price of People common shares for the five consecutive full trading days prior to the Effective Time, times the exchange ratio of 0.58 Peoples common shares for each share of Premier Financial common stock, less the exercise price per share of such Premier Financial stock option, as adjusted for previously declared stock splits and stock dividends which occured after the issuance of the applicable stock option but prior to March 26, 2021. All unvested Premier Financial stock options will fully vest at the Effective Time and will be exchanged for the cash payment described above.

Indemnification and Directors’ and Officers’ and Company Liability Insurance

After the effective time of the Merger and subject to compliance with applicable state and federal laws, Peoples will indemnify each person who served as a director or officer of Premier Financial before the effective time of the Merger to the fullest extent provided by Premier Financial’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of Premier Financial. In addition, the Merger Agreement provides that, prior to the Merger, Premier Financial will procure, at the expense of Peoples, a policy of directors’ and officers’ and company liability insurance to be effective for a period of up to six years following the Merger, on terms no less advantageous than those contained in Premier Financial’s existing policy. However, the combined company is not obligated to expend an amount in excess of 200% of the current annual premium paid as of the date of the Merger Agreement by Premier Financial for such insurance (the “premium cap”), and if such premiums for such insurance would exceed the premium cap, then the combined company will cause to be maintained policies of insurance that, in its good faith determination, provide the maximum coverage available at a premium equal to the premium cap.

NASDAQ Stock Listing

Peoples common shares currently are listed on the Nasdaq Global Select Market® under the symbol “PEBO.” The shares to be issued to Premier Financial shareholders as Merger Consideration also will be eligible for trading on the Nasdaq. Peoples will list, prior to the Effective Time, the Peoples common shares to be issued pursuant to the Merger.

Conditions to Consummation of the Merger

Conditions of Peoples and Premier Financial. The respective obligations of Peoples and Premier Financial to complete the Merger are subject to the fulfillment or written waiver of each of the following conditions:

•

the Merger Agreement must be duly adopted and approved by the requisite vote of the shareholders of Premier Financial and Peoples, and the shareholders of Peoples must duly adopt and approve the authorization of the Peoples articles amendment;

•

all regulatory approvals required to consummate the Merger must have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the board of directors of Peoples reasonably determines would, either before or after the effective time of the Merger, have a material adverse effect on Peoples and its subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the board of directors of Peoples reasonably determines would, either before or after the effective time of the Merger, be unduly burdensome. For purposes of this condition, the failure of any regulatory order applicable to Premier Financial or the Subsidiary Banks to be terminated or the pendency or threat of any of certain regulatory actions against Premier Financial or the Subsidiary Banks shall constitute grounds for Peoples to terminate the Merger Agreement;

•

there must not be any temporary, preliminary or permanent statute, rule, regulation, judgment, decree, injunction or other order issued by or imposed by any court or any other governmental authority, that is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement;

•	the shares to be issued pursuant to the Peoples authorized share count proposal and in connection with the Merger must be authorized for listing on the Nasdaq – Global Select Market; and

•

this joint proxy statement/prospectus and the registration statement must have been declared effective by the SEC and must not be subject to any stop order or any threatened stop order, and the issuance of Peoples common shares hereunder shall have been qualified in every state where such qualification is required under applicable state securities laws.

Conditions of Premier Financial. Premier Financial will not be required to complete the Merger unless the following conditions are fulfilled or waived in writing:

•

the representations and warranties of Peoples contained in the Merger Agreement must not be in breach, subject to the standard set forth in the Merger Agreement, as of the date of the Merger Agreement and as of the Effective Time of the Merger (or if any representation or warranty speaks as of a specific date, as of that date), and Premier Financial must have received a certificate, dated as of the effective date, signed on behalf of Peoples by its chief executive officer to such effect;

•

Peoples must have performed in all material respects all of its obligations under the Merger Agreement which are required to be performed at or prior to the Effective Time of the Merger, and Premier Financial must have received a certificate, dated as of the effective date, signed on behalf of Peoples by its chief executive officer to such effect; and

•	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on Peoples.

Conditions of Peoples. Peoples will not be required to consummate the Merger unless the following conditions are also fulfilled or waived in writing:

•

the representations and warranties of Premier Financial contained in the Merger Agreement shall not be in breach, subject to the standard set forth in the Merger Agreement, as of the date of the Merger Agreement and as of the Effective Time of the Merger (or if any representation or warranty speaks as of a specific date, as of that date), and Peoples must have received a certificate, dated as of the effective date, signed on behalf of Premier Financial by its chief executive officer to such effect;

•

Premier Financial must have performed in all material respects all of its obligations under the Merger Agreement which are required to be performed at or prior to the Effective Time of the Merger, and Peoples must have received a certificate, dated as of the effective date, signed on behalf of Premier Financial by its president to such effect;

•

Premier Financial must have obtained the consent or approval of each person (other than governmental authorities) whose consent or approval is required under the Merger Agreement or under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument in connection with the Merger Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on Peoples after the Merger;

•

Peoples must have received a statement executed on behalf of Premier Financial, dated as of the effective date of the Merger, that satisfies the requirements of regulations of the United States Department of Treasury (“Treasury Regulations”) Section 1.1445-2(c)(3), in a form reasonably applicable to Peoples certifying that Premier Financial’s common shares do not represent United States real property interests within the meaning of Section 897 of the Internal Revenue Code and the Treasury Regulation promulgated thereunder;

•

the holders of not more than 5% of the outstanding Premier Financial common stock shall have perfected their dissenters’ rights under Section Chapter 271B, Subtitle 12 of the KBCA in connection with the transactions contemplated by the Merger Agreement;

•

either (i) the results of each Phase I Environmental Site Assessment conducted by Peoples pursuant to the Merger Agreement as reported shall be reasonably satisfactory to Peoples, or (ii) any violation or potential violation of the environmental representations and warranties contained in the Merger Agreement disclosed in a Phase I report conducted by Peoples shall have been remedied by Premier Financial or the Subsidiary Banks to the reasonable satisfaction of Peoples;

•	Premier Financial shall have procured a policy of directors’ and officers’ and company liability insurance in accordance with the terms of the Merger Agreement;

•

Premier Financial shall have taken, or cause to be taken, all such actions necessary to ensure the sale, transfer and divestiture of its interests in Centurion Insurance Services, LLC (“Centurion”) either to other member(s) of Centurion or to Centurion in exchange of Premier Financial’s interest in Centurion, and shall have used commercially reasonable best efforts to negotiate and obtain the highest valuation and price for its interest in Centurion, in a manner acceptable to Peoples;

•	Premier Financial shall have delivered to Peoples an estoppel certificate for each applicable lease agreement;

•	Peoples shall have negotiated and executed a mutually agreed upon retention agreement with Robert W. Walker prior to, and effective as of the Effective Date;

•

Peoples shall have received copies of the related party amendments and copies of the related party terminations duly executed by Premier Financial and the counterparties to the amended related party agreements and related party terminations, respectively, as identified in the disclosure schedules to the Merger Agreement; and

•	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on Premier Financial.

Peoples or Premier Financial can waive in writing any of the conditions listed above, unless the waiver is prohibited by law.

Representations and Warranties

Premier Financial has made customary representations and warranties in the Merger Agreement relating to:

•	corporate organization, standing and authority;

•	capitalization;

•	subsidiaries;

•	corporate power;

•	corporate authority and enforceability of the Merger Agreement;

•	regulatory approvals;

•	compliance with SEC reporting requirements;

•	accuracy of financial statements, SEC reports and internal controls;

•	legal proceedings;

•	regulatory actions;

•	compliance with laws;

•	material contracts;

•	broker’s and finder’s fees;

•	employee benefit plans;

•	labor matters;

•	takeover laws;

•	environmental matters;

•	tax matters;

•	risk management instruments;

•	books and records;

•	insurance;

•	title to real property and assets;

•	loans and insider transactions;

•	allowance for loan losses;

•	repurchase agreements;

•	deposit insurance;

•	information security;

•	The Bank Secrecy Act, anti-money laundering and Office of Foreign Assets Control and customer information;

•	Community Reinvestment Act compliance;

•	related party transactions;

•	prohibited payments;

•	Piper Sandler’s fairness opinion;

•	absence of undisclosed liabilities;

•	material adverse effect;

•	tax treatment of Merger;

•	financial information; and

•	absence of untrue statements or omissions of material fact.

Peoples has made customary representations and warranties in the Merger Agreement relating to:

•	corporate organization, standing and authority;

•	capitalization;

•	subsidiaries;

•	no ownership of Premier Financial’s common shares;

•	corporate power;

•	corporate authority and enforceability of the Merger Agreement;

•	compliance with SEC reporting requirements;

•	consents and regulatory approvals;

•	accuracy of financial statements, SEC reports and internal controls;

•	regulatory matters;

•	legal proceedings;

•	compliance with laws;

•	Raymond James’ fairness opinion;

•	broker’s and finder’s fees;

•	tax matters;

•	takeover laws;

•	tax treatment of Merger; and

•	absence of untrue statements or omissions of material fact.

Premier Financial’s Conduct of Business Pending the Merger

From the date of the Merger Agreement until the Effective Time of the Merger, except as expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulatory order or regulation, without the prior written consent of Peoples, Premier Financial and the Subsidiary Banks must conduct the business of Premier Financial and the Subsidiary Banks in the ordinary and usual course and use commercially reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, and not (i) voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect on Premier Financial or the Subsidiary Banks, or (ii) enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any governmental authority or by any applicable regulatory order.

During the same period, Premier Financial has agreed not to, and to cause the Subsidiary Banks not to, take any of the following actions without the prior written consent of Peoples, except as otherwise expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulatory order or regulation:

•

issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Premier Financial common stock, other capital stock or any rights to capital stock except upon the exercise or fulfillment of its stock options issued and outstanding as of the date of the Merger Agreement pursuant to its stock option plans in accordance with their present terms;

•	enter into any agreement, or amend or modify its stock option plans, with respect to the same;

•	permit any additional shares of its common stock to become subject to new grants of its stock options or similar stock-based employee rights;

•	effect any recapitalization, reclassification, stock split, or similar change in capitalization, other than transactions in its common shares required by its compensation and benefit plans;

•

make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends from the Subsidiary Banks to Premier Financial and dividends payable by Premier Financial to its shareholders of its usual and customary cash dividend of no greater than $0.15 for each full calendar quarter preceding the closing, subject to coordinating with Peoples regarding issuance of any dividend in the quarter in which the Merger closes to ensure holders of Premier Financial common stock do not receive 2 dividends in such quarter as result of the Merger;

•

directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock other than transactions in its common shares required by its compensation and benefit plans;

•

enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control or similar agreements or arrangements with directors, consultants, officers or employees of Premier Financial or the Subsidiary Banks;

•	hire or engage any full-time employee or consultant, other than as replacements for positions then existing;

•

grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except: (i) for changes that are required by applicable law, and (ii) for changes that are consistent with prior practice of Premier Financial in the ordinary course of business for annual merit increases;

•

enter into, establish, adopt, amend, modify, make any contributions to or terminate its stock option plans or any pension, retirement, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement or similar arrangement, with respect to any director, consultant, officer or employee of Premier Financial or any of its subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of its stock options or compensation and benefit plans, except (i) as may be required by law, (ii) as contemplated in the Merger Agreement, or (iii) to renew insurance contracts;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or any business to any person other than a wholly owned subsidiary, or cancel, release or assign any indebtedness of any person other than a wholly owned subsidiary or any claims against any person other than a wholly owned subsidiary, in each case other than in the ordinary course, consistent with past practices, including any debt collection or foreclosure transactions.;

•

acquire (other than by way of foreclosure or acquisition of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

•	amend the organizational and governing documents of Premier Financial or of the Subsidiary Banks;

•	implement or adopt any change in its accounting principles, practices or methods other than as required by generally accepted accounting principles;

•

(i) terminate, amend, or waive any provision of, any material contract; (ii) make any change in any instrument or agreement governing the terms of any of its securities, or material lease or any other material contract, other than normal renewals of leases and other material contracts without material adverse changes of terms with respect to Premier Financial; (iii) enter into any material contract that (A) would constitute a material contract if it were in effect on the date of the Merger Agreement or (B) that has a term of one year or longer and that requires payments or other obligations by Premier Financial or any Premier Financial Subsidiary of $100,000 or more under the material contract; or (iv) enter into any material contract if the material contract, in the aggregate with all material contracts entered into by Premier Financial or any Premier Financial subsidiary from and after the date of the Merger Agreement, would result in aggregate required payments by Premier Financial or any Premier Financial subsidiary in excess of $350,000.;

•

settle any claim, suit, action or proceeding, except for any claim, action or proceeding against Premier Financial or its affiliates which does not involve precedent for other material claims, suits, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $150,000 or in the aggregate not to exceed $300,000 for all such claims, actions or proceedings or which liability is fully covered and paid by an insurer (and for which the insurer has not denied coverage after notification);

•

take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (ii) any of the conditions to the consummation of the Merger not being satisfied, or (iii) a violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or by any governmental authority;

•

except pursuant to applicable law or as required by any governmental authority, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk or fail to follow in any material respect its existing policies or practices with respect to managing its fiduciary risks;

•

other than in the ordinary course, consistent with past practice, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course, consistent with past practices shall include the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from any of the Federal Home Loan Banks, borrowings from the Federal Reserve Bank, advances on existing lines of credit, sales of certificates of deposit, and entry into repurchase agreements);

•	make or purchase any indirect or brokered loans;

•

purchase from or sell to any financial institution or other non-depository lender an interest in a loan, except for such credit facilities made to borrowers in the Subsidiary Banks’ applicable territory which are secured by collateral located in Subsidiary Banks’ applicable territory in the ordinary course and consistent with past practices in excess of $2,000,000;

•	make, or commit to make, any capital expenditures that exceed $300,000 in the aggregate;

•

establish any new lending programs or make any changes in the policies of the Subsidiary Banks concerning which persons may approve loans or price or reprice any loans inconsistent with either of the Subsidiary Banks’ current pricing methodology;

•

(i) enter into any new line of business, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof); (ii) make or acquire, or modify, renew or extend any loan except for loans made acquired, renewed, or extended in the ordinary course, consistent with past practices and in compliance with its subsidiaries’ loan policies and underwriting guidelines and standards as in effect as of the date of the Merger Agreement; (iii) make or acquire, or modify, renew or extend any loan (A) in the case of new loans (other than unsecured loans), if immediately after making the loan the person obtaining the loan and the person’s affiliates would have debt owed to either Citizens Bank or Premier Bank that is in excess of $1,000,000 or any new loan that causes the aggregate credit exposure to exceed $2,000,000, (B) in the case of the modification, renewal, or extension of any loan (other than unsecured loans) outstanding as of the date of this Agreement, if immediately after the modification, renewal, or extension of the loan the person obtaining the modification, renewal, or extension of the loan and the person’s affiliates would have an aggregate credit exposure to Premier Financial or any of its subsidiaries that is, in excess of $2,000,000, (C) in the case of new unsecured loans, or the modification, renewal, or extension of any unsecured loan outstanding as of the date of the Merger Agreement, if immediately after making the new unsecured loan or immediately after the modification, renewal or extension of the unsecured loan the person obtaining the new unsecured loan or the modification, renewal or extension of the unsecured loan and the person’s affiliates would have unsecured debt owed to Premier Financial or any of its subsidiaries that is, in the aggregate, in excess of $500,000, or (D) that is in excess of $500,000 and that is classified by either Citizens Bank or Premier Bank as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, in each case, except pursuant to existing commitments entered into prior to March 26, 2021; (iv) grant or renew the prior grant of, the deferral of any payments under any loan or make or agree to make any other modification that would result in the loan being, or continue the status of the loan as, a CARES Act Modified Loan, in each case with respect to any loan that is in an amount in excess of $1,000,000; provided that in the case of each of items (i) – (iv) above Peoples shall be required to respond to any request for a consent to make such loan, extension of credit, or modification in writing within five (5) business days after the loan package is delivered to Peoples;

•

restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, or otherwise purchase or sell securities in the portfolio individually in that exceed $5,000,000 or in the aggregate that would exceed $75,000,000;

•

(i) fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all tax returns that are required to be filed on or before the Effective Time of the Merger, (ii) fail to pay timely any tax due, or (iii) make, change or revoke any tax election or tax accounting method, file any amended tax return, settle any tax claim or assessment, consent to the extension or waiver of any statute of limitations with respect to taxes or offer or agree to do any of the foregoing or surrender its rights to any of the foregoing or to claim any tax refund or file any amended tax return;

•

open, close or relocate any branch office, ATMs, loan production office or other significant office or operations facility of Premier Financial or its subsidiaries at which business is conducted, or fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted;

•	increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market;

•

foreclose upon or otherwise cause Premier Financial or the Subsidiary Banks to take title to or possession or control of any real property or entity on such property without first obtaining a Phase I Environmental Site Assessment which indicates that the property is free of hazardous material, except that no such report will be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless Premier Financial or the Subsidiary Banks reasonably believe such real property may contain any such hazardous material;

•	cause any material change in the amount or general composition of deposit liabilities that would constitute a material adverse effect;

•

not take, or fail to take, any action that would reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; or

•	agree or commit to do any of the foregoing.

Peoples’ Conduct of Business Pending the Merger

From the date of the Merger Agreement until the Effective Time of the Merger, except as expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulatory order or regulation, without the prior written consent of Premier Financial, Peoples has agreed not to, and to cause Peoples Bank not to do any of the following:

•

issue, sell or otherwise permit to become outstanding, or authorize the issuance of, any additional Peoples common shares, other capital stock or any rights with respect thereto, except pursuant to its compensation and benefit plans, any merger agreements in effect as of the date of the Merger Agreement, or any request by any regulatory authority;

•	effect any recapitalization, reclassification, stock split, or similar change in capitalization;

•	amend the organizational and governing documents of Peoples or of Peoples Bank;

•

take any action that is intended or is reasonably likely to result in any of its representations or warranties in the Merger Agreement becoming materially inaccurate at any time at or prior to the effective time of the Merger, any conditions in the Merger Agreement not being satisfied, a violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or by any governmental authority, or a delay in the consummation of the transactions contemplated by the Merger Agreement; or

•	agree or commit to do any of the foregoing.

Expenses of the Merger

Peoples and Premier Financial are each required to bear their own expenses incurred by it in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement

Termination by mutual consent. Peoples and Premier Financial may mutually consent to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the boards of directors of Peoples and Premier Financial both approve the termination by vote of a majority of the members of its entire board.

Termination by either Peoples or Premier Financial. Either Peoples or Premier Financial acting alone upon written notice to the other party may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the Peoples or Premier Financial board of directors approves the termination by vote of a majority of the members of its entire board in the following circumstances:

•

if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured by the breaching party within 30 days after the giving of written notice to the breaching party of such breach;

•

if the Merger has not been consummated by December 31, 2021, unless the failure to complete the Merger by that date is due to the knowing action or inaction of the party seeking to terminate the Merger Agreement;

•	if the approval of any governmental authority required for consummation of the Merger and the other transactions contemplated by the Merger Agreement has been denied; or

•	if the Premier Financial shareholders or the Peoples shareholders fail to adopt and approve the Merger Agreement at their respective special meetings.

Termination by Peoples. Peoples may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to Premier Financial if the Premier Financial board of directors:

•	accepts or agrees to accept a superior acquisition proposal;

•	fails to recommend to the Premier Financial shareholders in this joint proxy statement/prospectus that they adopt the Merger Agreement;

•

changes Premier Financial’s recommendation to shareholders, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any other acquisition proposal; or

•	fails to comply with its obligations under certain provisions of the Merger Agreement.

Termination by Premier Financial. Premier Financial may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to Peoples:

•	if Premier Financial intends to enter into an agreement relating to a superior acquisition proposal in accordance with the Merger Agreement; or

•

if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, the market value of Peoples’ common shares drops below a certain pre-determined threshold while the Nasdaq Bank Index does not; subject, however, to Peoples’ right to cure by providing notice to Premier Financial that Peoples intends to proceed with the Merger by paying additional consideration.

Support Agreements

Under the Merger Agreement, certain directors and officers of Premier Financial executed support agreements pursuant to which they agreed to vote their shares of Premier Financial stock owned directly or indirectly, and to request their spouses to consent to such agreement to the extent of such spouse’s interest in such shares in favor of the Merger.

Acquisition Proposals and Termination Fee

Pursuant to the Merger Agreement, Premier Financial may not, and must cause the Subsidiary Banks and its officers, directors, employees and other agents not to, directly or indirectly take any action to (i) solicit, initiate, encourage, facilitate or induce any inquiries, proposals or offers, or engage in negotiations concerning, or provide any confidential information to, any person other than Peoples with respect to any inquiry, proposal or offer, (ii) take any action intended to facilitate an inquiry or proposal, (iii) approve, endorse or recommend any other transaction or proposal, or (iv) propose or agree to do any of the foregoing, unless (a) Premier Financial’s board of directors, after consultation with and based upon the advice of legal counsel, determines in good faith that it must enter into negotiations or discussions with another party that has made an unsolicited acquisition proposal in order to fulfill its fiduciary duties to Premier Financial shareholders under applicable law and (b) before furnishing any information to, or entering into discussions or negotiations with another party, Premier Financial provides immediate written notice to Peoples of such action, the identity of the bidder and the substance of such unsolicited acquisition proposal.

If (a) Peoples terminates the Merger Agreement due to Premier Financial’s acceptance of another acquisition proposal, failure to recommend to the shareholders adoption of the Merger Agreement, or Premier Financial’s breach of the support agreement or the Merger Agreement’s prohibition on solicitation of other acquisition proposals, or (b) Premier Financial terminates the Merger Agreement with the intention of entering into or accepting an alternate, superior proposal, then, in the case of either (a) or (b) above, Premier Financial shall pay to Peoples $11.0 million.

Amendment

The Merger Agreement may be amended or modified at any time prior to the effective time of the Merger by an agreement in writing signed by Peoples and Premier Financial, except that the Merger Agreement may not be amended after either the Premier Financial or Peoples Special Meeting if such amendment would violate Ohio law.

COMPARISON OF CERTAIN RIGHTS OF PREMIER FINANCIAL AND PEOPLES SHAREHOLDERS

If the Merger is completed, those shareholders of Premier Financial that do not exercise dissenters’ rights will receive Peoples common shares in the Merger and, therefore, will become shareholders of Peoples and will cease to be shareholders of Premier Financial. Peoples is organized under the laws of the State of Ohio and Premier Financial is organized under the laws of the Commonwealth of Kentucky. The following is a summary of the material differences between (1) the current rights of holders of Premier Financial common stock under Kentucky law and the Premier Financial Amended Articles of Incorporation and Amended Bylaws and (2) the current rights of holders of Peoples common shares under Ohio law and the Amended Articles of Incorporation and Code of Regulations.

Peoples and Premier Financial believe that this summary describes the material differences between the rights of holders of Peoples common shares as of the date of this joint proxy statement/prospectus and the rights of holders of Premier Financial common stock as of the date of this joint proxy statement/prospectus. The following chart compares certain rights of the holders of shares of Premier Financial’s common shares to the rights of holders of Peoples common shares in areas where those rights are materially different. This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the relevant provisions of Ohio law, the provisions of Kentucky law, and the respective corporate governance instruments of Premier Financial and Peoples. Copies of Peoples’ and Premier Financial’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” at the forepart of this document.

Premier Financial Bancorp, Inc.	Peoples Bancorp Inc.

Authorized Capital Stock

Authorized Capital. Premier Financial’s current Amended Articles of Incorporation authorizes Premier Financial to issue up to (i) 1,000,000 shares of preferred stock, no par value per share; and (ii) 30,000,000 shares of common stock, no par value per share.

As of the record date, there were no preferred shares outstanding, and there were 14,790,209 common shares outstanding.

Authorized Capital. Peoples’ current Amended Articles of Incorporation authorizes Peoples to issue up to (i) 50,000 shares of preferred stock, without par value, and (ii) 24,000,000 shares of common stock, without par value. If the Peoples authorized share count proposal is approved, the authorized capital stock of Peoples will consist of (i) 50,000 shares of preferred stock, without par value, and (ii) 50,000,000 shares of common stock, without par value.

As of the record date, there were no preferred shares outstanding, and there were 19,656,680 common shares outstanding.

Dividends: The shareholders of Premier are entitled to receive dividends when and as declared by its board of directors. Dividends have been paid at least quarterly since September 30, 2012. The payment of dividends is subject to the restrictions set forth in the Kentucky Business Corporation Act, Kentucky banking laws and the limitations imposed by federal banking regulators.	Dividends: As an Ohio corporation, Peoples may, in the discretion of its board of directors, generally pay dividends to shareholders out of surplus, and must notify shareholder if a dividend is paid out of capital surplus. Holders of Peoples common shares are entitled to receive dividends when, as and if declared by its board of directors from funds legally available therefor, subject to, and which may be adversely affected by, the rights, preferences and privileges of holders of any preferred shares that our board of directors may designate and issue in the future.

Premier Financial Bancorp, Inc.	Peoples Bancorp Inc.
Board of Directors

Number of Directors. According to Premier Financial’s Amended Bylaws, the number of directors of Premier Financial shall be fixed by the board of directors from time to time. The number of directors of Premier Financial is currently fixed at nine.

The directors can change the number of directors by a resolution adopted by a majority vote of the directors.

Number of Directors. According to Peoples’ Amended Regulations, the number of directors shall not be less than nine and not more than fifteen. The number of directors of Peoples is currently fixed at nine.

The directors can change the number of directors by a resolution adopted by a majority of the Peoples board of directors and may fill any director’s office that is created by an increase in the number of directors, but cannot increase the number of directors to more than fifteen or reduce the number of directors to less than nine.

Classification of Directors. Premier Financial’s organization documents provide for one class of directors.	Classification of Directors. Peoples’ Amended Regulations provides for one class of directors.

Removal of Directors. Premier Financial’s current Amended Articles of Incorporation provide that at a meeting of shareholders called expressly for the purpose of removing one or more directors, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors. If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against his removal are sufficient to elect him if such votes had been cumulatively voted at an election of the entire board of directors or, if there are classes of directors, at an election of the class of directors of which he is a part.	Removal of Directors. Peoples’ Regulations allow for directors to be removed at any time by the affirmative vote of seventy-five percent of the shareholders entitled to vote and only for cause.

Cumulative Voting: Premier Financial’s bylaws provide the shareholders of Premier Financial cumulative voting rights with regard to election of directors.	Cumulative Voting: No holder of Peoples common shares is entitled to the right of cumulative voting in the election of directors.

Voting

Required Vote to Pass Certain Actions. Premier Financial’s current Amended Articles of Incorporation generally require the affirmative vote of not less than a majority of the voting power of its shareholders to take actions for which Kentucky law specifies a vote requirement, unless the vote of a greater number of voting by classes is required by the KBCA.

Actions by Written Consent. Any action required to be taken, or which may be taken, at a meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by shareholders entitled to vote on the action

Required Vote to Pass Certain Actions. Peoples’ current Amended Articles of Incorporation generally requires the affirmative vote of not less than a majority of the voting power of its shareholders to pass an action, unless expressly provided otherwise by statute; however, if any three members of Peoples’ board of directors vote against the following matters, the affirmative vote of the holders of shares with 75% of the voting power of Peoples is required to adopt the following actions: (a) a proposed amendment to the Articles of Incorporation;

Premier Financial Bancorp, Inc.	Peoples Bancorp Inc.
representing not less than 80% of the votes entitled to be cast; provided, however, that the election of directors without a meeting may occur only if a consent in writing is signed by all of the shareholders entitled to vote thereon.	(b) proposed new regulations or an alteration, amendment or repeal of the Regulations; (c) an agreement of merger or consolidation providing for the merger or consolidation of Peoples with or into one or more other corporations; (d) a proposed combination or majority share acquisition involving the issuance of shares of Peoples and requiring shareholder approval; (e) a proposal to sell, lease, exchange, transfer or otherwise dispose of all or substantially all of Peoples property and assets; (f) a proposed dissolution of Peoples; or (g) a proposal to fix or change the number of directors by action of the shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PREMIER FINANCIAL

The following table sets forth information with respect to the Premier Financial common stock beneficially owned by each director of Premier Financial, by certain executive officers of Premier Financial and by persons known to us who may be beneficial owners of more than 5% of Premier Financial common stock. The table also shows the number of shares owned by the directors and executive officers as a group as of May 20, 2021. Except as otherwise indicated, each person shown in the table has sole or shared voting and investment power with respect to the common stock indicated. The business address of each director and executive officer of Premier Financial is 2883 5th Avenue, Huntington, West Virginia 25702.

Name and Position(s) of Director or Executive Officer	Number of Shares of Common Stock Beneficially Owned(1)	Exercisable Stock Options	Percent of Common Stock Outstanding
Directors and Executive Officers
Toney K. Adkins Director	16,209	0	*
Philip E. Cline Director	168,000	0	1.1%
Harry M. Hatfield Director	30,000	0	*
Lloyd G. Jackson, II Director	22,189	0	*
Douglas V. Reynolds Director	425,453	0	2.9%
Marshall T. Reynolds Chairman of the Board	1,021,351	0	6.9%
Neal W. Scaggs Director	170,597	0	1.2%
Robert W. Walker Director and Chief Executive Officer	124,842	0	*
Thomas W. Wright Director	8,258	0	*
Brien M. Chase Chief Financial Officer	44,512	0	*
J. Mark Bias Senior Vice President	2,887	20,175	*
Michael R. Mineer Senior Vice President	90,415	4,200	*
Scot A. Kelley Vice President, Credit Administration	27,644	1	*
Katrina Whitt Vice President, Human Resources	18,130	9,476	*
Directors and Executive Officers as a Group ( 14 persons)	2,170,487	46,352	14.9%
Beneficial Owners of More than 5%
Marshall T. Reynolds P.O. Box 4040 Huntington, West Virginia 25729	1,021,487	—	6.9%

Name and Position(s) of Director or Executive Officer	Number of Shares of Common Stock Beneficially Owned(1)	Exercisable Stock Options	Percent of Common Stock Outstanding
John Sheldon Clark[2] 505 Beachland Blvd PMB 320 Vero Beach, Florida 32963	1,044,098	—	7.1%
Dimensional Fund Advisors LP3 Building One 6300 Bee Cave Road Austin, Texas, 78746	972,038	—	6.6%
BlackRock, Inc.[4] 55 East 52nd Street New York, New York 10055	781,376	—	5.3%

*	Indicates less than 1% of the shares of Premier Financial Common Stock Outstanding.
[1]

The information contained in this column is based upon information furnished to the Company by the named individuals and the shareholder records of the Company. Except where otherwise indicated, this column represents the number of shares beneficially owned, which includes shares as to which a person has sole or shared voting and/or investment power.

[2]

As of March 2021, Mr. Clark reported direct ownership of 858,474 shares and reported another 185,624 shares in family trusts whereby Mr. Clark exercises discretionary control but is not a principal beneficiary of the trusts.

[3]

In a Schedule 13G filed on February 12, 2021, Dimensional Fund Advisors LP, an investment advisor, states that several funds for which it serves as investment advisor collectively own shares of the Company’s Common Stock, and that to the knowledge of Dimensional, the interest of any one such fund does not exceed 5%. Dimensional disclaims beneficial ownership of all such securities.

[4]

In a Schedule 13G filed on February 2, 2021, BlackRock, Inc. an investment advisor, states that several funds for which it serves as investment advisor collectively own shares of the Company’s Common Stock, and that to the knowledge of BlackRock, the interest of any one such fund does not exceed 5%. BlackRock disclaims beneficial ownership of all such securities.

EXPERTS

Peoples

The consolidated financial statements of Peoples appearing in Peoples’ Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Peoples’ internal control over financial reporting as of December 31, 2020 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included in such Annual Report and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Premier Financial

The consolidated financial statements of Premier Financial appearing in Premier Financial’s Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in its report thereon, included in such Annual Report and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Dinsmore & Shohl LLP has rendered an opinion that the Peoples common shares to be issued to the Premier Financial shareholders in connection with the Merger have been duly authorized and, if issued as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Certain U.S. federal income tax consequences relating to the Merger will also be passed upon by Dinsmore  & Shohl LLP.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Peoples and Premier Financial to incorporate certain information into this document by reference to other information that has been filed with the SEC. This means that Peoples and Premier Financial can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Peoples and Premier Financial incorporate by reference is deemed to be part of this joint proxy statement/prospectus, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about Peoples and Premier Financial and you should read this document together with any other documents incorporated by reference in this document.

Peoples

This document incorporates by reference the following documents that have previously been filed with the SEC by Peoples (File No. 000-16772):

•	Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on April 29, 2021;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 9, 2021;

•

Current Reports on Form 8-K filed with the SEC on each of January 26, 2021 (solely with respect to Item 8.01), January  26, 2021, January  29, 2021 (solely with respect to Item 8.01), March  25, 2021 (solely with respect to Item 8.01), March 25, 2021 (solely with respect to Item 8.01 and as amended on April  9, 2021), March 31, 2021, April  2, 2021 (solely with respect to Item 8.01), April  9, 2021 (solely with respect to the explanatory note), April  20, 2021 (solely with respect to Item 8.01), April 20, 2021 (solely with respect to Item 8.01, as amended on April 20, 2021), and April 26, 2021; and

•	The description of Peoples’ common stock, no par value, contained as an Exhibit in Peoples’ Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021.

Premier Financial

This document incorporates by reference the following documents that have previously been filed with the SEC by Premier Financial (File No. 000-20908):

•	Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 22, 2021;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 7, 2021;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2021;

•	Current Reports on Form 8-K filed with the SEC on each of March 30, 2021 and March 31, 2021; and

•

The description of Premier Financial’s common stock, no par value, contained as Exhibit 4.1 in Premier Financial’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020.

In addition, Peoples and Premier Financial are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this document and prior to the date of each company’s special meeting of shareholders.

Peoples and Premier Financial each file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Peoples and Premier Financial file with the SEC without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

Neither Peoples nor Premier Financial has authorized anyone to give any information or make any representation about the Merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 26, 2021 (this “Agreement”), by and between PEOPLES BANCORP INC., an Ohio corporation (“Peoples”), and PREMIER FINANCIAL BANCORP, INC., a Kentucky corporation (“Premier Financial”).

WITNESSETH

WHEREAS, Peoples is a registered financial holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”) and owns all of the outstanding shares of Peoples Bank, an Ohio chartered commercial bank (“Peoples Bank”);

WHEREAS, Premier Financial is a registered financial holding company under the BHCA and owns all of the outstanding shares of Citizens Deposit Bank and Trust, Inc., a Kentucky banking corporation (“Citizens Bank”), and Premier Bank, Inc., a West Virginia corporation (“Premier Bank”);

WHEREAS, the Boards of Directors of Peoples and Premier Financial believe that the merger of Premier Financial with and into Peoples, followed by the subsidiary bank mergers of Citizens Bank and Premier Bank with and into Peoples Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of Peoples and Premier Financial;

WHEREAS, the Boards of Directors of Peoples and Premier Financial have each approved this Agreement and the transactions contemplated hereby;

WHEREAS the parties intend this merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, as an inducement for Peoples to enter into this Agreement, certain directors and officers of Premier Financial have entered into Support Agreements with Peoples (the “Support Agreements”), each dated as of the date of this Agreement, in the form attached to this Agreement as Exhibit A, pursuant to which such directors and officers have agreed, among other matters, to vote all of the shares of Premier Financial Common Stock beneficially owned by such individuals in favor of the Merger upon the terms and subject to the conditions set forth in the Support Agreements; and

WHEREAS, the parties also desire to provide in this Agreement for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, Peoples and Premier Financial, intending to be legally bound, hereby agree as follows:

ARTICLE I

Certain Definitions

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acceptance of Superior Proposal” has the meaning set forth in Section 6.06(d).

“Acquisition Proposal” has the meaning set forth in Section 6.06(f)(ii).

“Acquisition Transaction” has the meaning set forth in Section 6.06(f)(iii).

“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Amended Related Party Agreements” has the meaning set forth in Section 6.26.

“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Bank Merger Agreements” has the meaning set forth in Section 2.05(b).

“BHCA” has the meaning set forth in the Recitals to this Agreement.

“CARES Act Modified Loan” has the meaning set forth in Section 5.01(u)(vii).

“CARES Act” has the meaning set forth in Section 5.01(u)(vii).

“Centurion” has the meaning set forth in Section 6.24.

“Centurion Divestiture” has the meaning set forth in Section 6.24.

“Chosen Courts” has the meaning set forth in Section 9.06.

“Citizens Bank” has the meaning set forth in the Recitals to this Agreement

“Citizens Bank Merger” has the meaning set forth in Section 2.05(a).

“Citizens Bank Merger Agreement” has the meaning set forth in Section 2.05(a).

“Closing” has the meaning set forth in Section 2.04.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning set forth in the Recitals to this Agreement.

“Compensation and Benefit Plans” has the meaning set forth in Section 5.01(l)(i).

“Consultants” has the meaning set forth in Section 5.01(l)(i).

“Data Conversion” has the meaning set forth in Section 6.12.

“Debenture” has the meaning set forth in Section 5.01(b)(iii).

“Determination Date” has the meaning set forth in Section 8.01(g).

“Determination Letter” has the meaning set forth in Section 6.10(c).

“Directors” has the meaning set forth in Section 5.01(l)(i).

“Dissenting Shares” has the meaning set forth in Section 3.01(d).

“Effective Date” means the date on which the Effective Time occurs.

“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.03.

“Employees” has the meaning set forth in Section 5.01(l)(i).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.01(l)(iii).

“ERISA Affiliate Plan” has the meaning set forth in Section 5.01(l)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Fund” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” shall mean 0.58.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Final Index Price” has the meaning set forth in Section 8.01(g).

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).

“Group” has the meaning set forth in Section 13(d) under the Exchange Act.

“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“Indenture” has the meaning set forth in Section 5.01(b)(iii).

“Index” has the meaning set forth in Section 8.01(g).

“Index Ratio” has the meaning set forth in Section 8.01(g).

“Information” has the meaning set forth in Section 6.16.

“IRS” has the meaning set forth in Section 5.01(l)(ii).

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 5.01(d)(i).

“KBCA” means the Kentucky Business Corporation Act, Chapter 271B of the Kentucky Revised Statutes.

“KDFI” means the Kentucky Department of Financial Institutions.

“Knowledge” means, with respect to Peoples, the Knowledge of any officer of Peoples with the title of Chief Executive Officer, President, Executive Vice President of Operations, or Chief Financial Officer, and, with respect to Premier Financial, the Knowledge of any officer of Premier Financial, Citizens Bank or Premier Bank with the title of Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Chief Credit Officer, Chief Lending Officer, President of Citizens Bank, Compliance officer for Citizens Bank, the President of Premier Bank, or the Compliance Officer for Premier Bank. An

officer of Peoples or Premier Financial shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.

“KSS” means Secretary of State of the Commonwealth of Kentucky.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Loan” or “Loans” means any loans, loan commitments, letters of credit, credit facility, credit enhancements or any other extensions of credit (including any amendments, renewals, extensions or modifications thereto).

“Material Adverse Effect” means, with respect to Peoples, or Premier Financial, as the context may require, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate (i) has been or would reasonably be likely to be (a) material and adverse to the business, properties, assets, liabilities, results of operations or financial condition of Peoples and its Subsidiaries, taken as a whole, or (b) material and adverse to the business, properties, assets, liabilities, results of operations or financial condition of Premier Financial and its Subsidiaries, taken as a whole, or (ii) would reasonably be likely to materially impair the ability of either Peoples or Premier Financial to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes, after the date hereof, in GAAP or applicable bank regulatory accounting requirements; (b) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which the party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Authorities; (c) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to the party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures); (d) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic); (e) public disclosure of the execution of this Agreement, or (except in the case of the representations contained in Sections 5.01(c)(ii), 5.01(d), 5.02(d)(ii) and 5.02(e)) consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby; (f) a decline in the trading price of a party’s common stock, in and of itself, or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), and (g) the occurrence of any natural or man-made disaster; except, with respect to subclauses (a), (b), (c), (d) and (g), to the extent that the effects of the change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of the party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the party and its Subsidiaries operate).

“Material Contracts” has the meaning set forth in Section 5.01(j)(ii).

“Merger” collectively refers to the Parent Merger and the Subsidiary Mergers, as set forth in Sections 2.01 and 2.05.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Notifying Party” has the meaning set forth in Section 6.11(a).

“NASDAQ” has the meaning set forth in Section 3.02(b)(v).

“New Certificate” has the meaning set forth in Section 3.02(a).

“Notice Period” has the meaning set forth in Section 6.06(d)(ii).

“Old Certificates” has the meaning set forth in Section 3.01(b).

“OGCL” means the Ohio General Corporation Law.

“OSS” means the Office of the Secretary of State of the State of Ohio.

“Option Cash-Out Amount” has the meaning set forth in Section 3.03(a).

“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions, variants or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.

“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, reduced capacity, social distancing, shut down, closure, sequester or other directives, guidelines, executive orders, mandates or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

“Parent Merger” has the meaning set forth in Section 2.01(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 5.01(l)(ii).

“Peoples” has the meaning set forth in the Preamble to this Agreement.

“Peoples Articles” means the Articles of Incorporation of Peoples, as amended.

“Peoples Bank” has the meaning set forth in the Recitals to this Agreement.

“Peoples Board” means the Board of Directors of Peoples.

“Peoples Board Deferred Compensation Plan” means the Third Amended and Restated Deferred Compensation Plan for Directors of Peoples and its Subsidiaries, as amended.

“Peoples Common Shares” means shares of common stock, without par value, of Peoples.

“Peoples Common Share Closing Price” has the meaning set forth in Section 3.02(b)(v).

“Peoples Disclosure Schedule” has the meaning set forth in Section 5.02.

“Peoples Equity Plan” means the Peoples’ Second Amended and Restated 2006 Equity Plan, as amended.

“Peoples Market Price” has the meaning set forth in Section 8.01(g).

“Peoples Market Value” has the meaning set forth in Section 8.01(g).

“Peoples Meeting” has the meaning set forth in Section 5.01(d)(i).

“Peoples Regulations” means the regulations of Peoples, as amended.

“Peoples’ SEC Reports” has the meaning set forth in Section 5.02(f)(ii).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Phase I” has the meaning set forth in Section 6.19.

“Premier Bank” has the meaning set forth in the Recitals to this Agreement.

“Premier Bank Merger” has the meaning set forth in Section 2.05(b).

“Premier Bank Merger Agreement” has the meaning set forth in Section 2.05(b).

“Premier Financial” has the meaning set forth in the Preamble to this Agreement.

“Premier Financial 401(k) Plan” has the meaning set forth in Section 6.10(c).

“Premier Financial Articles” means the Amended and Restated Articles of Incorporation of Premier Financial, as amended.

“Premier Financial Board” means the Board of Directors of Premier Financial.

“Premier Financial Bylaws” means the bylaws of Premier Financial, as amended.

“Premier Financial Common Stock” means the shares of common stock, with no par value, of Premier Financial.

“Premier Financial Disclosure Schedule” has the meaning set forth in Section 5.01.

“Premier Financial Group” has the meaning set forth in Section 5.01(p)(vii).

“Premier Financial Insiders” has the meaning set forth in Section 6.20.

“Premier Financial Meeting” has the meaning set forth in Section 5.01(d)(i).

“Premier Financial Options” has the meaning set forth in Section 3.03(a).

“Premier Financial Option Plans” means The Premier Financial Bancorp, Inc 2012 Long Term Incentive Plan and the 2002 Employee Stock Ownership Incentive Plan.

“Premier Financial Preferred Shares” has the meaning set forth in Section 5.01(b)(i).

“Premier Financial Recommendation” has the meaning set forth in in Section 6.02(b).

“Premier Financial Shares” has the meaning set forth in Section 5.01(b)(i).

“Premier Financial’s SEC Reports” has the meaning set forth in Section 5.01(e)(ii).

“Premier Financial’s Territory” means, for purposes of this Agreement, the geographic area comprising the States of West Virginia, Kentucky, Ohio, Virginia, Maryland, and the District of Columbia.

“Premium Cap” has the meaning set forth in Section 6.18(b).

“Registration Statement” has the meaning set forth in Section 5.01(d)(i).

“Regulatory Authorities” or “Regulatory Authority” has the meaning set forth in Section 5.01(h)(i).

“Regulatory Order” has the meaning set forth in Section 5.01(h)(i).

“Related Parties” has the meaning set forth in Section 5.01(bb).

“Related Party Agreements” has the meaning set forth in Section 5.01(bb).

“Related Party Amendments” has the meaning set forth in Section 6.26.

“Related Party Termination” has the meaning set forth in Section 6.27.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Peoples Vote” has the meaning set forth in Section 5.02(d)(i).

“Requisite Premier Financial Vote” has the meaning set forth in Section 5.01(c)(i).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.01(e)(ii).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” has the meanings ascribed to it in Section 2(d) of the BHCA.

“Subsidiary Mergers” has the meaning set forth in Section 2.05(b).

“Subsidiary Merger Certificates” has the meaning set forth in Section 2.05(c).

“Superior Proposal” has the meaning set forth in Section 6.06(f)(i).

“Support Agreements” has the meaning set forth in the Recitals to this Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Takeover Laws” has the meaning set forth in Section 5.01(n).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.

“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.

“Tail Policy” has the meaning set forth in Section 6.18(b).

“Termination Fee” has the meaning set forth in Section 8.02(b)(i).

“Terminated Related Party Agreement” has the meaning set forth in Section 6.27.

“Third Party System” has the meaning set forth in Section 5.01(y).

“Treasury” means the United States Department of Treasury.

“Treasury Shares” means Premier Financial Shares held by Premier Financial or any of its Subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“WVDFI” means the West Virginia Division of Financial Institutions.

ARTICLE II

The Merger

2.01 The Parent Merger.

(a) The Parent Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Premier Financial shall merge with and into Peoples (the “Parent Merger”), Peoples shall survive the Parent Merger and continue to exist as an Ohio corporation (Peoples, as the surviving corporation in the Parent

Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of Premier Financial shall cease. At the Effective Time:

(i) The Peoples Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;

(ii) The Peoples Regulations, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until amended in accordance with the OGCL; and

(iii) Subject to Section 6.25, Each individual serving as a director of Peoples immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the Peoples Articles and the Peoples Regulations or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the Peoples Articles or the Peoples Regulations or as otherwise provided by the OGCL.

(iii) At and after the Effective Time, each share of Peoples Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Parent Merger.

(b) Option to Change Method of Merger. Peoples may at any time prior to the Effective Time change the method of effecting the Parent Merger and/or the Subsidiary Merger (including, without limitation, changing the provisions of this Article II), if and to the extent Peoples deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i) Alter or change the amount or kind of consideration to which the holders of Premier Financial Common Stock are entitled in accordance with the terms and subject to the conditions of this Agreement;

(ii) Materially impede or delay consummation of the transactions contemplated by this Agreement; or

(iii) Cause the Merger to fail to qualify as a “reorganization” under Code Section 368(a)(1)(A) of the Code.

Premier Financial, if requested by Peoples, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02 Effectiveness of Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the later to occur of the following: (i) the filing of the certificate of merger with the OSS and the articles of merger with the KSS; or (ii) such later date and time as may be set forth in such certificate of merger. The Parent Merger shall have the effects prescribed in the OGCL and KBCA.

2.03 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, Peoples and Premier Financial shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time”.

2.04 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 10:00 am, Columbus, Ohio time, on a date which is no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), unless extended by mutual agreement of the parties hereto.

2.05 The Subsidiary Mergers.

(a) Immediately following the Parent Merger, or at such later time as Peoples may determine, Citizens Bank will merge with and into Peoples Bank (the “Citizens Bank Merger”). Peoples Bank shall be the surviving entity in the Citizens Bank Merger and, following the Citizens Bank Merger, the separate corporate existence of Citizens Bank shall cease and Peoples Bank shall survive and continue to exist as an Ohio-chartered commercial bank. Promptly after the date of this Agreement, Peoples Bank and Citizens Bank shall enter into an agreement and plan of merger in substantially the form attached hereto as Exhibit B (the “Citizens Bank Merger Agreement”).

(b) Immediately following the Citizens Bank Merger, or at such later time as Peoples may determine, Premier Bank will merge with and into Peoples Bank (the “Premier Bank Merger”, and together with the Citizens Bank Merger, the “Subsidiary Mergers”). Peoples Bank shall be the surviving entity in the Premier Bank Merger and, following the Premier Bank Merger, the separate corporate existence of Premier Bank shall cease and Peoples Bank shall survive and continue to exist as an Ohio-chartered commercial bank. Promptly after the date of this Agreement, Peoples Bank and Premier Bank shall enter into an agreement and plan of merger in substantially the form attached hereto as Exhibit C (the “Premier Bank Merger Agreement”, and together with the Citizens Bank Merger Agreement, the “Bank Merger Agreements”).

(c) Each of Peoples and Premier Financial shall approve the Bank Merger Agreements and the Subsidiary Mergers as the sole shareholders of each subsidiary bank, respectively. Prior to the Effective Time, Premier Financial shall cause Citizens Bank and Premier Bank, respectively, and Peoples shall cause Peoples Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Subsidiary Mergers (“Subsidiary Merger Certificates”). The Parent Merger and the Subsidiary Mergers shall sometimes collectively be referred to herein as the “Merger.”

ARTICLE III

Merger Consideration

3.01 Conversion of Premier Financial Common Stock.

At the Effective Time, by virtue of the Parent Merger and without any action on the part of Peoples, Premier Financial, or the holder of any of the following securities:

(a) Subject to Section 3.02 and except as otherwise provided by paragraph (b) of this Section 3.01, each share of Premier Financial Common Stock (other than Treasury Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive without interest a number of Peoples Common Shares equal to the Exchange Ratio (the “Merger Consideration”); and

(b) All of the shares of Premier Financial Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.03 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Premier Financial Common Stock) previously representing any such shares of Premier Financial Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of a fractional share which the shares of Premier Financial Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to Section 3.01(a) and Sections 3.02(b)(v), and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.02, in each case without any interest thereon. Old Certificates previously representing shares of Premier Financial Common Stock shall be exchanged for certificates or, at Peoples’ option, evidence of shares in book entry form representing whole shares of Peoples Common Shares as set forth in Section 3.01(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 3.02, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of Peoples Common Shares or Premier Financial Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or extraordinary distribution, except to the extent that any such increase is due to the exercise of Premier Financial Options, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of Premier Financial Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this sentence shall be construed to permit Premier Financial to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Premier Financial Common Stock that are owned by Premier Financial (in each case other than shares (i) held in trust accounts, managed accounts, mutual funds or similar accounts, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, as a result of debts previously contracted) shall be cancelled and cease to exist and no Merger Consideration shall be delivered or exchanged therefor.

(d) Notwithstanding anything in this Agreement to the contrary, shares of Premier Financial Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by Persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto (“Dissenting Shares”) in accordance with the KBCA will not be converted into the right to receive the Merger Consideration, but will be entitled in lieu thereof to receive payment of the fair value of their Dissenting Shares in accordance with the provisions of the KBCA unless and until the holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the KBCA. If, after the Effective Time, any holder fails to perfect or effectively withdraws or loses their rights referred to in the preceding sentence, the applicable holder’s shares of Premier Financial Common Stock will thereupon be treated as if the shares had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. Premier Financial will give Peoples prompt notice of any notices of intent to demand payment under the KBCA received by Premier Financial with respect to shares of Premier Financial Common Stock. Prior to the Effective Time, Premier Financial will not, except with the prior written consent of Peoples, make any payment with respect to, or settle or offer to settle, any demands referred to in this Section 3.01(d).

3.02 Exchange and Payment Procedures.

(a) Exchange Fund. At or prior to the Effective Time, Peoples shall deposit, or shall cause to be deposited, with Equiniti Trust Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates for exchange in accordance with this Article III, (i) certificates or, at Peoples’ option, evidence in book-entry form, representing shares of Peoples Common Shares to be issued to holders of Premier Financial Common Stock (collectively, referred to herein as “New Certificates”), (ii) cash in an amount sufficient to pay cash in lieu of any fractional shares and (iii) cash payment due to holders of the Premier Financial Options pursuant to Section 3.03 (such New Certificates and cash described in the foregoing clauses (i), (ii) and (iii), together with any dividends or distributions with respect thereto payable in accordance with Section 3.02(b)(ii), being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures.

(i) As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Peoples shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Premier Financial Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for certificates representing the number of whole shares of Peoples Common Shares and any cash in lieu of fractional shares, as applicable, which the shares of Premier Financial Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 3.02(b)(ii). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (A)(1) a New Certificate representing that number of whole shares of Peoples Commons Shares to which such holder of Premier Financial Common Stock shall have become entitled pursuant to the provisions of Section 3.01 and (2) a check representing the amount of (x) any cash in lieu of a fractional share which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article III and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 3.02(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Peoples Common Shares or any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 3.02(b), each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Peoples Common Shares which the shares of Premier Financial Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 3.02(b).

(ii) No dividends or other distributions declared with respect to Peoples Common Shares shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with Section 3.03(b). After the surrender of an Old Certificate in accordance with Section 3.03(b), the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Peoples Common Shares which the shares of Premier Financial Common Stock represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.15).

(iii) For any New Certificate representing shares of Peoples Common Shares that is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Peoples Common Shares in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(iv) After the Effective Time, there shall be no transfers on the stock transfer books of Premier Financial of the shares of Premier Financial Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Peoples Common Shares, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in Article III.

(v) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Peoples Common Shares shall be issued upon the surrender for exchange of Old Certificates or otherwise pursuant to this Agreement, no dividend or distribution with respect Peoples Common Shares shall be payable on or with respect to any fractional share, and fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Peoples. In lieu of the issuance of any fractional share, Peoples shall pay to each former shareholder of Premier Financial who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the daily volume weighted average of the closing-sale prices of Peoples Common Shares on the Nasdaq Stock Market (the “NASDAQ”) as reported by NASDAQ for the five (5) consecutive full trading days ending on the trading day preceding the Effective Date (the “Peoples Common Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Peoples Common Shares which such holder would otherwise be entitled to receive pursuant to Section 3.01(a). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained-for-consideration, but merely represents a mechanical rounding off for the purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(vi) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Premier Financial for six months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of Premier Financial Common Stock who have not theretofore exchanged their Old Certificates pursuant to Section 3.02 shall thereafter look only to the Surviving Corporation for payment of the shares of Peoples Common Shares and cash in lieu of any fractional shares and any unpaid dividends and distributions on the Peoples Common Stock deliverable in respect of each former share of Premier Financial Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Peoples, Premier Financial, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Premier Financial Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(vii) Each of Peoples and the Exchange Agent shall be entitled to deduct and withhold from any Merger Consideration otherwise payable pursuant to this Agreement all amounts required to be deducted and withheld with respect to the making of the Merger Consideration payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Peoples or the Exchange Agent, as the case may be, the withheld amounts (i) will be paid over by Peoples or the Exchange Agent to the appropriate governmental authority and (ii) will be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding was made.

(viii) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Peoples, the posting by such Person of a bond in such amount as Peoples or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Peoples Common Shares, and any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.

3.03 Premier Financial Options.

(a) At the Effective Time, all rights with respect to options pursuant to the Premier Financial Option Plans (the “Premier Financial Options”) will vest in full and then cease to represent an option to purchase shares of Premier Financial Common Stock and will be converted automatically into the right to receive an amount of cash equal to the product of the Peoples Common Share Closing Price multiplied by the Exchange Ratio less the current exercise price per share of such Premier Financial Stock Option as adjusted for previously declared stock splits and stock dividends subsequent to the issuance of the Premier Financial Stock Option but prior to the date hereof (the “Option Cash-Out Amount”).

(b) Premier Financial shall not make any grants of Premier Financial Options following the execution of this Agreement.

ARTICLE IV

Actions Pending Consummation of Merger

4.01 Forbearances of Premier Financial. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by law (including Pandemic Measures) or required by an applicable Regulatory Order, without the prior written consent of Peoples, Premier Financial shall not, and shall cause its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of Premier Financial and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Premier Financial’s ability to perform any of its obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except adjustments to employee compensation for annual merit and cost of living increases consistent with prior practice of Premier Financial in the ordinary course of business, bonuses which have been expensed in 2020 and are reflected on the financial statements of Premier Financial and any cash bonuses in lieu of stock awards as set forth in Section 4.01(a) of the Premier Financial Disclosure Schedule, or as required by applicable law or policies imposed by any Governmental Authority or by any applicable Regulatory Order.

(b) Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Premier Financial Common Stock, other capital stock of Premier Financial except upon the exercise or fulfillment of Premier Financial Options issued and outstanding as of the date of this Agreement pursuant to the Premier Financial Option Plans in accordance with their present terms, (ii) enter into any agreement, or amend or modify the Premier Financial Option Plans except as otherwise set forth in this Agreement, (iii) with respect to the foregoing, permit any additional Premier Financial Common Stock to become subject to new grants of Premier Financial Options, other Rights or similar stock-based employee rights, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.

(c) Dividends; distributions; adjustments. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends from Citizens Bank and Premier Bank to Premier Financial, except for its normal and customary quarterly cash dividend in the amount of $0.15 per share for each full calendar quarter preceding the Effective Date subject to Section 6.15 or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements. Enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of Premier Financial or any of its Subsidiaries, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date hereof, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except for (i) changes that are consistent with prior practice of Premier Financial in the ordinary course of business for annual merit and cost of living increases, (ii) bonuses which have been expensed in 2020 and are reflected on the financial statements of Premier Financial, (iii) any cash bonuses in lieu of stock awards as set forth in Section 4.01(a) of the Premier Financial Disclosure Schedule, (iv) the retention agreement with Robert Walker pursuant to Section 7.02(j), (v) up to $1 million to be allocated amongst certain Premier Financial or its Subsidiaries employees in such amounts as mutually agreed to between Premier Financial and Peoples, or (vi) required by applicable law.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify, make any contributions to or terminate (except (i) as may be required by applicable law, (ii) as contemplated by this Agreement, or (iii) pursuant to the regular annual renewal of insurance contracts) the Premier Financial Option Plans or any pension, retirement, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of Premier Financial or any of its Subsidiaries, or take any action to accelerate the payment of benefits, the vesting or exercisability of the Premier Financial Options, restricted stock, phantom stock or other compensation or benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any Person other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness of any Person other than a wholly owned Subsidiary or any claims against any Person other than a wholly owned Subsidiary, in each case other than in the ordinary course, consistent with past practices, including any debt collection or foreclosure transactions.

(g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.

(h) Governing Documents. Amend the Premier Financial Articles, the Premier Financial Bylaws or the organizational and governing documents of its Subsidiaries.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(j) Material Contracts. (i) Terminate, amend, or waive any provision of, any Material Contract; (ii) make any change in any instrument or agreement governing the terms of any of its securities, or material lease or any other Material Contract, other than normal renewals of leases and other Material Contracts without material adverse changes of terms with respect to Premier Financial; (iii) enter into any Material Contract that (A) would constitute a Material Contract if it were in effect on the date of this Agreement or (B) that has a term of one year or longer and that requires payments or other obligations by Premier Financial or any Premier Financial Subsidiary of $100,000 or more under the Material Contract; or (iv) enter into any Material Contract if the Material Contract, in the aggregate with all Material Contracts entered into by Premier Financial or any Premier Financial Subsidiary from and after the date of this Agreement, would result in aggregate required payments by Premier Financial or any Premier Financial Subsidiary in excess of $350,000.

(k) Claims. Settle any claim, suit, action or proceeding, except for any claim, action or proceeding against Premier Financial or any Affiliates which does not involve precedent for other material claims, suits, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $150,000 or in the aggregate not to exceed $300,000 for all such claims, actions or proceedings or which is liability is fully covered and paid by an insurer (and for which the insurer has not denied coverage after notification).

(l) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.

(m) Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate or other risk management policies,

procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk, or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.

(n) Borrowings. Other than in the ordinary course, consistent with past practice, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course, consistent with past practices shall include the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from any of the Federal Home Loan Banks, borrowings from the Federal Reserve Bank, advances on existing lines of credit, sales of certificates of deposit, and entry into repurchase agreements).

(o) Indirect Loans; Participations. (i) Except for loans underwritten and originated by a Premier Financial Subsidiary in the ordinary course of business from a broker based referral source, make or purchase any indirect or brokered Loans, or (ii) purchase from or sell to any financial institution or other non-depository lender an interest in a Loan, except for such credit facilities made to borrowers in Premier Financial’s Territory which are secured by collateral located in the Premier Financial’s Territory in the ordinary course and consistent with past practices in excess of $2,000,000.

(p) Capital Expenditures. Make, or commit to make, any capital expenditures that exceed $300,000 in the aggregate.

(q) Lending. (i) Enter into any new line of business, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof); (ii) make or acquire, or modify, renew or extend any Loan except for Loans made acquired, renewed, or extended in the ordinary course, consistent with past practices and in compliance with its Subsidiaries’ loan policies and underwriting guidelines and standards as in effect as of the date of this Agreement, except for routine policy exceptions made in the normal course of business for loans with a principal amount of $500,000 or less; (iii) make or acquire, or modify, renew or extend any Loan (A) in the case of new Loans (other than unsecured Loans), if immediately after making the Loan the Person obtaining the Loan and the Person’s Affiliates would have debt owed to either Citizens Bank or Premier Bank that is, in excess of $1,000,000 or any new Loan that causes the aggregate credit exposure to exceed $2,000,000, (B) in the case of the modification, renewal, or extension of any Loan (other than unsecured Loans) outstanding as of the date of this Agreement, if immediately after the modification, renewal, or extension of the Loan the Person obtaining the modification, renewal, or extension of the Loan and the Person’s Affiliates would have an aggregate credit exposure to Premier Financial or any of its Subsidiaries that is, in excess of $2,000,000, (C) in the case of new unsecured Loans, or the modification, renewal, or extension of any unsecured Loan outstanding as of the date of this Agreement, if immediately after making the new unsecured Loan or immediately after the modification, renewal or extension of the unsecured Loan the Person obtaining the new unsecured Loan or the modification, renewal or extension of the unsecured Loan and the Person’s Affiliates would have unsecured debt owed to Premier Financial or any of its Subsidiaries that is, in the aggregate, in excess of $500,000, or (D) that is in excess of $500,000 and that is classified by either Citizens Bank or Premier Bank as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, in each case, except pursuant to existing commitments entered into prior to the date hereof; (iv) grant or renew the prior grant of, the deferral of any payments under any Loan or make or agree to make any other modification that would result in the Loan being, or continue the status of the Loan as, a CARES Act Modified Loan, in each case with respect to any Loan that is in an amount in excess of $1,000,000; provided that in the case of each of items (i) – (iv) above Peoples shall be required to respond to any request for a consent to make such Loan, extension of credit, or modification in writing within five (5) business days after the loan package is delivered to Peoples.

(r) Investment Securities Portfolio. Restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, or otherwise purchase or sell securities in the portfolio individually in that exceed $5,000,000 or in the aggregate that would exceed $75,000,000.

(s) Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time, (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns), or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax Return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).

(t) Offices and Facilities. Except as set forth on Section 4.01(t) of the Premier Financial Disclosure Schedules, (i) open, close or relocate any branch office, ATMS, loan production office or other significant office or operations facility of Premier Financial or its Subsidiaries at which business is conducted, or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(u) Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.

(v) Foreclosures. Foreclose upon or otherwise cause Premier Financial or any of its Subsidiaries to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless Premier Financial has reason to believe that such real property may contain any such Hazardous Material.

(w) Deposit Liabilities. Cause any material change in the amount or general composition of deposit liabilities that would constitute a Material Adverse Effect.

(x) Section 368(a) Reorganization. Not take, or fail to take, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(y) Commitments. Agree or commit to do any of the foregoing.

4.02 Forbearances of Peoples. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by law (including Pandemic Measures) or required by an applicable Regulatory Order, without the prior written consent of Premier Financial, Peoples shall not, and shall cause its Subsidiaries not to:

(a) Capital Stock. Effect any recapitalization, reclassification, stock split, or similar change in capitalization.

(b) Governing Documents. Amend the Peoples Articles or the Peoples Regulations in a manner that would materially and adversely affect the holders of Premier Financial Common Stock, or adversely affect the holders of Premier Financial Common Stock relative to holders of Peoples Common Shares.

(c) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming materially inaccurate at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority, or (iv) a delay in the consummation of the transactions contemplated by this Agreement.

(d) Commitments. Agree or commit to do any of the foregoing.

ARTICLE V

Representations and Warranties

5.01 Representations and Warranties of Premier Financial. Except (a) as disclosed in the disclosure schedule delivered by Premier Financial to Peoples concurrently herewith (the “Premier Financial Disclosure Schedule”); provided that (i) the mere inclusion of an item in the Premier Financial Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Premier Financial that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (ii) any disclosures made with respect to a section of Article V shall be deemed to qualify any other section of Article V specifically referenced or cross-referenced, or (b) as disclosed in any Premier Financial Reports publicly filed with or furnished to the SEC by Premier Financial after January 1, 2020 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Premier Financial hereby represents and warrants to Peoples as follows:

(a) Organization, Standing and Authority.

(i) Premier Financial is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and is a financial holding company duly registered with the FRB under the BHCA. Premier Financial has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Premier is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Section 5.01(a)(i) of the Premier Financial Disclosure Schedule sets forth the foreign jurisdictions in which Premier Financial conducts business.

(ii) Except, in the case of clauses (B) and (C) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Premier Financial, each Subsidiary of Premier Financial (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (C) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Premier Financial to pay dividends or distributions, except, in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Premier Financial that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of Premier Financial, threatened. Section 5.01(a)(ii) of the Premier Financial Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Premier Financial as of the date hereof.

(b) Capital Structure of Premier Financial.

(i) As of March 25, 2021, the authorized capital stock of Premier Financial consists of 30,000,000 Premier Financial Common Stock, of which 14,706,608 shares are currently issued and outstanding and 1,000,000 shares of preferred stock, with no par value, of which no shares are issued and outstanding (“Premier Financial Preferred Shares”). The Premier Financial Common Stock and Premier Financial Preferred Shares are collectively referred to herein as “Premier Financial Shares.” As of March 25, 2021, there are: (A) no shares of Treasury Shares held by Premier Financial or otherwise owned by Premier Financial or its Subsidiaries; and (B) 528,151 shares of Premier Financial Common Stock reserved for issuance pursuant to the Premier Financial Option Plans (of which, collectively, options to purchase 365,707.5 shares are outstanding at the date hereof). No shares of Premier Financial Preferred Shares are issued and outstanding or reserved for issuance. All of the issued and outstanding Premier Financial Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the options, plans and other obligations set forth in this paragraph (i), Premier Financial does not have, and is not bound by, any outstanding or issued Rights with respect to any Premier Financial Shares.

(ii) The Premier Financial Options have been granted in compliance in all material respects with the terms of the applicable Premier Financial Option Plan and all applicable laws. With respect to each Premier Financial Option outstanding as of the date hereof, the name of each optionee, the date of each option to purchase Premier Financial Common Stock granted, the number of shares subject to each such option and the price at which each such option may be exercised are set forth in Section 5.01(b) of the Premier Financial Disclosure Schedule. The exercise price of each Premier Financial Option is no less than the fair market value of a share of Premier Financial Common Stock determined on the date of grant of such stock option (and as of any later modification thereof within the meaning of Section 409A of the Code). Each Premier Financial Option intended to qualify as an “incentive stock option” under Section 422 of the Code has been structured to so qualify.

(iii) Except for the Floating Rate Junior Subordinated Debentures due April 24, 2034 (the “Debentures”) relating to the Indenture, dated February 26, 2004 (the “Indenture”), between Premier Financial and Wilmington Trust Company, as trustee, neither Premier Financial nor any of its Subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. There are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Premier Financial is a party or by which it is bound with respect to any equity security of any class of Premier Financial or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

(c) Authority; No Violation.

(i) Premier Financial has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Subsidiary Mergers have been duly and validly approved by the Premier Financial Board. The Premier Financial Board has determined, subject to Section 6.06 of this Agreement, that the Parent Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Premier Financial and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Premier Financial’s shareholders for approval (with the Premier Financial Board’s recommendation in favor of approval) at a meeting of the shareholders, and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Premier Financial Common Stock (the “Requisite Premier Financial Vote”), and the adoption and approval of the Bank Merger Agreements by Premier Financial as sole shareholder of Citizens Bank and Premier Bank, respectively, no other corporate proceedings on the part of Premier Financial are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Premier Financial and (assuming due authorization, execution and delivery by Peoples) constitutes a valid and binding obligation of Premier Financial, enforceable against Premier Financial in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(ii) Neither the execution and delivery of this Agreement by Premier Financial nor the consummation by Premier Financial of the transactions contemplated hereby, including the Parent Merger and the Subsidiary Mergers, nor compliance by Premier Financial with any of the terms or provisions hereof, will (A) violate any provision of the Premier Financial Articles or Premier Financial Bylaws or (B) assuming that the consents and approvals referred to in Section 5.01(d) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Premier Financial or any Premier Financial Subsidiaries or any of their respective properties or assets or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or payments, rebates, or reimbursements required under, or result in the creation of any Lien upon any of the respective properties or assets of Premier Financial or any Premier Financial Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Premier Financial or any Premier Financial Subsidiary is a party, or by which they or any of their respective properties or assets may be.

(d) Consents and Regulatory Approvals.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Premier Financial or any of its Subsidiaries in connection with the execution, delivery or performance by Premier Financial of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, waivers or notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing with the SEC and declaration of effectiveness of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act including the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) relating to the meetings, including any adjournments or postponements thereof, of Premier Financial shareholders and Peoples shareholders to be held in connection with this Agreement and the Merger (the “Premier Financial Meeting” and the “Peoples Meeting,” as the case may be), (C) Requisite Premier Financial Vote and Requisite Peoples Vote, (D) the filing of the certificate of merger with the OSS pursuant to the OGCL and articles of merger with the KSS pursuant to the KBCA, and filing the Subsidiary Merger Certificates, and (E) the receipt of the approvals set forth in Section 7.01(b).

(ii) As of the date hereof, Premier Financial is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(e) SEC Reports.

(i) Except as set forth in Section 5.01(e)(1) of the Premier Financial Disclosure Schedule, Premier Financial has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.

(ii) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Premier Financial pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “Premier Financial’s SEC

Reports”) is publicly available. No such Premier Financial’s SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any of Premier Financial’s SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Premier Financial’s SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Premier Financial has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Premier Financial’s SEC Reports.

(f) Financial Statements; Material Adverse Effect; Internal Controls.

(i) The financial statements of Premier Financial and its Subsidiaries included (or incorporated by reference) in Premier Financial’s SEC filings (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of Premier Financial and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Premier Financial and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (D) have been prepared in accordance with GAAP, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Premier Financial and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe LLP has not resigned (or informed Premier Financial that it intends to resign) or been dismissed as independent public accountants of Premier Financial as a result of or in connection with any disagreements with Premier Financial on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii) Neither Premier Financial nor any of its Subsidiaries has incurred any liability or obligation of a material nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Premier Financial included in its Annual Report on Form 10-K for fiscal year ended December 31, 2020 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2020 or (C) in connection with this Agreement and the transactions contemplated hereby.

(iii) Since December 31, 2020, except as disclosed in Premier Financial Disclosure Schedule, (A) Premier Financial and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to Premier Financial or any of its Subsidiaries.

(iv) Premier Financial and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Premier Financial in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Premier Financial’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive

Officer and Chief Financial Officer of Premier Financial required under the Exchange Act with respect to such reports. Premier Financial has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Premier Financial’s outside auditors and the audit committee of the Premier Financial Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Premier Financial’s ability to accurately record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Premier Financial’s internal controls over financial reporting. Since December 31, 2020, neither Premier Financial, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Premier Financial or its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Premier Financial or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Premier Financial or its Subsidiaries has engaged in questionable accounting or auditing practices.

(g) Litigation. Except as set forth in Section 5.01(g) of Premier Financial Disclosure Schedule, there is no suit, action, investigation, claim, proceeding or review pending, or to Premier Financial’s Knowledge, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) (i) that involves a Governmental Authority, or (ii) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, the business of Peoples or any of its Affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Premier Financial, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Peoples or any of its Affiliates) that is or could reasonably be expected to be material to Premier Financial or any of its Subsidiaries.

(h) Regulatory Matters.

(i) Neither Premier Financial nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FDIC, the FRB, the KDFI, the WVDFI) or the supervision or regulation of it or any of its Subsidiaries (collectively and along with the ODFI, the “Regulatory Authorities”).

(ii) Neither Premier Financial nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.

(i) Compliance with Laws. Premier Financial and each of the Premier Financial Subsidiaries hold, and have held at all times, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding the applicable license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Premier Financial, and, to the knowledge of Premier Financial, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Premier Financial and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Authority relating to Premier Financial or any of the Premier Financial Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(j) Material Contracts; Defaults.

(i) Except as set forth in the Premier Financial Disclosure Schedule listed under Section 5.01(j)(i), neither Premier Financial nor any of its Subsidiaries is a party to or is bound by any contract or agreement (whether written or verbal) of the following types as of the date of this Agreement, and no such contract or agreement is presently being negotiated or discussed:

(A) any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $25,000 in any one case or $75,000 in the aggregate in any period of 12 consecutive months;

(B) except for deposit accounts maintained in the ordinary course of business, any contract relating to any direct or indirect indebtedness of Premier Financial or any of its Subsidiaries for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $[100,000] in any one case or $[300,000] in the aggregate in any period of 12 consecutive months;

(C) any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of Premier Financial or any of its Subsidiaries;

(D) any contract containing covenants limiting the freedom of Premier Financial or any of its Subsidiaries to compete in any line of business or with any Person or in any area or territory;

(E) any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F) any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of Premier Financial’s or any of its Subsidiaries’ current or former directors, officers, employees or consultants;

(G) any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;

(H) any contract with any insider of Premier Financial or any of its Subsidiaries or any arrangement under which Premier Financial or any of its Subsidiaries has advanced or loaned any amount to any of their respective insiders or immediate family member of any insider (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);

(I) any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;

(J) other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of Premier Financial or any of its Subsidiaries;

(K) any contract that requires the payment of royalties;

(L) any contract pursuant to which Premier Financial or any of its Subsidiaries has any obligation to share revenues or profits derived from Premier Financial or any of its Subsidiaries with any other Person;

(M) any contract between (i) Premier Financial or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of Premier Financial or any of its Subsidiaries, on the other hand, and (ii) Premier Financial or any of its Subsidiaries, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of Premier Financial or any of its Subsidiaries, on the other hand; and

(N) any contract that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

(O) except for deposit accounts maintained in the ordinary course of business any other legally binding contract not of the type covered by any of the other items of this Section 5.01(j) involving money or property and having an obligation in excess of $[100,000] in the aggregate in any period of 12 consecutive months or which is otherwise not in the ordinary and usual course of business.

(ii) “Material Contracts” shall mean those contracts on the Premier Financial Disclosure Schedule listed under Section 5.01(j)(i). True, complete and correct copies of all of the Material Contracts have been made available to Peoples. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to Premier Financial or any of its Subsidiaries, as the case may be, and (B) to the Knowledge of Premier Financial, as to the other parties to such Material Contracts. Except as disclosed in the Premier Financial Disclosure Schedule, Premier Financial and/or its Subsidiaries, as applicable, and to the Knowledge of Premier Financial, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither Premier Financial nor its Subsidiaries, and to the Knowledge of Premier Financial, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither Premier Financial nor its Subsidiaries, and to the Knowledge of Premier Financial, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither Premier Financial nor any of its Subsidiaries has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of Premier Financial, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.

(k) Brokerage and Finder’s Fees. Except as set forth in Section 5.01(k) of Premier Financial Disclosure Schedule, neither Premier Financial nor any of its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(l) Employee Benefit Plans; Employee Matters.

(i) Section 5.01(l) of Premier Financial Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous five years, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of Premier Financial or any of its Subsidiaries or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which Premier Financial or its Subsidiaries or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Neither Premier Financial nor any of its Subsidiaries nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan. No Compensation and Benefit Plan holds any Premier Financial Common Stock.

(ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (“IRS”) or with respect to a prototype plan or volume submitter plan, can rely on an opinion letter from the IRS to the prototype plan or volume submitter plan sponsor, to the effect that such Pension Plan is so qualified and the Pension Plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, and nothing has occurred and no circumstances exist that would reasonably be expected to adversely affect the qualified status of such Pension Plan. There is no pending or, to the Knowledge of Premier Financial, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither Premier Financial nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Premier Financial or any of its Subsidiaries or any ERISA Affiliate to a tax or penalty imposed by either Sections 4975 or 4980H of the Code or Section 502 of ERISA. No event has occurred or circumstance exists that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured.

(iii) None of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by Premier Financial or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with Premier Financial under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of Premier Financial, its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of Premier Financial, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan. No Compensation and Benefit Plan has been the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Premier Financial or any of its Subsidiaries was or is a party have been timely made or have been reflected on financial statements in Premier Financial SEC Reports.

(v) As otherwise provided under Section 6.10(c), neither Premier Financial nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Premier Financial or its Subsidiaries that would reasonably be expected to promise or guarantee such Employees’ retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) Neither Premier Financial, any of its Subsidiaries nor any ERISA Affiliate maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees.

(vii) With respect to each Compensation and Benefit Plan, Premier Financial has provided or made available to Peoples, true and complete copies of existing (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same, (B) trust instruments and insurance contracts, including renewal notices, (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants), (D) the most recent actuarial report and financial statement, (E) the most recent summary plan description or wrap document and summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Compensation and Benefit Plan, (F) notices or forms filed with the PBGC (other than for premium payments), (G) in the case of any Compensation and Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter issued by the IRS and any legal opinions issued thereafter with respect to such Compensation and Benefit Plan’s continued qualification, (H) any Form 5310 or Form 5330 filed with the IRS, (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), (J) copies of any material notices, letters or other correspondence from the IRS, U.S. Department of Labor, U.S. Department of Health and Human Services, PBGC or other Governmental Authority relating to any Compensation and Benefit Plan, and (K) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.

(viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan, or (D) limit or restrict the right of Peoples to merge, amend, or terminate any Compensation and Benefit Plan.

(ix) Neither Premier Financial nor any of its Subsidiaries or any ERISA Affiliate maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations issued thereunder.

(x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Peoples, Premier Financial or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of Premier Financial on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.

(xi) Each Compensation and Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Neither Premier Financial nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(xi) Premier Financial and each of its Subsidiaries are and have been in compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respectingii employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) none of Premier Financial or any of its Subsidiaries are engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA), and (ii) there is no unfair labor practice or employment-related complaint against Premier Financial or any of its Subsidiaries pending or, to the knowledge of Premier Financial, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions.

(m) Labor Matters. Neither Premier Financial nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Premier Financial or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Premier Financial or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Premier Financial’s Knowledge, threatened, nor is Premier Financial aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Premier Financial and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(n) Takeover Laws. Premier Financial has taken all action required to be taken by Premier Financial in order to exempt this Agreement, the Support Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Support Agreements and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of the Commonwealth of Kentucky including Sections 271B.12-200 through 271B.12-220 of the KBCA (“Takeover Laws”), and (ii) any applicable provisions of the Premier Financial Articles, the Premier Financial Bylaws and/or the governing documents of any Premier Financial Subsidiary.

(o) Environmental Matters. Neither the conduct nor the operation of Premier Financial or any of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), , violates or violated Environmental Laws and to Premier Financial’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in liability under Environmental Laws. Neither Premier Financial nor any of its Subsidiaries has received any notice from any Person that Premier Financial or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.

(p) Tax Matters.

(i) (A) All Tax Returns that were or are required to be filed by or with respect to Premier Financial and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in clause (i)(A) of this Section 5.01(p)) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of Premier Financial or its Subsidiaries. Premier Financial has made available to Peoples true and correct copies of the United States federal income Tax Returns filed by Premier Financial and its Subsidiaries for each of the three most recent fiscal years. Neither Premier Financial nor any of its Subsidiaries has any material liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in the financial statements in Premier Financial SEC Reports or that have arisen in the ordinary and usual course of business since December 31, 2017. The accruals and reserves for Taxes reflected in financial statements in Premier Financial SEC Reports are adequate for the periods covered. There are no Liens for Taxes upon the assets of Premier Financial or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.

(ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(iii) Premier Financial and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.

(iv) No claim has ever been made by any Governmental Authority in a jurisdiction where Premier Financial or any of its Subsidiaries do not file Tax Returns that Premier Financial or any of its Subsidiaries is or may be subject to taxation by that jurisdiction .

(v) Neither Premier Financial nor any of its Subsidiaries has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority.

(vi) Except as provided in the Premier Financial Disclosure Schedules neither Premier Financial nor any of its Subsidiaries has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2015. No Tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to Premier Financial or any of its Subsidiaries and, to the Knowledge of Premier Financial, no such audit or other proceeding has been threatened. No Governmental Authority has asserted, is now asserting, or, to the Knowledge of Premier Financial, is threatening to assert against Premier Financial or any of its Subsidiaries any deficiency or claim for additional Taxes.

(vii) Except for internal tax allocation agreements among the Premier Financial Group, neither Premier Financial nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement, (B) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Premier Financial is or was the common parent corporation (the “Premier Financial Group”), or (C) has any liability for the Taxes of any Person (other than members of the Premier Financial Group) as a transferee or successor, by contract, or otherwise.

(viii) Neither Premier Financial nor any of its Subsidiaries has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.

(ix) Except as set forth on Section 5.01(p) of the Premier Financial Disclosure Schedule, neither Premier Financial nor any of its Subsidiaries has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.

(x) Except for Centurion, there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Premier Financial or its Subsidiaries is a party that could be treated as a partnership for Tax purposes.

(xi) Except as set forth on Section 5.01(p) of the Premier Financial Disclosure Schedule, neither Premier Financial nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.

(xii) Except as set forth on Section 5.01(p) of the Premier Financial Disclosure Schedule, none of the assets of Premier Financial or any of its Subsidiaries are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and the Bank is not a party to a “long-term contract” within the meaning of Section 460 of the Code.

(xiii) Premier Financial has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(q) Risk Management Instruments. Neither Premier Financial nor any of its Subsidiaries is a party to or otherwise bound by any interest rate swaps, option agreements, futures or forward contracts or other similar risk management arrangements.

(r) Books and Records. Except as redacted, the books of account, minute books, stock record books, and other records of Premier Financial and its Subsidiaries, all of which have been made available to Peoples, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Premier Financial and its Subsidiaries, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of Premier Financial and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Premier Financial Board and the governing bodies of its Subsidiaries, and committees of the Premier Financial Board and the governing bodies of its Subsidiaries, and except for meetings held in executive session and the bi-annual meetings of independent directors, no meeting of any such shareholders, Premier Financial Board and the governing bodies of its Subsidiaries, or committees thereof has been held for which minutes have been prepared and are not contained in such minute books.

(s) Insurance. Section 5.01(s) of the Premier Financial Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Premier Financial or its Subsidiaries. Premier Financial and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices. All such insurance policies are in full force and effect; Premier Financial and its Subsidiaries are not in material default thereunder, all claims thereunder have been filed in due and timely fashion and Premier Financial and its Subsidiaries will cause to be filed in due and timely fashion any claims that have not yet been filed as of the date of this Agreement or which arise before the Effective Time of the Merger.

(t) Title to Real Property and Assets.

(i) Section 5.01(t) of the Premier Financial Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by Premier Financial or its Subsidiaries. Premier Financial and its Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the financial statements in Premier Financial SEC Reports as being owned by Premier Financial as of December 31, 2020, or acquired after such date, except

(A) statutory Liens for amounts not yet due and payable, (B) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (C) with respect to real property, such imperfections of title, easements, encumbrances, Liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (D) dispositions and encumbrances in the ordinary course of business. Except as set forth in Section 5.01(f)(i) of the Premier Financial Disclosure Schedule, no portion of any real property owned by Premier Financial or its Subsidiaries is (A) operated as a nonconforming use under applicable zoning codes, (B) located in either a “Special Flood Hazard Area” pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a “100 year” flood as provided by any Governmental Authority.

(ii) Each lease agreement set forth on Section 5.01(t) of the Premier Financial Disclosure Schedule is valid, legally binding, in full force and effect, and enforceable in accordance with its terms. There is not under any such lease agreements any default by Premier Financial or its Subsidiaries, or to the Knowledge of Premier Financial, to the other party under any such lease agreement which with notice or lapse of time, or both, would constitute a default. The consummation of the transactions contemplated hereby will not result in a breach or default under any such lease agreements. Neither Premier Financial nor any of its Subsidiaries has received written notice that the landlord under such lease agreements, as applicable, would refuse to renew such lease agreement upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

(iii) The real property owned or leased by Premier Financial or its Subsidiaries complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to Premier Financial’s Knowledge, threatened with respect to any such real property. All licenses and permits necessary for the occupancy and use of the real property owned or leased by Premier Financial or its Subsidiaries, as used in the ordinary course, consistent with past practices of Premier Financial and its Subsidiaries, have been obtained and are in full force and effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the real property owned or leased by Premier Financial or its Subsidiaries are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof.

(iv) All leases pursuant to which Premier Financial or its Subsidiaries, as lessee, leases personal property (except for leases that have expired by their terms or that Premier Financial or its Subsidiaries has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or to Knowledge of Premier Financial, the lessor.

(u) Loans.

(i) The allowance for loan and lease losses as reflected on Premier Financial’s most recent financial statements filed with the SEC was, in the reasonable opinion of Premier Financial’s management, (A) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (B) consistent with GAAP and reasonable and sound banking practices and (C) in conformance with recommendations and comments in reports of examination in all material respects.

(ii) Each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) of Premier Financial and Premier Financial Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of Premier Financial and Premier Financial Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to enforceability as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. Section 5.01(u) of the Premier Financial Disclosure Schedule lists each Loan that has as of the date hereof an outstanding balance of $250,000 or more and that (A) is over 90 days or more delinquent in payment of principal or interest, (B) is classified by Premier Financial or its Subsidiaries as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” or “Watch List,” or words of similar import, (C) has undergone troubled debt restructuring, or (D) is entirely or predominantly unsecured.

(iii) Each outstanding Loan of Premier Financial and the Premier Financial Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Premier Financial and the Premier Financial Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(iv) None of the agreements pursuant to which Premier Financial or any of the Premier Financial Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contains any obligation to repurchase the Loans or interests therein solely on account of a payment default by the obligor on the Loan (other than first payment defaults and other than mortgage Loans sold to government sponsored entities).

(v) There are no outstanding Loans made by Premier Financial or any of the Premier Financial Subsidiaries to any “executive officer” or other “insider” (as each term is defined in Regulation O promulgated by the FRB) of Premier Financial or the Premier Financial Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom, which are listed in Section 5.01(u) of the Premier Financial Disclosure Schedule.

(vi) Neither Premier Financial nor any of the Premier Financial Subsidiaries is (A) now nor has it ever been since January 1, 2018, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans, and (B) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any Person.

(vii) Without limitation of the foregoing, Premier Financial and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable provision of, or any applicable regulation, policy and/or guideline of any Governmental Authority promulgated under or relating to, the CARES Act. Section 5.01(u) of the Premier Financial Disclosure Schedule lists (A) each Loan of Premier Financial or any Premier Financial Subsidiary as of the date of this Agreement that was made in connection with the Paycheck Protection Program established under the CARES Act, and (B) each Loan of Premier Financial and the Premier Financial Subsidiaries that is subject to payment deferral or otherwise has undergone troubled debt restructuring under the CARES Act as of the date of this Agreement (including all outstanding amounts and the expiration date for any deferral or other modification) (each Loan referred to in (B) a “CARES Act Modified Loan”). For purposes of this Agreement, “CARES Act” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act, as amended, any extension thereof, and any other economic stimulus or other laws, rules, and regulations related to the Pandemic.

(v) Repurchase Agreements. With respect to all agreements pursuant to which Premier Financial or its Subsidiaries has purchased securities subject to an agreement to resell, if any, Premier Financial or any of its Subsidiaries, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(w) Investment Securities Portfolio. All investment securities held by Premier Financial or its Subsidiaries, as reflected in the financial statements in Premier Financial SEC Reports, are carried in accordance with GAAP consistent with the applicable guidelines issued by the Regulatory Authorities. Premier Financial or any of its Subsidiaries, as applicable, have good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the financial statements in Premier Financial SEC Reports and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Premier Financial or its Subsidiaries.

(x) Deposit Insurance. All of the deposits held by Premier Financial or any Premier Financial Subsidiary (including the records and documentation pertaining to the held deposits) have been established and are held in compliance in all material respects with (i) all applicable policies, practices and procedures of Premier Financial or the Premier Financial Subsidiary, as applicable and (ii) all applicable laws. The deposit accounts of Premier Financial and any Premier Financial Subsidiary are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination or revocation of the insurance are pending or, to Premier Financial’s Knowledge, threatened.

(y) Information Security. Except as set forth in Section 5.01(y) of the Premier Financial Disclosure Schedule, to Premier Financial’s Knowledge, no third party has gained unauthorized access to any information systems or networks controlled by or material to the operation of the business of Premier Financial and the Premier Financial Subsidiaries (including without limitation any information system or networks owned or controlled by any third party (a “Third Party System”)), and, to Premier Financial’s Knowledge, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks or any Third Party System material to the operation of the business of Premier Financial and the Premier Financial Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to be material to Premier Financial. Premier Financial maintains an information privacy and security program that maintains reasonable measures designed to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law against any (i) loss or misuse of the data, (ii) unauthorized or unlawful operations performed upon the data, or (iii) other act or omission that compromises the security or confidentiality of the data.

(z) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Premier Financial has no Knowledge that any facts or circumstances exist, which would cause Premier Financial or any of its Subsidiaries to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law, or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. Except as disclosed in the Premier Financial Disclosure Schedule, Premier Financial has no Knowledge that would cause Premier Financial to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Premier Financial or any of its Subsidiaries to undertake any material remedial action. The Premier Financial Board (or, where appropriate, the governing bodies of its Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with the Patriot Act and such anti-money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and Premier Financial (or its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(aa) CRA Compliance. Neither Premier Financial nor any of its Subsidiaries has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and each of Citizens Bank and Premier Bank has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. Neither Premier Financial nor any of its Subsidiaries has Knowledge of any fact or circumstance or set of facts or circumstances which could cause Premier Financial or any of its Subsidiaries to receive notice of non-compliance with such provisions or cause the CRA rating of any Premier Financial Subsidiary to fall below “satisfactory.”

(bb) Related Party Transactions. Except as disclosed in Premier Financial Disclosure Schedule, neither Premier Financial nor any of its Subsidiaries has entered into any transactions with any Affiliate of Premier Financial or its Subsidiaries or any Affiliate of any director or officer of Premier Financial or its Subsidiaries (collectively, the “Related Parties”). None of the Related Parties presently (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of Premier Financial or any of its Affiliates, (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Premier Financial or any of its Subsidiaries uses or the use of which is necessary for conduct of their business, (iii) has brought any action against, or owes any amount to, Premier Financial or its Subsidiaries, or (iv) on behalf of Premier Financial or any of its Subsidiaries, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of Premier Financial or its Subsidiaries, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies). Section 5.01(bb) of the Premier Financial Disclosure Schedule contains a complete list of all contracts between Premier Financial, its Subsidiaries and any Related Party (collectively, the “Related Party Agreements”) entered into on or prior to the date of this Agreement or contemplated under this Agreement to be entered into before the Effective Date (other than those contracts entered into after the date of this Agreement for which Peoples has given its prior written consent). Neither Premier Financial nor its Subsidiaries is party to any transaction with any Related Party on other than arm’s-length terms.

(cc) Prohibited Payments. None of Premier Financial, or the Premier Financial Subsidiaries, or to the Knowledge of Premier Financial, any director, officer, employee, agent or other Person acting on behalf of Premier Financial or any of the Premier Financial Subsidiaries has, directly or indirectly, (i) used any funds of Premier Financial or any of the Premier Financial Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Premier Financial or any of the Premier Financial Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Premier Financial or any of the Premier Financial Subsidiaries, (v) made any fraudulent entry on the books or records of Premier Financial or any of the Premier Financial Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Premier Financial or any of the Premier Financial Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Premier Financial or any of the Premier Financial Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(dd) Fairness Opinion. The Premier Financial Board has received the written opinion of Piper Sandler, to the effect that, as of the date hereof, the Merger Consideration to be received by the Premier Financial shareholders in the Parent Merger is fair to the holders of Premier Financial Common Stock from a financial point of view.

(ee) Absence of Undisclosed Liabilities. Neither Premier Financial nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Premier Financial on a consolidated basis, except as disclosed in the financial statements in Premier Financial SEC Reports.

(ff) Material Adverse Effect. Premier Financial has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2020, that has had or could reasonably be expected to have a Material Adverse Effect on Premier Financial or any of its Subsidiaries.

(gg) Tax Treatment of Merger. As of the date of this Agreement, Premier Financial is not aware of any fact or state of affairs relating to Premier Financial that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code

(hh) Premier Financial Information. The information provided in writing by Premier Financial relating to Premier Financial and its Subsidiaries that is to be contained in the Registration Statement, the Joint Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by Premier Financial, and no statement by Premier Financial in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Peoples.

5.02 Representations and Warranties of Peoples. Except (a) as disclosed in the disclosure schedule delivered by Peoples to Premier Financial concurrently herewith to the extent applicable (the “Peoples Disclosure Schedule”); provided that (i) the mere inclusion of an item in the Peoples Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Peoples that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (ii) any disclosures made with respect to a section of Article V shall be deemed to qualify any other section of Article V specifically referenced or cross-referenced, or (b) as disclosed in any Peoples’ SEC Reports publicly filed with or furnished to the SEC by Peoples after January 1, 2021 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Peoples hereby represents and warrants to Premier Financial as follows:

(a) Organization, Standing and Authority.

(i) Peoples is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a financial holding company duly registered with the FRB under the BHCA. Peoples has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Peoples is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(ii) Except, in the case of clauses (B) and (C) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Peoples, each Subsidiary of Peoples (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (C) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Peoples to pay dividends or distributions, except, in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of Peoples Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Peoples, threatened.

(b) Capital Structure of Peoples. As of March 25, 2021, the authorized capital stock of Peoples consists of 24,000,000 Peoples Common Shares, of which 19,624,187 shares are outstanding and 50,000 shares of preferred stock, without par value, none of which are outstanding. The outstanding Peoples Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of the Agreement Date, Peoples has available the following number of Peoples Common Shares for issuance (i) 600,016 for the Peoples Equity Plan, (ii) 464,603 for its dividend reinvestment plan, (iii) 49,013 for the Peoples Board Deferred Compensation Plan, and (iv) 214,797 for the Peoples Employee Stock Purchase Plan. As As of March 25, 2021, 1,634,974 Peoples Common Shares were held in treasury by Peoples.

(c) Ownership of Premier Financial Common Stock. As of the date of this Agreement, Peoples and its Subsidiaries do not beneficially own any of the outstanding Premier Financial Common Stock.

(d) Authority; No Violation.

(i) Peoples has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Parent Merger and the Subsidiary Mergers have been duly and validly approved by the Board of Directors of Peoples. The Board of Directors Peoples has determined that the Parent Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Peoples and its shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement, and the transactions contemplated herein, including but not limited to the authorization of such additional Peoples Common Shares as are necessary to consummate the transactions contemplated hereby, by the affirmative vote of the holders of a majority of the outstanding shares of Peoples Common Shares (the “Requisite Peoples Vote”), and the adoption and approval of the Bank Merger Agreements by Peoples, as Peoples Bank sole shareholder, no other corporate proceedings on the part of Peoples are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Peoples and (assuming due authorization, execution and delivery by Peoples) constitutes a valid and binding obligation of Peoples, enforceable against Peoples in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization). The Peoples Common Shares to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Peoples will have any preemptive right or similar rights in respect thereof.

(ii) Neither the execution and delivery of this Agreement by Peoples, nor the consummation by Peoples of the transactions contemplated hereby, including the Merger and the Subsidiary Mergers, nor compliance by Peoples with any of the terms or provisions hereof, will (A) violate any provision of the Peoples Articles or the Peoples Regulations, or (B) assuming that the consents and approvals referred to in Section 5.02(e) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Peoples, any of the Peoples Subsidiaries or any of their respective properties or assets or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Peoples or any of the Peoples Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Peoples or any of the Peoples Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (2) above) for such violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Peoples.

(e) Consents and Regulatory Approvals.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Peoples or any of its Subsidiaries in connection with the execution, delivery or performance by Peoples of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, waivers or notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing of the Registration Statement, (C) Requisite Premier Financial Vote and Requisite Peoples Vote, (D) the filing of the certificate of merger with the OSS pursuant to the OGCL and articles of merger with the KSS pursuant to the KBCA, and filing the Subsidiary Merger Certificates, (E) any approvals and notices required with respect to the Peoples Common Shares to be issued as part of the Merger Consideration under the rules of NASDAQ and (f) the receipt of the approvals set forth in Section 7.01(b).

(ii) As of the date hereof, Peoples is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(f) SEC Reports.

(i) Peoples has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.

(ii) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Peoples pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “Peoples’ SEC Reports”) is publicly available. No such SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any Peoples’ SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Peoples’ SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(g) Financial Statements; Material Adverse Effect; Internal Controls.

(i) The financial statements of Peoples and its Subsidiaries included (or incorporated by reference) in Peoples’ SEC filings (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of Peoples and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Peoples and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (D) have been prepared in accordance with GAAP, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Peoples and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Ernst & Young LLP has not resigned (or informed Peoples that it intends to resign) or been dismissed as independent public accountants of Peoples as a result of or in connection with any disagreements with Peoples on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii) Neither Peoples nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Peoples included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2020 or (C) in connection with this Agreement and the transactions contemplated hereby.

(h) Regulatory Matters.

(i) Neither Peoples nor Peoples Bank nor any of their respective properties is a party to or is subject to a Regulatory Order from any Regulatory Authority.

(ii) Neither Peoples nor Peoples Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.

(i) Litigation. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples, no litigation, claim or other proceeding before any court or Governmental Authority is pending against Peoples or Peoples Bank, and, to Peoples’ Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Peoples.

(j) Compliance with Laws. Peoples and each of its Subsidiaries (i) are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, and (ii) have all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law, except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples and, to the Peoples’ Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing, and (iii) has not received any notification or communication from any Governmental Authority (A) asserting that Peoples or any of its Subsidiaries are not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor do any grounds for any of the foregoing exist). Peoples and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to Peoples or any of its Subsidiaries.

(k) Fairness Opinion. The Peoples Board has received the written opinion of Raymond James & Associates, Inc., as of the date hereof, as to the fairness from a financial point of view to Peoples of the Merger Consideration to be paid by Peoples in the Merger.

(l) Brokerage and Finder’s Fees. Except for Raymond James & Associates, Inc., Peoples has not engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(m) Takeover Laws. Peoples has taken all action required to be taken by Peoples in order to exempt this Agreement, the Support Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Support Agreements and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any Takeover Laws, and (ii) any applicable provisions of the Peoples Articles, the Peoples Regulations and/or the governing documents of Peoples Bank.

(n) Tax Treatment of Merger. As of the date of this Agreement, Peoples is not aware of any fact or state of affairs relating to Peoples that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code.

(o) Peoples Information. The information provided in writing by Peoples relating to Peoples and its Subsidiaries that is to be contained in the Registration Statement, the Joint Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by Peoples, and no statement by Peoples in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Premier Financial.

(p) Material Adverse Effect. Peoples has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2020, that has had or could reasonably be expected to have a Material Adverse Effect on Peoples or any of its Subsidiaries.

ARTICLE VI

Covenants

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Premier Financial and Peoples shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02 Shareholder Approvals.

(a) Each of Peoples and Premier Financial shall take all action necessary in accordance with applicable law and their respective organizational documents to duly call, give notice of, convene and, as soon as practicable after the Registration Statement is declared effective, hold a meeting of its shareholders and, except as otherwise provided herein, use its reasonable best efforts to take such other actions necessary to obtain the relevant shareholder approvals, in each case as promptly as practicable for the purpose of obtaining the Requisite Peoples Vote and the Requisite Premier Financial Vote. Each party shall cooperate and keep the other party informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement/Prospectus to the shareholders of each party. Each member of the Premier Financial Board shall have executed and delivered to Peoples a Support Agreement concurrently with the execution of this Agreement.

(b) Except in the case of an Acceptance of Superior Proposal permitted by Section 6.06, Premier Financial shall solicit, and use its reasonable best efforts to obtain, the Requisite Premier Financial Vote at the Premier Financial Meeting. Subject to Section 6.06(d), Premier Financial shall (i) through the Premier Financial Board, recommend to its shareholders adoption of this Agreement (the “Premier Financial Recommendation”), and (ii) include such recommendation in the Joint Proxy Statement/Prospectus. Premier Financial hereby acknowledges its obligation to submit this Agreement to its shareholders at the Premier Financial Meeting as provided in this Section 6.02. If requested by Peoples, Premier Financial will engage a proxy solicitor, reasonably acceptable to Peoples and at Peoples’ expense, to assist in the solicitation of proxies from shareholders relating to the Requisite Premier Financial Vote.

(c) Peoples shall solicit, and use its reasonable best efforts to obtain, the Requisite Peoples Vote at the Peoples Meeting. Peoples shall (i) through the Peoples Board, recommend to its shareholders adoption of this Agreement and approval of the authorization of such additional Peoples Common Shares as are necessary to consummate the transactions contemplated hereby, and (ii) include such recommendation in the Joint Proxy Statement/Prospectus.

6.03 Registration Statement; Joint Proxy Statement/Prospectus.

(a) Upon the execution and delivery of this Agreement, Peoples and Premier Financial shall promptly cause the Registration Statement to be prepared, and Peoples shall cause the Registration Statement to be filed with the SEC. Peoples and Premier Financial shall use their commercially reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Effective Time, any event relating to Premier Financial or Peoples is discovered by Premier Financial or Peoples, as applicable, which should be set forth in an amendment of, or a supplement to, the Registration Statement, the discovering party shall promptly inform the other party with all relevant information relating to such event, whereupon Peoples shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of Premier Financial and Peoples (if prior to the meetings of the shareholders pursuant to Section 6.02 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the shareholders entitled to vote at such meetings. Peoples shall also use reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Premier Financial shall furnish all information concerning Premier Financial and the holders of Premier Financial Common Stock as may be reasonably requested in connection with any such action. Premier Financial and Peoples shall each furnish the other with all information concerning each other and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement.

(b) Peoples and Premier Financial each agrees to use its commercially reasonable efforts and to cooperate with the other party in all reasonable respects to prepare the Joint Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to their respective shareholders.

(c) If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Joint Proxy Statement/Prospectus.

6.04 Public Announcements. Neither Premier Financial nor Peoples shall, and neither Premier Financial nor Peoples shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Peoples, in the case of a proposed announcement, statement or disclosure by Premier Financial, or Premier Financial, in the case of a proposed announcement, statement or disclosure by Peoples; provided that either Peoples or Premier Financial may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable law or by the rules of the SEC.

6.05 Access; Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Premier Financial shall, and shall cause each of its Subsidiaries to, afford Representatives of Peoples, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, Premier Financial shall, and shall cause its Subsidiaries to, make available to Peoples (i) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws, and (ii) all other information concerning its business, properties and personnel as Peoples may reasonably request, including periodic updates of the information provided in Section 5.01(hh). Premier Financial shall invite one Representative of Peoples selected by Peoples from time to time to attend, solely as observers, all meetings of the Premier Financial Board (and committees thereof) and Citizens Bank and Premier Bank boards after the date of this Agreement; provided, however, that in no event shall such Peoples Representative be invited to or permitted to attend any executive session of Premier Financial’s Board, Citizens Bank’s board or Premier Bank’s board or any meeting at which Premier Financial reasonably determines that such attendance is covered by or subject to the attorney-client privilege, inconsistent with the fiduciary obligations, Regulatory Authority laws and/or guidance or confidentiality requirements of the Premier Financial Board, Citizens Bank board or Premier Bank board, as applicable. Upon the reasonable request of Premier Financial, Peoples shall furnish such reasonable information about it and its business as is relevant to Premier Financial and its shareholders in connection with the transactions contemplated by this Agreement. Neither Premier Financial nor Peoples, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Neither Premier Financial nor Peoples will, nor shall either party’s Representatives, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.16.

(c) In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(d) During the period from the date of this Agreement to the Effective Time, as soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, Premier Financial will furnish to Peoples (i) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of Premier Financial or any of its Subsidiaries (to the extent available) as of and for such month then ended, (ii) internal management reports showing actual financial performance against plan and previous period, and (iii) to the extent permitted by applicable law, any reports provided to the Premier Financial Board or any committee thereof relating to the financial performance and risk management of Premier Financial or any of its Subsidiaries.

6.06 Acquisition Proposal.

(a) From the date of this Agreement through the first to occur of the Effective Time or the termination of this Agreement, Premier Financial shall not, and shall cause any of its Subsidiaries and the officers, directors, employees, advisors and other agents of Premier Financial and its Subsidiaries not to, directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or Group any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal, (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Premier Financial to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 6.06(a), if Premier Financial or any of its Representatives receives an unsolicited bona fide Acquisition Proposal that did not result from or arise in connection with a breach of Section 6.06(a), Premier Financial and its Representatives may take any action described in Section 6.06(a)(ii), if, and only if, the Premier Financial Board determines in good faith, after consultation with Premier Financial’s outside legal and financial advisors, that (i) such Acquisition Proposal constitutes or is reasonably capable of becoming a Superior Proposal, and (ii) the failure of the Premier Financial Board to take such action would cause the Premier Financial Board to violate its fiduciary duties to the shareholders of Premier Financial under applicable Law; provided, that Premier Financial receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the confidentiality terms of this Agreement.

(c) As promptly as practicable (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, Premier Financial shall (i) advise Peoples in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, (ii) shall promptly provide to Peoples a written summary of the material terms of such Acquisition Proposal, request or inquiry including the identity of the Person or Group making the Acquisition Proposal, and (iii) shall keep Peoples promptly apprised of any related developments, discussions and negotiations (including providing Peoples with a copy of all material documentation and correspondence relating thereto) on a current basis. Premier Financial agrees that it shall simultaneously provide to Peoples any information concerning Premier Financial that may be provided (pursuant to Section 6.06(b)) to any other Person or Group in connection with any Acquisition Proposal which has not previously been provided to Peoples.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Premier Financial Meeting, Premier Financial may accept or approve a Superior Proposal thereby withdrawing its recommendation of the Agreement (“Acceptance of Superior Proposal”), if and only if (x) from and after the date hereof, Premier Financial has complied with Sections 6.02 and 6.06, and (y) the Premier Financial Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would cause it to violate its fiduciary duties under applicable law; provided, that the Premier Financial Board may not effect a Acceptance of Superior Proposal unless:

(i) Premier Financial shall have received an unsolicited bona fide written Acquisition Proposal and the Premier Financial Board shall have concluded in good faith (after consultation with Premier Financial’s financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by Peoples;

(ii) Premier Financial shall have provided prior written notice to Peoples at least five business days in advance (the “Notice Period”) of taking such action, which notice shall advise Peoples that the Premier Financial Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including the identity of the Person or Group making the Superior Proposal);

(iii) during the Notice Period, Premier Financial shall, and shall cause its financial advisors and outside counsel to, negotiate with Peoples in good faith (to the extent Peoples desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv) the Premier Financial Board shall have concluded in good faith (after consultation with Premier Financial’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Peoples, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal, Premier Financial shall deliver a new written notice to Peoples giving rise to a new five business day Notice Period and shall again comply with the requirements of this Section 6.06(d) with respect to such new written notice.

(e) Nothing contained in this Agreement shall prevent Premier Financial from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Premier Financial Recommendation unless the Premier Financial Board reaffirms the Premier Financial Recommendation in such disclosure.

(f) As used in this Agreement:

(i) “Superior Proposal” means any bona fide written Acquisition Proposal on terms which the Premier Financial Board determines in good faith, after consultation with Premier Financial’s outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, including as to certainty and timing of consummation, would, if consummated, result in a transaction that is more favorable to the holders of Premier Financial Common Stock from a financial point of view than the terms of this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by Peoples); provided that for purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Acquisition Proposal or Acquisition Transaction shall be deemed to be references to “50% or more.”

(ii) “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to Premier Financial or publicly announced to Premier Financial’s shareholders) by any Person or Group (in each case other than Peoples or any of its Affiliates) relating to an Acquisition Transaction involving Premier Financial or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the purchase assets of which constitute 20% or more of the consolidated assets of Premier Financial as reflected on Premier Financial’s consolidated statement of condition prepared in accordance with GAAP.

(iii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving (A) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from Premier Financial by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than Peoples or any of its Affiliates, of 20% or more in interest of the total outstanding voting securities of Premier Financial or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or Group, other than Peoples or any of its Affiliates, beneficially owning 20% or more in interest of the total outstanding voting securities of Premier Financial or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving Premier Financial pursuant to which the shareholders of Premier Financial immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power), (B) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 20% or more of the consolidated assets, business, revenues, net income, assets or deposits of Premier Financial, or (C) any liquidation or dissolution of Premier Financial or any of its Subsidiaries.

6.07 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Support Agreements to be subject to requirements imposed by the Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Support Agreements and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, the Takeover Law, as now or hereafter in effect.

6.08 Certain Policies. Before the Effective Time, Premier Financial shall, upon the request of Peoples, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of Peoples, and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that Premier Financial shall not be obligated to take any such action pursuant to this Section 6.08 unless and until Peoples acknowledges that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)) and certifies to Premier Financial that Peoples’ representations and warranties, subject to Section 5.02, are true and correct as of such date and that Peoples is otherwise in material compliance with this Agreement; provided further, however, that Premier Financial shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be clearly inconsistent with GAAP. Premier Financial’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.

6.09 Regulatory Applications.

(a) Peoples and Premier Financial and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to allow Peoples to prepare, submit and file all applications and requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and/or authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. In exercising the rights under this Section 6.09, each of the parties hereto agrees to act reasonably and as promptly as practicable. Peoples agrees that it will consult with Premier Financial with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep Premier Financial apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities. Premier Financial shall have the right to review in advance, subject to applicable laws relating to the exchange of information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement. Notwithstanding the forgoing sentence, Premier Financial shall not have any right to review and/or inspect any competitively sensitive business or other proprietary information submitted by Peoples to any Regulatory Authority, including, but not limited to any business plan and/or financial data or analysis prepared by Peoples in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.

(b) Premier Financial agrees, upon request, to furnish Peoples with all information concerning itself, Citizens Bank and Premier Bank, and their directors, officers and shareholders and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of Peoples or any of its Subsidiaries to any Regulatory Authority.

(c) Premier Financial shall use reasonable best efforts to prepare and file all necessary documentation, notices or filings as may be required relative to Section 4.01(t) of the Premier Financial Disclosure Schedule to obtain, if applicable, as promptly as practicable all authorizations of Regulatory Authority which are necessary or advisable or otherwise cause to consummate the transactions contemplated in Section 4.01(t) of the Premier Financial Disclosure Schedule. Premier Financial agrees that it will consult with Peoples with respect to documentation, notices and/or filings required by this subsection and to keep Peoples apprised of the status of material matters relating to such notices and/or filings.

6.10 Employment Matters; Employee Benefits.

(a) It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give Premier Financial’s or any of its Subsidiaries’ employees any rights other than as employees at will under applicable law, and Premier Financial’s and its Subsidiaries’ employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of Premier Financial or any of its Subsidiaries who become employees of Peoples as a result of the Merger shall participate in either Premier Financial’s Compensation and Benefit Plans (for so long as Peoples determines necessary or appropriate) or in the employee benefit plans sponsored by Peoples for Peoples’ employees (with credit for their years of service with Premier Financial or its Subsidiaries for participation and vesting purposes under Peoples’ applicable plans, to the extent such plans permit), including credit for years of service and for seniority under vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans. In addition, to the extent Premier Financial’s employees participate in Peoples’ group health plan (instead of continued participation in Premier Financial’s group health plan), Peoples agrees to waive all restrictions and limitations for pre-existing conditions under Peoples’ group health plan and applicable insurance policy to the extent that Peoples’ group health plan and insurance policy permit such waiver.

(b) Subject to any applicable regulatory restrictions, Peoples shall pay to each employee of Premier Financial or its Subsidiaries who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of Premier Financial or any of its Subsidiaries immediately before the Effective Time, (iii) has been an employee of Premier Financial or any of its Subsidiaries for at least six months prior to the Effective Time, (iv) is not offered continued employment, or is not continually employed for nine months (except for termination for cause) by Peoples or any of its Subsidiaries after the Effective Time, and (v) who sign and deliver Peoples’ standard form of termination and release agreement, a severance amount equal to two weeks of pay, at their base rate of pay in effect at the time of termination, multiplied by the number of whole years of service of such employee with Premier Financial and Peoples or any of their Subsidiaries, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum within 14 days following the employee’s termination, provided that such employee has not been terminated for cause. For any employee of Premier Financial or its Subsidiaries participating in Premier Financial’s group health program at the Effective Time who is entitled to a severance payment, the employee will be able to purchase health insurance coverage at the full premium rate for the entire COBRA period.

(c) Prior to the Effective Date, but after the receipt of the last to be obtained of either the Requisite Premier Financial Vote and the regulatory approvals required by Section 7.01(b) of this Agreement, the Premier Financial Board shall adopt a resolution approving the termination of its and/or the applicable Subsidiaries’ 401(k) Plan(s) (the “Premier Financial 401(k) Plan”) effective as of a date immediately preceding the Effective Date. In addition, the Premier Financial Board shall approve the adoption of any amendments to the Premier Financial 401(k) Plan sufficient to terminate the Premier Financial 401(k) Plan immediately preceding the Effective Date and to provide for distributions in cash. Following the Effective Date, Peoples, as the successor in interest to Premier Financial, shall begin the process of requesting from the IRS a determination that the termination of the Premier Financial 401(k) Plan is in compliance with Section 401(a) of the Code (the “Determination Letter”) and distributing benefits under the Premier Financial 401(k) Plan to plan participants. Peoples agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits from the Premier Financial 401(k) Plan to the Peoples 401(k) plan for employees of Premier Financial and its Subsidiaries who continue as employees of Peoples and its Subsidiaries after the Effective Time, subject to the provisions of the Peoples 401(k) Plan.

(d)

(i) Immediately prior to the Effective Date, Premier Financial shall, or shall cause its Subsidiaries, to pay all employees for any accrued and unused sick leave that was carried over from any prior fiscal year.

(ii) For current 2021 fiscal year, each employee of Premier Financial and its Subsidiaries that continues with Peoples, or any of its Subsidiaries, will at the Effective Time be entitled to the greater of (A) the accrued and unused paid-time-off (whether in the form of sick or vacation leave) such employee has as of the Effective Time, or (B) the accrued and unused paid-time-off (whether in the form of sick or vacation leave) such employee would have for the same period had such employee been under Peoples policies and procedures.

(f) On or after the date hereof, Premier Financial shall have negotiated and executed a mutually agreed upon retention agreement with Robert W. Walker in consultation with Peoples.

(g) Immediately prior to the Effective Date, Premier Financial shall accrue any stay or retention bonuses to be payable to employees as permitted by Section 4.01(d) of this Agreement.

(h) On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by Premier Financial with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of Peoples, and Premier Financial shall consider in good faith revising such notice or communication to reflect any comments or advice that Peoples timely provides.

(i) Nothing in this Agreement shall confer upon any employee, director or consultant of Premier Financial or any of the Premier Financial Subsidiaries or affiliates any right to continue in the employ or service of Peoples, or any Peoples Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of Premier Financial, Peoples or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, director or consultant of Premier Financial or any of the Premier Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause (subject to the provisions of Article IV of this Agreement). Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including, without limitation, any current or former Employee, Director or Consultant of Premier Financial or any of the Premier Financial Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.11 Notification of Certain Matters; Disclosure Supplements.

(a) Peoples and Premier Financial (for purposes of this Section 6.11, the “Notifying Party”) shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition set forth in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.11 or the failure of any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VII to be satisfied.

(b) Peoples and Premier Financial shall each as soon as reasonably practical supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Peoples Disclosure Schedule and the Premier Financial Disclosure Schedule (as applicable) with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Peoples Disclosure Schedule or the Premier Financial Disclosure Schedule (as applicable) or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Peoples or Premier Financial (as applicable) contained herein materially incorrect, untrue or misleading. No supplement, amendment or update to the Peoples Disclosure Schedule or Premier Financial Disclosure Schedule (as applicable) shall (i) cure any breach of a representation or warranty existing as of the date of this Agreement or any breach of a covenant in this Agreement after the execution of this Agreement; or (ii) affect a party’s rights with respect to termination under Article VIII of this Agreement.

6.12 Data Conversion. From and after the date hereof, the parties shall use their commercially reasonable efforts to facilitate the integration of Premier Financial with the business of Peoples following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology system (the “Data Conversion”) to those used by Peoples. The parties agree to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion, with the goal of effecting the Data Conversion on or about September 2021. The parties agree to cooperate in preparing for the Data Conversion, including by providing reasonable access to data, information systems, and personnel having expertise with their and their respective Subsidiaries’ information and data systems.

6.13 Consents. Premier Financial shall use its commercially reasonable best efforts to obtain any required consents to the transactions contemplated by this Agreement.

6.14 Insurance Coverage. Premier Financial shall cause the policies of insurance listed in the Premier Financial Disclosure Schedule to remain in effect until the Effective Time.

6.15 Dividends. In the calendar quarter in which the Closing occurs, each of Peoples and Premier Financial shall coordinate with the other the declaration of any dividends in respect of Peoples Common Shares and Premier Financial Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Premier Financial Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Premier Financial Common Stock and any shares of Peoples Common Share any such holder receives in exchange therefor in the Merger.

6.16 Confidentiality. Except for the use of information in connection with the Joint Proxy Statement/Prospectus described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Premier Financial and Peoples pursuant to the terms of this Agreement shall be kept in strictest confidence and not used for any purpose other than a mutually acceptable transaction contemplated hereby; provided that, subsequent to the mailing of the Joint Proxy Statement/Prospectus to the shareholders of each party, this Section 6.16 shall not apply to Information included in the Joint Proxy Statement/Prospectus to be sent to the shareholders of each party under Section 6.03. Premier Financial and Peoples agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Premier Financial and Peoples agree to hold the Information in strictest confidence and shall not use such Information for any purpose other than a mutually acceptable transaction contemplated hereby, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Premier Financial or Peoples to fulfill its obligations hereunder, (ii) is demonstrated as already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. In the event the transactions contemplated by this Agreement are not consummated, Premier Financial and Peoples agree to return all copies of the Information (including all copies, summaries, memorandum thereof) provided to the other promptly and destroy all electronic copies of such Information.

6.17 Regulatory Matters. Peoples, Premier Financial and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by Premier Financial or any Subsidiary with, or a commitment letter, board resolution or similar submission by Premier Financial or any Subsidiary to, or supervisory letter from any Regulatory Authority to Premier Financial or Subsidiary, to the satisfaction of such Regulatory Authority.

6.18 Indemnification.

(a) For a period of six years after the Effective Time, Peoples shall indemnify each Person who served as a director or officer of Premier Financial on or after the date of this Agreement and before the Effective Time, to the fullest extent provided by the Premier Financial Articles and the Premier Financial Bylaws, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of Premier Financial; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws.

(b) Before the Effective Date, Premier Financial shall procure, at the expense of Peoples, a policy of officers’ and directors’ and company liability insurance with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time as currently maintained by Premier Financial (“Tail Policy”) to be effective for a period of up to six years following the Effective Time, on terms no less advantageous than those contained in Premier Financial’s existing directors’ and officers’ and company’s liability insurance policy; provided, however that Peoples shall not be obligated to expend an amount more than 200% of the current annual amount expended by Premier Financial (the “Premium Cap”).

6.19 Environmental Assessments. Premier Financial hereby agrees to permit Peoples to engage, at the expense of Peoples, a qualified consultant, mutually agreeable to Premier Financial and Peoples, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-05 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice (“Phase I”) of each parcel of real estate owned by Premier Financial or any Subsidiary, including real estate acquired by Citizens Bank or Premier Bank upon foreclosure.

6.20 Exemption From Section 16(b) Liability. Premier Financial and Peoples agree that, in order to most effectively compensate and retain those officers and directors of Premier Financial subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Premier Financial Insiders”), both before and after the Effective Time, it is desirable that Premier Financial Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Premier Financial Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.20. Premier Financial shall deliver to Peoples in a reasonably timely fashion before the Effective Time accurate information regarding the Premier Financial Insiders, and the Peoples Board and Premier Financial Board, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall before the Effective Time take all steps as may be necessary or appropriate to cause (a) in the case of Premier Financial, any dispositions of Premier Financial Common Stock by Premier Financial Insiders and (b) in the case of Peoples, any acquisitions of Peoples Common Shares by any Premier Financial Insiders who, immediately following the Merger, will be officers or directors of Peoples subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.21 Litigation and Claims. Each of Peoples and Premier Financial shall, to the extent permitted under applicable law and regulation, promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the knowledge of Peoples or Premier Financial, as applicable, threatened against Peoples, Premier Financial or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Subsidiary Merger Agreements or the other agreements contemplated hereby or thereby or any actions taken or to be taken by against Peoples, Premier Financial or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Premier Financial shall give Peoples the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Premier Financial and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Premier Financial’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.22 NASDAQ Listing. Peoples shall cause the Peoples Common Shares to be issued in the Merger to be approved for listing on the Nasdaq – Global Select Market® as of the Effective Time.

6.23 Centurion Insurance Services, LLC Premier Financial owns a forty percent (40%) interest in Centurion Insurance Services, LLC, a West Virginia limited liability company and insurance brokerage agency (“Centurion”). On or before the Effective Date, and in all cases subject to applicable law, Premier Financial shall take, or cause to be taken, all such actions necessary to ensure the sale, transfer and divestiture of its interest in Centurion either to other member(s) of Centurion or to Centurion in exchange, pursuant to the Operating Agreement of Centurion, of Premier Financial’s interest in the Centurion and use commercially reasonable efforts to negotiate and obtain the highest valuation and price for its interest in Centurion, (“Centurion Divestiture”). Premier Financial shall change designation of agency on any existing insurance policies of Premier Financial from Centurion to an entity designated by Peoples. Premier Financial agrees it shall consult with Peoples with respect to negotiating the Centurion Divestiture and the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Centurion Divestiture, and Premier Financial will keep Peoples apprised of the status of matters relating to the Centurion Divestiture. Premier Financial shall give Peoples and/or its counsel the opportunity to attend and participate in such meetings and discussions relating to Centurion Divestiture, subject to applicable Law. The form of any and all agreements, certificates and other documentation relating to the Centurion Divestiture shall be subject to the prior approval of Peoples.

6.24 Absence of Control. It is the intent of the parties to this Agreement that Peoples, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, Premier Financial or any of its Subsidiaries and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Premier Financial or any of its Subsidiaries. Prior to the Effective Time, Premier Financial shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.25 Board Seat. At or promptly following the Effective Time, Peoples shall increase by one (1) the number of directors constituting the Peoples Board and appoint one (1) member of the Premier Financial Board to the Peoples Board, whom shall be selected by Peoples subject to its standard corporate governance practices, after consultation with Premier Financial and conducting standard director evaluation process. Peoples shall, subject to its standard corporate governance practices, nominate and recommend such appointee for election at the next applicable annual meeting of the shareholders of Peoples to serve for a one-year term.

6.26 Amendments to Related Party Agreements. Before the Effective Time, Premier Financial shall cause each Related Party Agreements identified on Section 5.01(bb) of the Premier Financial Disclosure Schedule (the “Amended Related Party Agreements”) to be amended in writing to reflect terms and provisions reasonably satisfactory to Peoples, in its sole discretion. Premier Financial or its Subsidiaries, as the case may be, shall, and shall cause each counterparty to an Amended Related Party Agreement to, execute and deliver a written amendment with respect to the Amended Related Party Agreement in form and substance satisfactory to Peoples, in its sole discretion (the “Related Party Amendments”).

6.27 Termination of Related Party Agreements. Before the Effective Time, Premier Financial shall cause the Related Party Agreement(s) identified on Section 5.01(bb) of the Premier Financial Disclosure Schedule (the “Terminated Related Party Agreement”) to be terminated in writing and to be of no further force and effect as of the Effective Time. Premier Financial or its Subsidiaries, as the case may be, shall, and shall cause the counterparty to the Terminated Related Party Agreement to, execute and deliver a written termination and unconditional and irrevocable release with respect to the Terminated Related Party Agreement in form and substance satisfactory to Peoples, in its sole discretion (the “Related Party Termination”).

ARTICLE VII

Conditions to Consummation of the Merger; Closing

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Peoples and Premier Financial to consummate the Merger is subject to the fulfillment or written waiver by Peoples and Premier Financial prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of Premier Financial and Peoples, and the shareholders of Peoples shall have duly adopted and approved the authorization of such additional Peoples Common Shares as are necessary to consummate the transactions contemplated hereby.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the Peoples Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on Peoples and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the Peoples Board reasonably determines would either before or after the Effective Time be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to Premier Financial and/or its Subsidiaries, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on Peoples and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(c) Listing of Peoples Common Shares. The Peoples Common Shares to be issued in the Merger shall have been authorized for listing on the Nasdaq – Global Select Market®.

(d) Effectiveness of Registration Statement and Joint Proxy Statement/Prospectus. The Registration Statement and Joint Proxy Statement/Prospectus shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order by the SEC.

7.02 Conditions to Obligation of Premier Financial. The obligation of Premier Financial to consummate the Merger is also subject to the fulfillment or written waiver by Premier Financial prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Peoples set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Premier Financial shall have received a certificate, dated the Effective Date, signed on behalf of Peoples, by the Chief Executive Officer of Peoples to such effect.

(b) Performance of Obligations of Peoples. Peoples shall have performed in all material respects all obligations required to be performed by Peoples under this Agreement at or prior to the Effective Time, and Premier Financial shall have received a certificate, dated the Effective Date, signed on behalf of Peoples by the Chief Executive Officer of Peoples to such effect.

(c) No Termination. This Agreement has not been terminated by Premier Financial pursuant to Section 8.01(g).

(d) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Peoples.

7.03 Conditions to Obligation of Peoples. The obligation of Peoples to consummate the Merger is also subject to the fulfillment or written waiver by Peoples prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Premier Financial set forth in this Agreement shall be true and correct, subject to Section 5.01, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Peoples shall have received a certificate, dated the Effective Date, signed on behalf of Premier Financial, by the Chief Executive Officer of Premier Financial to such effect.

(b) Performance of Obligations of Premier Financial. Premier Financial shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Peoples shall have received a certificate, dated the Effective Date, signed on behalf of Premier Financial by the Chief Executive Officer of Premier Financial to such effect.

(c) Consents. Premier Financial shall have obtained the consent or approval of each Person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any Loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in Peoples’ reasonable estimate have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.

(d) FIRPTA Certification. Peoples shall have received a statement executed on behalf of Premier Financial, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) (in a form reasonably acceptable to Peoples certifying that Premier Financial Common Stock does not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury regulations promulgated thereunder.

(e) Dissenting Shares. The holders of not more than 5% of the outstanding Premier Financial Common Stock shall have perfected their dissenters’ rights in accordance with the KBCA.

(f) Real Estate. There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any Government Authority with respect to any real estate owned by Premier Financial or any of its Subsidiaries, including real estate acquired in connection with foreclosure. Either (i) the results of each Phase I as reported shall be satisfactory to Peoples, or (ii) any violation or potential violation of the representations and warranties contained in Section 5.01(o) of this Agreement disclosed in a Phase I report shall have been remedied by Premier Financial or any of its Subsidiaries to the reasonable satisfaction of Peoples.

(g) Tail Policy. Premier Financial shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.18(b).

(h) Centurion Divestiture. The transactions contemplated by the Centurion Divestiture shall have been completed in a manner and pursuant to documentation reasonably acceptable to Peoples.

(i) Estoppel Certificates. Premier Financial shall have delivered to Peoples an estoppel certificate, in such form as is acceptable to Peoples, for each lease agreement set forth in Section 5.01(t) of the Premier Financial Disclosure Schedule from the applicable counterparty.

(j) Retention Agreement. Premier Financial shall have negotiated and executed a mutually agreed upon retention agreement with Robert W. Walker as of the Effective Date with the consent of Peoples.

(k) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Premier Financial.

(l) Amended Related Party Agreements. Peoples shall have received copies of the Related Party Amendments duly executed by Premier Financial and the counterparties to the Amended Related Party Agreements.

(m) Terminated Related Party Agreement. Peoples shall have received a copy of the Related Party Termination duly executed by Premier Financial and the counterparty to the Terminated Related Party Agreement.

ARTICLE VIII

Termination

8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) At any time prior to the Effective Time, by the mutual written consent of Peoples and Premier Financial, if the board of directors of each so determines by vote of a majority of the members of its entire board.

(b) At any time prior to the Effective Time, by Peoples or Premier Financial upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of the entire board, in the event of either (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, in the reasonable opinion of the non-breaching party, to result in a Material Adverse Effect.

(c) At any time prior to the Effective Time, by Peoples or Premier Financial upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Parent Merger is not consummated by December 31, 2021, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d) By Premier Financial or Peoples upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied and the denial has become final and nonappealable, (ii) any Governmental Authority whose approval is required for consummation of the Merger and the other transactions contemplated by this Agreement shall have requested, directed or advised Peoples or Premier Financial to withdraw its application for approval of the Merger, or (iii) any Governmental Authority of competent jurisdiction shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Parent Merger or the Subsidiary Mergers.

(e) By either Premier Financial or Peoples if the Requisite Premier Financial Vote shall not have been obtained at the Premier Financial Meeting duly convened therefor or at any adjournment or postponement thereof; provided, that no party may terminate this Agreement pursuant to this Section 8.01(e) if the party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that primarily caused the failure to obtain the Requisite Premier Financial Vote at the Premier Financial Meeting or at any adjournment or postponement thereof.

(f) By:

(i) Premier Financial if (A) the Premier Financial Board (or a duly authorized committee thereof) has authorized an Acceptance of Superior Proposal, and (B) Premier Financial has complied in all respects with Section 6.06; provided, that the right of Premier Financial to terminate this Agreement pursuant to this Section 8.01(f) is conditioned on and subject to the prior payment by Premier Financial to Peoples of the Termination Fee in accordance with Section 8.02(b). Any purported termination pursuant to this Section 8.01(f) shall be void and of no force or effect if Premier Financial shall not have paid and Peoples shall not have received the Termination Fee; or

(ii) Peoples prior to the time the Requisite Premier Financial Vote is obtained, if (A) the Premier Financial Board shall have (1) failed to include the Premier Financial Recommendation in the Joint Proxy Statement/Prospectus, or withdrawn, modified or qualified the Premier Financial Recommendation in a manner adverse to Peoples, or publicly disclosed that it intends to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal that has been publicly disclosed within five (5) business days after the commencement of the tender or exchange offer, in any case whether or not permitted by the terms hereof or (2) recommended or endorsed an Acquisition Proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to the Acquisition Proposal within five (5) business days after an Acquisition Proposal is publicly announced, or (B) Premier Financial or its Board of Directors has breached its obligations under Section 6.02 or Section 6.06 in any material respect.

(g) By written notice of Premier Financial to Peoples if, and only if, both of the following conditions are satisfied at any time during the five-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:

(i) the Peoples Market Value on the Determination Date is less than the Peoples Market Price multiplied by 0.80; and

(ii) the number obtained by dividing the Peoples Market Value on the Determination Date by the Peoples Market Price shall be less than the Index Ratio minus 0.20;

Subject, however, to the following three sentences: If Premier Financial elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to Peoples. During the five business day period commencing with Peoples’ receipt of such notice, Peoples shall have the option to increase the Exchange Ratio to equal a quotient, the numerator of which is equal to the product of the Peoples Market Price, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20 and the denominator of which is equal to the Peoples Market Value on the Determination Date. If within such five business day period, Peoples delivers written notice to Premier Financial that it intends to proceed with the Parent Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies Premier Financial of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:

“Determination Date” shall mean any date following the first date on which all regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) and prior to the Effective Date.

“Final Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the Determination Date.

“Index” means the Nasdaq Bank Index or, if such Index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means $4,635.05 the closing value of the Index on March 26, 2021.

“Peoples Market Price” shall mean the volume average weighted closing sale price of a Peoples Common Share on The Nasdaq Global Select Market® during the 20 consecutive trading days immediately preceding the date of this Agreement.

“Peoples Market Value” means, as of any specified date, the average of the volume weighted daily closing sales prices of a share of Peoples Common Shares as reported on The Nasdaq Global Select Market® for the ten consecutive trading days immediately preceding such specified date.

8.02 Effect of Termination and Abandonment; Enforcement of Agreement.

(a) In the event of termination of this Agreement pursuant to Section 8.01, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) Section 6.16, this Section 8.02, and Article IX shall survive any termination of this Agreement; and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Peoples nor Premier Financial shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement occurring prior to termination.

(b) In the event that:

(i)(A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management or the Premier Financial Board or has been made directly to the Premier Financial shareholders generally or any Person shall have publicly announced (and, in each case, not unconditionally withdrawn) an Acquisition Proposal with respect to Premier Financial, and (1) this Agreement is terminated by either Peoples or Premier Financial pursuant to Section 8.01(f), or (2) thereafter this Agreement is terminated by Peoples pursuant to Section 8.01(b) as a result of a willful breach by Premier Financial; and (B) prior to the date that is twelve (12) months after the date of the termination of this Agreement, Premier Financial enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Premier Financial shall, on the earlier of the date it enters into the definitive agreement and the date of consummation of the transaction, pay Peoples, by wire transfer of same day funds (to an account designated in writing by Peoples), a fee equal to $11,000,000 (the “Termination Fee”); and

(ii) this Agreement is terminated by Premier Financial or Peoples pursuant to Section 8.01(f), then Premier Financial shall pay Peoples, by wire transfer of same day funds (to an account designated in writing by Peoples), the Termination Fee no later than two (2) business days after the termination of this Agreement.

(c) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 8.01 under circumstances where the Termination Fee is payable to Peoples and paid in full by Premier Financial pursuant to this Section 8.02, the payment of such Termination Fee shall be the sole and exclusive remedy available to Peoples and the maximum aggregate liability of Premier Financial with respect to this Agreement and the transactions contemplated by this Agreement, and Premier Financial shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Peoples or any of its Affiliates or Representatives.

(d) Premier Financial acknowledges that the agreements contained in Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Peoples would not enter into this Agreement; accordingly, if Premier Financial fails promptly to pay Termination Fee, and, in order to obtain the payment Peoples commences a suit which results in a judgment against Premier Financial for payment of any such amount, Premier Financial shall pay the costs and expenses of Peoples (including reasonable attorneys’ fees and expenses) in connection with the suit. In addition, if Premier Financial fails to pay the Termination Fee, then Premier Financial shall pay interest on the overdue amounts (for the period commencing as of the date that the overdue amount was originally required to be paid and ending on the date that the overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in the Wall Street Journal) in effect on the date on which the payment was required to be made for the period commencing as of the date that the overdue amount was originally required to be paid. The Termination Fee constitutes liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach of this Agreement, shall be (together with the amounts specified in this Section 8.02(d)) the sole monetary remedy of Peoples in the event of a termination of this Agreement specified in the section under circumstances where the Termination Fee is payable and is paid in full.

ARTICLE IX

Miscellaneous

9.01 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.02 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Premier Financial Vote or the Requisite Peoples Vote; provided, however, that after the receipt of the Requisite Premier Financial Vote or the Requisite Peoples Vote, there may not be, without further approval of such shareholders of Premier Financial or Peoples, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.

9.03 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Premier Financial Vote or the Requisite Peoples Vote, there may not be, without further approval of such shareholders of Premier Financial or Peoples, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.04 Counterparts. This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.05 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a Regulatory Authority) by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.06 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law principles. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in Columbus, Franklin County, Ohio (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.06.

9.07 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.07.

9.08 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.09 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (ii) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Premier Financial, to:	Premier Financial Bancorp, Inc. 2883 Fifth Avenue Huntington, West Virginia 25702 Attention: Robert W. Walker, President & CEO Email: bob.walker@pfbiwv.com

With a copy to:	Jackson Kelly PLLC 500 Lee Street Suite 1600 Charleston, West Virginia 25301-3202 Attention: Charles Dunbar and Mark Mangano Email: cdunbar@jacksonkelly.com

If to Peoples, to:	Peoples Bancorp Inc. 138 Putnam Street Marietta, Ohio 45750 Attention: Charles W. Sulerzyski, President & CEO Email: csulerzyski@pebo.com

With a copy to:	Peoples Bancorp Inc. 138 Putnam Street Marietta, Ohio 45750 Attention: M. Ryan Kirkham, Executive Vice President/General Counsel Email: Ryan.Kirkham@pebo.com

9.10 Entire Understanding. This Agreement, the Support Agreements and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Support Agreements or any such separate agreement).

9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.12 Interpretation.The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement.

9.13 Specific Performance. Except as otherwise specifically provided herein, the parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

AGREEMENT AND PLAN OF MERGER

Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PREMIER FINANCIAL BANCORP, INC.

By	/s/ Robert W. Walker
Robert W. Walker, President and CEO

PEOPLES BANCORP INC.

By	/s/ Charles W. Sulerzyski
Charles W. Sulerzyski, President and CEO

ANNEX B

SECTIONS 271B.13-010 THROUGH 271B.13-310 OF THE

KENTUCKY BUSINESS CORPORATION ACT

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

271B.13-010. Definitions for subtitle.

As used in this subtitle:

(1) ”Corporation” means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, “corporation” shall mean the surviving corporation.

(2) ”Dissenter” means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

(3) ”Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), “fair value” shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

(4) ”Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) ”Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) ”Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) ”Shareholder” means the record shareholder or the beneficial shareholder.

271B.13-020. Right to dissent.

(1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party:

1. If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(d) Consummation of a plan of conversion of the corporation into a limited liability company or statutory trust;

(e) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

4. Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

5. In a public benefit corporation, changes the public benefit provisions;

(f) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2);

(g) Any election by a corporation to become a public benefit corporation or pursuant to the merger of a corporation with and into a public benefit corporation; or

(h) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement except by an application for injunctive relief prior to the consummation of the corporate action.

271B.13-030. Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(a) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

271B.13-200. Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders’ meeting upon request of that shareholder.

(2) If corporate action creating dissenters’ rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in KRS 271B.13-220.

271B.13-210. Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Shall not vote his shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

271B.13-220. Dissenters’ notice.

(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenter’s notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

(2) The dissenters’ notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this subtitle.

271B.13-230. Duty to demand payment.

(1) A shareholder who is sent a dissenters’ notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, shall not be entitled to payment for his shares under this subtitle.

271B.13-240. Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

271B.13-250. Payment.

(1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(2) The payment shall be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated; and

(d) A statement of the dissenter’s right to demand payment under KRS 271B.13-280.

271B.13-260. Failure to take action.

(1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under KRS 271B.13-220 and repeat the payment demand procedure.

271B.13-270. After-acquired shares.

(1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under KRS 271B.13-280.

271B.13-280. Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation’s offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

(a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

ANNEX C

March 24, 2021

Board of Directors

Premier Financial Bancorp, Inc.

2883 Fifth Avenue

Huntington, WV 25702

Ladies and Gentlemen:

Premier Financial Bancorp, Inc. (“Premier Financial”) and Peoples Bancorp Inc. (“Peoples”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Premier Financial will merge with and into Peoples with Peoples as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of common stock, no par value, of Premier Financial (“Premier Financial Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of Premier Financial Common Stock as specified in the Agreement, shall be converted into and exchanged for the right to receive 0.58 of a share (the “Exchange Ratio”) of common stock, without par value, of Peoples (“Peoples Common Stock”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Premier Financial Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated March 23, 2021; (ii) certain publicly available financial statements and other historical financial information of Premier Financial that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Peoples that we deemed relevant; (iv) certain internal financial projections for Premier Financial for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Premier Financial; (v) publicly available mean analyst earnings per share and dividend per share estimates for Peoples for the years ending December 31, 2021 and December 31, 2022, with long-term annual earnings per share and balance sheet growth rates for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Peoples for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Peoples; (vi) the pro forma financial impact of the Merger on Peoples based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Peoples; (vii) the publicly reported historical price and trading activity for Premier Financial Common Stock and Peoples Common Stock, including a comparison of certain stock trading information for Premier Financial Common Stock and Peoples Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Premier Financial and Peoples with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Premier Financial and its representatives the business, financial condition, results of operations and prospects of Premier Financial and held similar discussions with certain members of the senior management of Peoples and its representatives regarding the business, financial condition, results of operations and prospects of Peoples.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Premier Financial, Peoples or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Premier Financial and Peoples that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Premier Financial or Peoples. We render no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of Premier Financial or Peoples. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Premier Financial or Peoples, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Premier Financial or Peoples. We have assumed, with your consent, that the respective allowances for loan losses for both Premier Financial and Peoples are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for Premier Financial for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Premier Financial. In addition, Piper Sandler used publicly available mean analyst earnings per share and dividend per share estimates for Peoples for the years ending December 31, 2021 and December 31, 2022, with long-term annual earnings per share and balance sheet growth rates for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Peoples for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Peoples. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Peoples. With respect to the foregoing information, the respective senior managements of Premier Financial and Peoples confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgements of those respective senior managements as to the future financial performance of Premier Financial and Peoples, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Premier Financial’s or Peoples’ assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Premier Financial and Peoples will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Premier Financial, Peoples, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Premier Financial has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Premier Financial Common Stock or Peoples Common Stock at any time or what the value of Peoples Common Stock will be once it is actually received by the holders of Premier Financial Common Stock.

We have acted as Premier Financial’s financial advisor in connection with the Merger and will receive an advisory fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Premier Financial has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to Premier Financial in the two years preceding the date hereof, nor has Piper Sandler provided any investment banking services to Peoples in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Premier Financial and Peoples. We may also actively trade the equity and debt securities of Premier Financial and Peoples for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Premier Financial in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Premier Financial as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Premier Financial Common Stock and does not address the underlying business decision of Premier Financial to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Premier Financial or the effect of any other transaction in which Premier Financial might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Premier Financial officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Joint Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Premier Financial Common Stock from a financial point of view.

Very truly yours,

ANNEX D

March 26, 2021

Board of Directors

Peoples Bancorp Inc.

138 Putnam Street

Marietta, OH 45750

Members of the Board of Directors:

We understand that Premier Financial Bancorp, Inc. (the “Target”) and Peoples Bancorp Inc. (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Target will be merged with and into the Company (the “Transaction”), followed by the merger of the Target’s banking subsidiaries, Premier Bank, Inc. and Citizens Deposit Bank & Trust, with and into Peoples Bank, and that, in connection with the Transaction, each outstanding share of common stock, no par value, of the Target (the “Common Shares”), other than treasury shares and shares properly asserting the right to dissent, will be converted into the right to receive 0.58 shares of common stock, no par value, of the Company (the “Exchange Ratio”). The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Exchange Ratio to be paid by the Company in the Transaction pursuant to the Agreement is fair from a financial point of view to the Company. For purposes of this Opinion, and with your consent, we have assumed that as of the date of this Opinion there are approximately 14.7 million Common Shares issued and outstanding of the Target and approximately 19.6 million shares of common stock, no par value, of the Company issued and outstanding.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger, dated as of March 25, 2021 (the “Agreement”);

2.

reviewed certain information related to the historical condition and prospects of the Target and the Company, as made available to Raymond James by or on behalf of the Company, including, but not limited to, (a) financial projections for the Target for the periods ending December 31, 2021 through 2025, prepared by the management of the Target and approved by you for use by Raymond James (the “Target Projections”), (b) financial projections for the Company for the periods ending December 31, 2021 through 2025 prepared by the Company based on analyst consensus estimates and long-term growth rates, and approved by you for use by Raymond James (together with the Target Projections, the “Projections”), and (c) certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects, and other synergies expected to result from the Transaction, as prepared by management of the Company and approved by you for use by Raymond James (the “Synergies”);

3.

reviewed the Target’s and the Company’s audited financial statements for years ended December 31, 2020, 2019, and 2018 and the Target’s and the Company’s unaudited financial statements for the quarterly periods ended September 30, 2020, June 30, 2020, and March 31, 2020;

4.	reviewed the Target’s and the Company’s recent public filings and certain other publicly available information regarding the Target and the Company;

5.	reviewed the financial and operating performance of the Target and the Company and those of other selected public companies that we deem to be relevant;

6.	considered certain publicly available financial terms of certain transactions we deem to be relevant;

7.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

8.

received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) of the Company and the Target provided to, or discussed with, Raymond James by or on behalf of the Company;

9.

discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of the Target and the Company and the financial condition and future prospects and operations of the Target and the Company; and

10.	reviewed certain potential pro forma financial effects of the Transaction on the Company.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or the Target or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Target is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Target is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Target. We are not experts in generally accepted accounting principles in the Unites States (GAAP) in general and also specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for loan and lease losses or any other reserves; accordingly, we have assumed that such allowances and reserves are in the aggregate adequate to cover such losses. With respect to the Projections, Synergies and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections, Synergies and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of each of the Company and the Target, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of our review. We express no opinion with respect to the Projections or Synergies, or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft dated March 25, 2021 and reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction, the Target or the Company that would be material to our analyses or this Opinion.

As contemplated by the Agreement, we have assumed that the Transaction will qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance issued thereunder.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of March 25, 2021, and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Target since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Company with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. We did not solicit indications of interest with respect to a transaction involving the Company nor did we advise the Company with respect to its strategic alternatives. This letter does not express any opinion as to the likely trading range of the Company’s stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company at that time. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to be paid by the Company in the Transaction pursuant to the Agreement.

As the Board is aware, there is significant uncertainty as to the potential direct and indirect business, financial, legal, economic and social implications and consequences of the coronavirus and associated illnesses and the actions and measures that countries, governments, regulatory agencies, central banks, international financing and funding organizations, stock markets, businesses and individuals have taken and may take to address the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”). Raymond James expresses no opinion or view as to the potential impact of the Pandemic Effects on our analysis, this Opinion, the Transaction, the Company or the Target. As the Board is also aware, the credit, financial and stock markets have been experiencing and do experience unusual volatility from time to time and Raymond James expresses no opinion or view as to any potential effects of such volatility on the Transaction, the Company, or the Target. This Opinion does not purport to address potential developments in any such credit, financial and stock markets after the date hereof.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Company, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company, the Target and the Transaction, including, without limitation, that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

In formulating our opinion, we have considered only what we understand to be the Exchange Ratio to be paid by the Company as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any person or entity (including any of the Target’s officers, directors or employees) or class of any persons and/or entities, whether relative to the consideration to be paid by the Company or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company or the Target, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s, the Target’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s, the Target’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the

Company or the Target or the ability of the Company or the Target to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and the Target for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date hereof, (i) an affiliate of Raymond James had a lending relationship with the Company, for which such affiliate received fees, (ii) an affiliate of Raymond James provided, and continues to provide, services to the Company and its affiliates relating to its wealth management business, for which the Raymond James affiliate has received commissions and fees, (iii) Raymond James has engaged in, and may continue to engage in, fixed income and other trading activity with Peoples Bank, a subsidiary of the Company, for which it has earned income, (iv) Raymond James provided investment banking advisory services to the Company on the acquisition of First Prestonsburg Bancshares, Inc. and the acquisition of certain assets of Triumph Premium Finance, for which Raymond James was paid fees. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company or other participants in the Transaction in the future, for which Raymond James may receive compensation.

It is understood that this letter is for the information of the Board of the Company (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to the Board or any shareholder of the Company or the Target regarding how said director or shareholder should act or vote with respect to the proposed Transaction or any other matter. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to the Board or any such party. This Opinion may not be disclosed, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and included with a proxy statement/prospectus used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement/prospectus.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be paid by the Company in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

ANNEX E

PROPOSED AMENDMENT TO THE AMENDED ARTICLES OF INCORPORATION

OF

PEOPLES BANCORP INC.

FOURTH: The authorized number of shares of the Corporation shall be Fifty Million Fifty Thousand (50,050,000), consisting of Fifty Million (50,000,000) common shares, each without par value (the “common shares”), and Fifty Thousand (50,000) preferred shares, each without par value (the “preferred shares”).

E-1

Part II

Information Not Required In Prospectus

Item 20.	Indemnification of Directors and Officers.

(a) Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6) The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

(b) Regulations of Peoples

The Amended Regulations of Peoples contain the following provisions with respect to the indemnification of directors and officers:

Article Five – Indemnification and Insurance

Section 5.01. Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

Section 5.02. Court-Approved Indemnification. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

(A) the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

(B) the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

Section 5.03. Indemnification for Expenses. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by him in connection therewith.

Section 5.04. Determination Required. Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Washington County, Ohio or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time [including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04]; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten (10) days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

Section 5.05. Advances for Expenses. Expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) incurred in defending any action, suit or proceeding referred to in

Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

(A) if it shall ultimately be determined as provided in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or

(B) if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

Section 5.06. Article Five Not Exclusive. The indemnification provided by this Article Five shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person

Section 5.07. Insurance. The corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Five. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

Section 5.08. Certain Definitions. For purposes of this Article Five, and as examples and not by way of limitation:

(A) A person claiming indemnification under this Article Five shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

(B) References to an “other enterprise” shall include employee benefit plans; references to a “fine” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” within the meaning of that term as used in this Article Five.

Section 5.09. Venue. Any action, suit or proceeding to determine a claim for indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Washington County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Washington County, Ohio in any such action, suit or proceeding.

(c) Insurance

Peoples maintains insurance policies under which directors and officers of Peoples are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of Peoples.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

See Index to Exhibits below.

(b) Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under related instructions or are inapplicable and, therefore, have been omitted.

Item 22.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)

That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus which forms a part of the registration statement pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

INDEX TO EXHIBITS

Exhibit Number	Description	Exhibit Location

2.1	Agreement and Plan of Merger, dated as of March 26, 2021, as amended, by and between Peoples Bancorp Inc. and Premier Financial Bancorp, Inc.	Included as Annex A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4

3.1(a)	Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on May 3, 1993)P	Incorporated herein by reference to Exhibit 3(a) to the Registration Statement on Form 8-B of Peoples filed July 20, 1993 (File No. 0-16772)

3.1(b)	Certificate of Amendment to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on April 22, 1994)	Incorporated herein by reference to Exhibit 3(a)(2) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-16772) (“Peoples’ 1997 Form 10-K”)

3.1(c)	Certificate of Amendment to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on April 9, 1996)	Incorporated herein by reference to Exhibit 3(a)(3) to Peoples’ 1997 Form 10-K

3.1(d)	Certificate of Amendment to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on April 23, 2003)	Incorporated herein by reference to Exhibit 3(a) to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003 (File No. 0-16772) (“Peoples’ March 31, 2003 Form 10-Q”)

3.1(e)	Certificate of Amendment by Shareholders to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on January 22, 2009)	Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on January 23, 2009 (File No. 0-16772)

3.1(f)	Certificate of Amendment by Directors to Articles filed with the Ohio Secretary of State on January 28, 2009, evidencing adoption of amendments by the Board of Directors of Peoples Bancorp Inc. to Article FOURTH of Amended Articles of Incorporation to establish express terms of Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value, of Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on February 2, 2009 (File No. 0-16772)

3.1(g)	Amended Articles of Incorporation of Peoples Bancorp Inc. (reflecting amendments through January 28, 2009) [This document represents the Amended Articles of Incorporation of Peoples Bancorp Inc. in compiled form incorporating all amendments. The compiled document has not been filed with the Ohio Secretary of State.]	Incorporated herein by reference to Exhibit 3.1(g) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (File No. 0-16772) (“Peoples’ 2008 Form 10-K”)

3.2(a)	Code of Regulations of Peoples Bancorp Inc.P	Incorporated herein by reference to Exhibit 3(b) to the Registration Statement of Peoples Bancorp Inc. on Form 8-B filed July 20, 1993 (File No. 0-16772)

Exhibit Number	Description	Exhibit Location

3.2(b)	Certified Resolutions Regarding Adoption of Amendments to Sections 1.03, 1.04, 1.05, 1.06, 1.08, 1.10, 2.03(C), 2.07, 2.08, 2.10 and 6.02 of the Code of Regulations of Peoples Bancorp Inc. by shareholders on April 10, 2003	Incorporated herein by reference to Exhibit 3(c) to Peoples’ March 31, 2003 Form 10-Q

3.2(c)	Certificate regarding adoption of amendments to Sections 3.01, 3.03, 3.04, 3.05, 3.06, 3.07, 3.08 and 3.11 of the Code of Regulations of Peoples Bancorp Inc. by shareholders on April 8, 2004	Incorporated herein by reference to Exhibit 3(a) to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 (File No. 0-16772)

3.2(d)	Certificate regarding adoption of amendments to Sections 2.06, 2.07, 3.01 and 3.04 of Peoples Bancorp Inc.’s Code of Regulations by the shareholders on April 13, 2006	Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on April 14, 2006 (File No. 0-16772)

3.2(e)	Certificate regarding adoption of an amendment to Section 2.01 of Peoples Bancorp Inc.’s Code of Regulations by shareholders on April 22, 2010	Incorporated herein by reference to Exhibit 3.2(e) to Peoples’ Quarterly Report on Form 10-Q/A (Amendment No. 1) for the quarterly period ended June 30, 2010 (File No. 0-16772). (“Peoples’ June 30, 2010 Form 10-Q/A”)

3.2(f)	Certificate regarding Adoption of Amendment to Division (D) of Section 2.02 of Code of Regulations of Peoples Bancorp Inc. by the Shareholders at the Annual Meeting of Shareholders on April 26, 2018	Incorporated herein by reference to Exhibit 3.1 to the Current Report of Peoples Bancorp Inc. on Form 8-K dated and filed on June 28, 2018 (File No. 0-16772) (“Peoples’ June 28, 2018 Form 8-K”)

3.2(g)	Code of Regulations of Peoples Bancorp Inc. [This document represents the Code of Regulations of Peoples Bancorp Inc. in compiled form incorporating all amendments.]	Incorporated herein by reference to Exhibit 3.2 to Peoples’ June 28, 2018 Form 8-K

4.1	Agreement to furnish instruments and agreements defining rights of holders of long-term debt	Incorporated herein by reference to Exhibit 4.1 to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (File No. 0-16772)(“Peoples’ 2020 Form 10-K”)

4.2(a)	Indenture, dated as of June 25, 2007, between NB&T Financial Group, Inc., as issuer, and Wilmington Trust Company, as trustee, relating to Fixed/Floating Rate Junior Subordinated Debt Securities due 2037	Incorporated herein by reference to Exhibit 4.1(a) to the Quarterly Report of Peoples Bancorp Inc. on Form 10-Q for the quarterly period ended June 30, 2015 (File No. 0-16772) (“Peoples’ June 30, 2015 Form 10-Q”)

4.2(b)	First Supplemental Indenture, dated June 5, 2015, and made to be effective as of 6:00 p.m., Eastern Standard Time, on March 6, 2015, between Wilmington Trust Company, as trustee, and Peoples Bancorp Inc., as successor to NB&T Financial Group, Inc.	Incorporated herein by reference to Exhibit 4.1(b) to Peoples’ June 30, 2015 Form 10-Q

Exhibit Number	Description	Exhibit Location

4.3(a)	Amended and Restated Declaration of Trust of NB&T Statutory Trust III, dated and effective as of June 25, 2007 NOTE: Pursuant to the First Supplemental Indenture, dated June 5, 2015, and made to be effective as of 6:00 p.m., Eastern Standard Time, on March 6, 2015, between Wilmington Trust Company, as trustee, and Peoples Bancorp Inc., Peoples Bancorp Inc. succeeded to and was substituted for NB&T Financial Group, Inc. as “Sponsor”	Incorporated herein by reference to Exhibit 4.2(a) to Peoples’ June 30, 2015 Form 10-Q

4.3(b)	Notice of Removal of Administrators and Appointment of Replacements, dated June 5, 2015, delivered to Wilmington Trust Company by the Successor Administrators named therein and Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 4.2(b) to Peoples’ June 30, 2015 Form 10-Q

4.3(c)	Notice of Removal of Administrator and Appointment of Replacement, dated February 11, 2021, delivered to Wilmington Trust Company by the Continuing Administrators and the Successor Administrator named therein and Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 4.3(c) to Peoples’ 2020 Form 10-K

4.4	Guarantee Agreement, dated as of June 25, 2007, between NB&T Financial Group, Inc. and Wilmington Trust Company, as guarantee trustee, relating to the Capital Securities (as defined therein) NOTE: Pursuant to the First Supplemental Indenture, dated June 5, 2015, and made to be effective as of 6:00 p.m., Eastern Standard Time, on March 6, 2015, between Wilmington Trust Company, as trustee, and Peoples Bancorp Inc., Peoples Bancorp Inc. succeeded to and was substituted for NB&T Financial Group, Inc. as “Guarantor”	Incorporated herein by reference to Exhibit 4.4 to Peoples’ June 30, 2015 Form 10-Q

4.5	Description of Capital Stock of Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 4.5 to the Annual Report of Peoples Bancorp Inc. on Form 10-K for the fiscal year ended December 31, 2019 (File No. 0-16772) (“Peoples’ 2019 Form 10-K”)

5.1	Opinion of Dinsmore & Shohl LLP regarding the legality of the securities being registered	Filed herewith

8.1	Opinion of Dinsmore & Shohl LLP regarding certain tax matters	Filed herewith

10.1(a)	Peoples Bancorp Inc. Third Amended and Restated Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries (Amended and Restated Effective June 26, 2014)*	Incorporated herein by reference to Exhibit 10.1(a) to Peoples’ 2015 Form 10-K.

Exhibit Number	Description	Exhibit Location

10.1(b)	Rabbi Trust Agreement, made January 6, 1998, between Peoples Bancorp Inc. and The Peoples Banking and Trust Company (predecessor to Peoples Bank, National Association and now known as Peoples Bank following conversion to state-chartered bank) as Trustee*	Incorporated herein by reference to Exhibit 10.1(c) to the Annual Report of Peoples Bancorp Inc. on Form 10-K for the fiscal year ended December 31, 2007 (File No. 0-16772)

10.2	Summary of Peoples Bancorp Inc. Annual Incentive Program for Executive Officers and other employees of Peoples Bancorp Inc. [Effective beginning with the fiscal year beginning January 1, 2012 and ending with the fiscal year ended December 31, 2019]*	Incorporated herein by reference to Exhibit 10.2(c) to the Annual Report of Peoples Bancorp Inc. on Form 10-K for the fiscal year ended December 31, 2011 (File No. 0-16772)

10.3	Summary of Peoples Bancorp Inc. Annual Incentive Program for Executive Officers and other employees of Peoples Bancorp Inc. [Effective for fiscal year ended December 31, 2020]*	Incorporated herein by reference to Exhibit 10.2(b) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (File No. 0-16772) (“Peoples’ 2009 Form 10-K”)

10.4	Summary of Peoples Bancorp Inc. Annual Incentive Program for Executive Officers and other employees of Peoples Bancorp Inc. [Effective beginning with the fiscal year beginning January 1, 2021]*	Incorporated herein by reference to Exhibit 10.4 to Peoples’ 2020 Form 10-K

10.5	Summary of Perquisites for Executive Officers of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.5 to Peoples’ 2020 Form 10-K

10.6	Summary of Base Salaries for Executive Officers of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.6 to Peoples’ 2020 Form 10-K

10.7	Summary of Compensation for Directors of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.7 to Peoples’ 2020 Form 10-K

10.8	Peoples Bancorp Inc. Third Amended and Restated 2006 Equity Plan (approved by the shareholders of Peoples Bancorp Inc. on April 26, 2018; successor to the Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan, the Peoples Bancorp Inc. Amended and Restated 2006 Equity Plan and the Peoples Bancorp Inc. 2006 Equity Plan)*	Incorporated herein by reference to Exhibit 99 to the Current Report of Peoples Bancorp Inc. on Form 8-K dated and filed on April 30, 2018 (File No. 0-16772)

10.9	Peoples Bancorp Inc. Third Amended and Restated 2006 Equity Plan Time-Based Restricted Stock Award Agreement (for Executives) used and to be used to evidence awards of time-based restricted stock granted to executives of Peoples Bancorp Inc. on and after July 31, 2018 *	Incorporated herein by reference to Exhibit 10.1 to the Quarterly Report of Peoples Bancorp Inc. on Form 10-Q for the quarterly period ended September 30, 2018 (File No. 0-16772) (“Peoples’ September 30, 2018 Form 10-Q”)

Exhibit Number	Description	Exhibit Location

10.10	Peoples Bancorp Inc. Third Amended and Restated 2006 Equity Plan Performance-Based Restricted Stock Award Agreement (for Executives) used and to be used to evidence awards of performance-based restricted stock granted to executives of Peoples Bancorp Inc. on and after July 31, 2018*	Incorporated herein by reference to Exhibit 10.2 to Peoples’ September 30, 2018 Form 10-Q

10.11	Peoples Bancorp Inc. Amended and Restated Nonqualified Deferred Compensation Plan (adopted effective July 11, 2019)*	Incorporated herein by reference to Exhibit 10.3 to the Quarterly Report of Peoples Bancorp Inc. on Form 10-Q for the quarterly period ended June 30, 2019 (File No. 0-16772)

10.12	Peoples Bancorp Inc. Amended and Restated Change in Control Agreement between Peoples Bancorp Inc. and Charles W. Sulerzyski (adopted April 4, 2011)*	Incorporated herein by reference to Exhibit 10.2 to the Quarterly Report of Peoples Bancorp Inc. on Form 10-Q for the quarterly period ended June 30, 2011 (File No. 0-16772)

10.13	Peoples Bancorp Inc. Employee Stock Purchase Plan*	Incorporated herein by reference to Exhibit 10.1 to the Current Report of Peoples Bancorp Inc. on Form 8-K dated and filed on April 28, 2014 (File No. 0-16772)

10.14	Form of Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Performance-Based Restricted Stock Agreement used to evidence awards of performance-based restricted stock granted to employees of Peoples Bancorp Inc. on and after January 29, 2015 and prior to July 31, 2018*	Incorporated herein by reference to Exhibit 10.2 to the Quarterly Report of Peoples Bancorp Inc. on Form 10-Q for the quarterly period ended March 31, 2017 (File No. 0-16772) (“Peoples’ March 31, 2017 Form 10-Q”)

10.15	Form of Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Performance-Based Restricted Stock Award Agreement used to evidence awards of performance-based restricted stock granted to executive officers of Peoples Bancorp Inc. on and after January 29, 2015 and prior to January 1, 2018*	Incorporated herein by reference Exhibit 10.1 to the Quarterly Report of Peoples Bancorp Inc. on Form 10-Q for the quarterly period ended March 31, 2015 (File No. 0-16772)

10.16	Form of Peoples Bancorp Inc. Change in Control Agreement to be adopted by Peoples Bancorp Inc. and individuals who are first elected as executive officers of Peoples Bancorp Inc. after March 24, 2016*	Incorporated herein by reference to Exhibit 10.3 to the Quarterly Report of Peoples Bancorp Inc. on Form 10-Q for the quarterly period ended March 31, 2016 (File No. 0-16772)

10.17	Peoples Bancorp Inc. Change in Control Agreement between Peoples Bancorp Inc. and Douglas Wyatt (adopted May 2, 2016)*	Incorporated herein by reference to Exhibit 10.1 to Peoples’ March 31, 2017 Form 10-Q

10.18	Loan Agreement, made and entered into as of April 3, 2019, between Peoples Bancorp Inc., as Borrower, and U.S. Bank National Association, as Lender	Incorporated herein by reference to Exhibit 10.1 to the Current Report of Peoples Bancorp Inc. on Form 8-K dated and filed on April 9, 2019 (File No. 0-16772) (“Peoples’ April 9, 2019 Form 8-K”)

Exhibit Number	Description	Exhibit Location

10.19	Revolving Credit Note issued by Peoples Bancorp Inc. on April 3, 2019 to U.S. Bank National Association in the principal amount of $20,000,000	Incorporated herein by reference to Exhibit 10.2 to Peoples’ April 9, 2019 Form 8-K

10.20	First Amendment to Loan Agreement, made and entered into as of April 2, 2020, between Peoples Bancorp Inc., as Borrower, and U.S. Bank National Association, as Lender	Incorporated herein by reference to Exhibit 10.1 to the Current Report of Peoples Bancorp Inc. on Form 8-K dated and filed on April 6, 2020 (File No. 0-16772)

10.21	Form of Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Performance Unit Award Agreement used and to be used to evidence grants of performance units to executive officers of Peoples Bancorp Inc. on and after July 26, 2017*	Incorporated herein by reference to Exhibit 10.1 to the Quarterly Report of Peoples Bancorp Inc. on Form 10-Q for the quarterly period ended June 30, 2017 (File No. 0-16772)

10.22	Peoples Bancorp Inc. Change in Control Agreement between Peoples Bancorp Inc. and Ryan Kirkham (adopted January 1, 2019)*	Incorporated herein by reference to Exhibit 10.24 to Peoples’ 2019 Form 10-K

10.23	Peoples Bancorp Inc. Change in Control Agreement between Peoples Bancorp Inc. and Jason M. Eakle (adopted April 1, 2020)*	Incorporated herein by reference to Exhibit 10.3 to the Quarterly Report of Peoples Bancorp Inc. on Form 10-Q for the quarterly period ended June 30, 2020 (File No. 0-16772)

10.24	Peoples Bancorp Inc. Change in Control Agreement between Peoples Bancorp Inc. and Kathryn M. Bailey (adopted October 1, 2020)*	Incorporated herein by reference to Exhibit 10.1 to the Quarterly Report of Peoples Bancorp Inc. on Form 10-Q for the quarterly period ended September 30, 2020 (File No. 0-16772) (“Peoples September 30, 2020 Form 10-Q”)

10.25	Peoples Bancorp Inc. Change in Control Agreement between Peoples Bancorp Inc. and Mark J. Augenstein (adopted October 1, 2020)*	Incorporated herein by reference to Exhibit 10.2 to Peoples’ September 30, 2020 Form 10-Q

10.26	Peoples Bancorp Inc. Change in Control Agreement between Peoples Bancorp Inc. and Tyler Wilcox (adopted October 1, 2020)*	Incorporated herein by reference to Exhibit 10.3 to Peoples’ September 30, 2020 Form 10-Q

10.27	Separation Agreement and General Release between John C. Rogers (executed on October 5, 2020) and Peoples Bank (executed on October 6, 2020)*	Incorporated herein by reference to Exhibit 10.4 to Peoples’ September 30, 2020 Form 10-Q

21.1	Subsidiaries of Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 21 to Peoples’ 2020 Form 10-K

23.1	Consent of Independent Registered Public Accounting Firm – Ernst & Young LLP	Filed herewith

23.3	Consent of Independent Registered Public Accounting Firm – Crowe LLP	Filed herewith

23.4	Consent of Dinsmore & Shohl LLP	Included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

Exhibit Number	Description	Exhibit Location

24.1	Powers of Attorney for Directors and Executive Officers of Peoples Bancorp Inc.	Filed herewith

99.1	Consent of Piper Sandler & Co.	Filed herewith

99.2	Consent of Raymond James & Associates, Inc.	Filed herewith

99.3	Form of Proxy Card for Special Meeting of Shareholders of Premier Financial Bancorp, Inc.	Filed herewith

99.4	Form of Proxy Card for Special Meeting of Shareholders of Peoples Bancorp Inc.	Filed herewith

*	Management Compensation Plan or Agreement
P	Peoples Bancorp Inc. filed this exhibit with the SEC in paper form originally and this exhibit has not been filed with the SEC in electronic format.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Ohio, on May 28, 2021.

PEOPLES BANCORP INC.

By:	/s/ Charles W. Sulerzyski
Charles W. Sulerzyski President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Date	Capacity

/s/ Charles W. Sulerzyski Charles W. Sulerzyski	May 28, 2021	President, Chief Executive Officer and Director

/s/ S. Craig Beam* S. Craig Beam	May 28, 2021	Director

/s/ Tara M. Abraham* Tara M. Abraham	May 28, 2021	Director

/s/ Brooke W. James* Brooke W. James	May 28, 2021	Director

/s/ George W. Broughton* George W. Broughton	May 28, 2021	Director

/s/ David F. Dierker* David F. Dierker	May 28, 2021	Director

/s/ Michael N. Vittorio* Michael N. Vittorio	May 28, 2021	Director

/s/ James S. Huggins* James S. Huggins	May 28, 2021	Director

/s/ Susan D. Rector* Susan D. Rector	May 28, 2021	Director and Chairman of the Board

*

The above-named directors of the Registrant sign this Registration Statement on Form S-4 by Charles W. Sulerzyski, their attorney-in-fact, pursuant to Powers of Attorney signed by the above-named directors, which Powers of Attorney are filed with this Registration Statement on Form S-4 as exhibits.

By:	/s/ Charles W. Sulerzyski
Charles W. Sulerzyski
President and Chief Executive Officer Attorney-in-Fact